Exhibit 4.10

HTCC HOLDCO II B.V

AS ISSUER,

PANTEL TECHNOCOM KFT., PANTEL TÁVKÖZLÉSI KFT., AND HUNGAROTEL TÁVKÖZLÉSI ZRT

AS SUBSIDIARY GUARANTORS,

BNY CORPORATE TRUSTEE SERVICES LIMITED

AS TRUSTEE,

THE BANK OF NEW YORK

AS REGISTRAR, TRANSFER AGENT AND PRINCIPAL PAYING AGENT,

AND

THE BANK OF NEW YORK (LUXEMBOURG) S.A

AS LUXEMBOURG PAYING AGENT AND TRANSFER AGENT

Indenture

Dated as of April 27, 2007

€200,000,000

Floating Rate Senior Notes due 2013

SUBJECT TO THE TERMS OF THE INTERCREDITOR AGREEMENT

EXHIBITS

Exhibit A	-	Form of Notes
Exhibit B	-	Form of Transfer Certificate for Transfer from Rule 144A Global Note to Regulation S Global Note
Exhibit C	-	Form of Transfer Certificate for Transfer from Regulation S Global Note to Rule 144A Global Note
Exhibit D	-	Security Documents
Exhibit E	-	Form of Supplemental Indenture

INDENTURE dated as of April 27, 2004 among HTCC Holdco II B.V. a private company with limited liability incorporated under the laws of The Netherlands (the “Issuer”), Hungarotel Távközlési Zrt. (“Hungarotel”), Pantel Távközlési Kft. (“PanTel”), Pantel Technocom Kft. (“PanTel Technocom”, and together with Hungarotel, PanTel and each Restricted Subsidiary that provides a Guarantee of the Notes in the future, the “Subsidiary Guarantors”), BNY Corporate Trustee Services Limited, a New York banking corporation (the “Trustee”), and The Bank of New York (Luxembourg) S.A.

Upon consummation of the Magyar Telecom B.V. Assumption, the word “Issuer” will refer only to Matel.

RECITALS OF THE ISSUER

The Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of its Floating Rate Senior Notes due 2013 issued on the date hereof (the “Original Notes”) and any additional securities having identical terms and conditions as the Original Notes (“Additional Notes” and, together with the Original Notes, the “Notes”) that may be issued. The Issuer has received good and valuable consideration for the execution and delivery of this Indenture. All necessary acts and things have been done to make (i) the Notes, when duly issued and executed by the Issuer and authenticated and delivered hereunder, the legal, valid and binding obligations of the Issuer and (ii) this Indenture a legal, valid and binding agreement of the Issuer in accordance with the terms of this Indenture.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01 Definitions.

“Acquired Debt” means Debt of a Person:

(a) existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary; or

(b) assumed in connection with the acquisition of assets from any such Person,

Acquired Debt will be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of assets from any Person.

“Acquisition” means any transaction whereby HTCC becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of at least a majority of the outstanding shares of Voting Stock of Magyar Telecom B.V., including any such transaction in connection with which Magyar Telecom B.V. becomes the “beneficial owner”, directly or indirectly, of at least a majority of the outstanding shares of Voting Stock of the Persons that were operating Subsidiaries of HTCC immediately prior to such transaction.

“Acquisition Agreement” means the Sale and Purchase Agreement, dated 8 January 2007, between Invitel Holdings N.V. and HTCC.

“Acquisition Date” means the date on which the Acquisition is consummated.

“Affiliate” means, with respect to any specified Person:

(a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person;

(b) any other Person that owns, directly or indirectly, 10% or more of such specified Person’s Capital Stock or any executive officer performing a policy-making function or director of any such specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin; or

(c) any other Person 10% or more of the Voting Stock of which is beneficially owned or held, directly or indirectly by such specified Person.

For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of:

(a) any Capital Stock of any Restricted Subsidiary;

(b) all or substantially all of the properties and assets of any division or line of business of the Issuer or any Restricted Subsidiary; or

(c) any other of the Issuer’s or any Restricted Subsidiary’s properties or assets, other than in the ordinary course of business.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a) any sale, conveyance, transfer or other disposition of assets that is governed by the provisions of Section 4.16 and Section 5.01;

(b) any sale, conveyance, transfer or other disposition of assets by the Issuer to any Restricted Subsidiary, or by any Restricted Subsidiary, including any issuance of Capital Stock by a Restricted Subsidiary, to the Issuer or any other Restricted Subsidiary in accordance with the terms of this Indenture;

(c) any sale, conveyance, transfer or other disposition of obsolete or permanently retired equipment or facilities that are no longer useful in the conduct of the Issuer’s and any Restricted Subsidiary’s business;

(d) a transaction or series of transactions for which the Issuer or its Restricted Subsidiaries receive aggregate consideration with a Fair Market Value of less than €5.0 million in any calendar year;

(e) the sale of cash or Cash Equivalents;

(f) any Restricted Payment permitted by Section 4.07 or that constitutes a Permitted Investment;

(g) the sale or lease of inventory, products or services of the Issuer or any Restricted Subsidiary (including the lease of excess network capacity and the sale of dark fiber) in the ordinary course of business;

(h) any issuance or sale to directors of directors’ qualifying shares or issuances or sales of shares of Capital Stock of Restricted Subsidiaries to be held by third parties, in each case to the extent required by applicable law;

(i) the sale or discount of accounts receivable in the ordinary course of business in connection with the compromise or collection thereof;

(j) any sale or transfer pursuant to, or in connection with, the Transactions; and

(k) the creation of a Lien not prohibited by this Indenture.

“Attributable Debt” means, with respect to any sale and leaseback transaction at the time of determination, the present value (discounted at the interest rate implicit in the lease determined in accordance with GAAP or, if not known, at the Issuer’s incremental borrowing rate) of the total obligations of the lessee of the property subject to such lease for rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges; provided, that if such sale and leaseback transaction results in a Capitalized Lease Obligation, the amount of Debt represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation”.

“Average Life” means, as of the date of determination with respect to any Debt, the quotient obtained by dividing:

(a) the sum of the products of:

(i) the numbers of years from the date of determination to the date or dates of each successive scheduled principal payment of such Debt multiplied by

(ii) the amount of each such principal payment;

by

(b) the sum of all such principal payments.

“Bankruptcy Law” means any law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law, including without limitation, Dutch, Hungarian, Romanian and other relevant statutes and Title 11, United States Bankruptcy Code of 1978.

“Banks” means the lenders at any given time under the Facilities.

“Calculation Agent” means the calculation agent which will determine the interest rate per annum (reset quarterly) for the Notes, as provided in the Notes, and which will initially be the Trustee.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in London, Luxembourg or Budapest or a place of payment under this Indenture are authorized or required by law to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, partnership interests (whether general or limited), participations, rights in or other equivalents (however designated) of such Person’s equity, any other interest or participation that confers the right to receive a share of the profits and losses, or distributions of assets of, such Person and any rights (other than debt securities convertible into or exchangeable for Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock, whether now outstanding or issued after the Issue Date.

“Capitalized Lease Obligation” means, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed), which obligation is required to be classified and accounted for as a capital lease obligation under GAAP, and, for purposes of this Indenture, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with GAAP and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means any of the following:

(a) any evidence of indebtedness denominated in euro, Sterling, Hungarian forint or dollars with (except for up to €5.0 million equivalent of indebtedness denominated in Hungarian forint) a maturity of one year or less from the date of acquisition issued or directly and fully guaranteed or insured by a member state (an “EU Member State”) of the European Union whose sole lawful currency on the Issue Date is the euro (or, in the case of Hungary, Hungarian forint), the government of the United Kingdom of Great Britain and Northern Ireland, the United States of America, any state thereof or the District of Columbia, or any agency or instrumentality thereof;

(b) time deposit accounts, certificates of deposit, money market deposits or bankers’ acceptances denominated in euro, Sterling, Hungarian forint or dollars with a maturity of one year or less from the date of acquisition issued by a bank or trust company organized in an EU Member State (including Hungary), the United Kingdom of Great Britain and Northern Ireland or any commercial banking institution that is a member of the U.S. Federal Reserve System, in each case having combined capital and surplus and undivided profits of not less than €500 million, whose debt has a rating, at the time any investment is made therein, of at least A or the equivalent thereof by S&P and at least A2 or the equivalent thereof by Moody’s;

(c) commercial paper with a maturity of one year or less from the date of acquisition issued by a corporation that is not the Issuer’s or any Restricted Subsidiary’s Affiliate and is incorporated under the laws of an EU Member State (including Hungary), England and Wales, the United States of America or any state thereof and, at the time of acquisition, rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s;

(d) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clause (a) above entered into with a financial institution meeting the qualifications described in clause (b) above;

(e) Investments in money market mutual funds at least 95% of the assets of which constitute Cash Equivalents of the kind described in clauses (a) through (d) above; and

(f) time deposit accounts, certificates of deposit, money market deposits or bankers’ acceptances denominated in euro, Sterling, dollars or Hungarian forint issued by a bank or trust company organized in Hungary having combined capital and surplus and undivided profits of not less than €500 million, whose debt has a rating, at the time any investment is made therein, of at least BBB- or the equivalent thereof by S&P and at least Baa3 or the equivalent thereof by Moody’s.

“Change of Control” means the occurrence of any of the following events, in each case following the Magyar Telecom B.V. Assumption:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting power of the Issuer’s outstanding Voting Stock; provided that for the purposes of this clause, any Voting Stock of which any Permitted Holder is the “beneficial owner” (as so defined) shall not be included in any Voting Stock of which any such person or group is the “beneficial owner” (as so defined);

(b) the Issuer consummates any transaction (including, without limitation, any merger, consolidation, amalgamation or other combination) pursuant to which the Issuer’s outstanding Voting Stock is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Issuer outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such Issuance;

(c) the Issuer conveys, transfers, leases or otherwise disposes of all or substantially all of the Issuer’s assets (other than a transfer of substantially all of such assets to one or more Wholly Owned Restricted Subsidiaries);

(d) during any consecutive two-year period following the date of the Magyar Telecom B.V. Assumption, individuals who at the beginning of such period constituted the Issuer’s board of directors (or, if the Issuer’s board of directors does not consist of natural persons, HTCC’s board of directors) (together with any new members whose election to such board, or whose nomination for election by the shareholders of the Issuer or HTCC, as the case may be, was approved by a vote of at least a majority of the members of the board of directors of the Issuer or HTCC, as the case may be, then still in office who were either members at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the board of directors of the Issuer or HTCC, as the case may be, then in office (other than as a result of or in connection with the Acquisition); or

(e) the Issuer is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions of Section 5.01.

“Clearstream” means Clearstream Banking, société anonyme.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commission” means, the U.S. Securities and Exchange Commission.

“Common Depositary” means a depositary common to Euroclear and Clearstream, being initially The Bank of New York, until a successor Common Depositary, if any, shall have become such pursuant to this Indenture, and thereafter Common Depositary shall mean or include each Person who is then a Common Depositary hereunder.

“Consolidated Adjusted Net Income” means, for any period, the Issuer’s and the Restricted Subsidiaries’ consolidated net income (or loss) for such period as determined in accordance with GAAP, adjusted by excluding (to the extent included in such consolidated net income or loss), without duplication:

(a) any net after-tax extraordinary or non-recurring gain, loss or charge (including, without limitation, fees, expenses and charges associated with the Transactions or any acquisition, merger or consolidation after the Issue Date) and charges or expenses in respect of any restructuring, redundancy or severance;

(b) any net after-tax gains attributable to sales of assets of the Issuer or any Restricted Subsidiary that are not sold in the ordinary course of business (it being understood that sales of dark fiber shall be deemed to be in the ordinary course);

(c) the net income (loss) of any Person (other than the Issuer or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Issuer or any Restricted Subsidiary has an equity ownership interest, except (i) the Issuer’s equity in the net income of any such Person for such period will be included in Consolidated Adjusted Net Income only to the extent of the aggregate amount of dividends or other distributions actually paid to the Issuer or any Restricted Subsidiary in cash dividends or distributions during such period, and (ii) the Issuer’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Adjusted Net Income;

(d) the net income (loss) of any Restricted Subsidiary (other than any Subsidiary Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its shareholders;

(e) net after-tax gains or losses attributable to the termination of any employee pension benefit plan;

(f) any restoration to net income of any contingency reserve, except to the extent provision for such reserve was made out of income accrued at any time following the Issue Date;

(g) any net gain arising from the disposition of any securities or extinguishment, under GAAP, of any Debt of such Person;

(h) all deferred financing costs existing on the Issue Date to the extent written off or amortised on or after the Issue Date, and all amortisation or write-offs of deferred financing costs related to the Transactions to the extent recognised;

(i) the net income (loss) attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(j) any impairment loss of the Issuer or a Restricted Subsidiary relating to goodwill or other intangible assets;

(k) any gains or losses from currency exchange transactions not in the ordinary course of business;

(l) the cumulative effect of a change in accounting principles after the Issue Date;

(m) any non-cash compensation charge, including any such charge arising from any grant or issuance of stock, stock options or other equity based awards (or the incurrence of Subordinated Shareholder Funding);

(n) any non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP (including, without limitation, the mark up of inventory to fair value and the total amount of depreciation and amortization, cost of sales and other non-cash expense (other than a non-cash charge or expense described in clause (j)) resulting from the write-up of assets for such period on a consolidated basis in accordance with GAAP to the extent such non-cash expense results from such purchase accounting adjustments); and

(o) to the extent the interest expense in respect of the PIK Notes has been included in the Issuer’s consolidated net income as a result of the application of GAAP, the interest expense in respect of the PIK Notes (provided the PIK Issuer is not the Issuer or a Restricted Subsidiary).

“Consolidated EBITDA” means, for any period, the Consolidated Adjusted Net Income for such period, plus, without duplication, the following, to the extent deducted in calculating such Consolidated Net Income:

(1) Consolidated Income Taxes; plus

(2) Consolidated Interest Expense; plus

(3) depreciation expense of the Issuer and its consolidated Restricted Subsidiaries; plus

(4) amortization expense of the Issuer and its consolidated Restricted Subsidiaries (excluding amortization of any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period); plus

(5) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period); plus

(6) minority interest expense; plus

(7) unrealized losses with respect to Interest Rate Agreements or Currency Agreements or other derivative instruments; plus

(8) amounts written off, financial assets and investments held as current assets; minus

(9) all non-cash items of income of the Issuer and its consolidated Restricted Subsidiaries to the extent included in calculating Consolidated Net Income (excluding any such non-cash item of income to the extent it represents the reversal of accruals or reserves for cash charges taken in prior periods or will result in receipt of cash payments in any future period), in each case, for such period.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary of the Issuer shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and (other than with respect to a Subsidiary Guarantor) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed, directly or indirectly, to the Issuer by such Restricted Subsidiary without breaching or violating a restriction, directly or indirectly, applicable to such Restricted Subsidiary.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, without duplication and in each case determined on a consolidated basis in accordance with GAAP, the sum of:

(a) the Issuer’s and the Restricted Subsidiaries’ total interest expense for such period, including, without limitation

(i) amortization of debt discount;

(ii) the net costs of Interest Rate Agreements and Currency Agreements (including amortization of fees and discounts);

(iii) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and similar transactions;

(iv) the interest portion of any deferred payment obligation and amortization of debt issuance costs; plus

(b) dividends accrued in respect of all Disqualified Stock of the Issuer and Preferred Stock of Restricted Subsidiaries held by Persons other than the Issuer or a Restricted Subsidiary (other than dividends payable solely in Qualified Capital Stock of the Issuer); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Issuer or HTCC in good faith); plus

(c) the interest component of the Issuer’s and the Restricted Subsidiaries’ Capitalized Lease Obligations accrued and/or scheduled to be paid or accrued during such period; plus

(d) the Issuer’s and the Restricted Subsidiaries’ non-cash interest expenses and interest that was capitalized during such period; plus

(e) the interest expense on Debt of another Person to the extent such Debt is guaranteed by the Issuer or any Restricted Subsidiary or secured by a Lien on the Issuer’s or any Restricted Subsidiary’s assets, but only to the extent that such interest is actually paid by the Issuer or such Restricted Subsidiary.

“Consolidated Leverage Ratio,” as of any date of determination, means the ratio of:

(a) the outstanding Debt of the Issuer and its Restricted Subsidiaries on a consolidated basis, to

(b) the Pro Forma EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements have previously been furnished to Holders of the Notes pursuant to Section 4.21.

“Credit Facility” or “Credit Facilities” means, one or more debt facilities or arrangements, as the case may be, (including the Senior Credit Facilities) or commercial paper facilities with banks, insurance companies or other institutions providing for revolving credit loans, term loans, notes, letters of credit or other forms of guarantees and assurances or other credit facilities or extensions of credit, including overdrafts, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time and, for the avoidance of doubt, includes any agreement extending the maturity of, refinancing or restructuring all or any portion of the indebtedness under such agreements, indentures or financing arrangements or any successor agreements, indentures or financing arrangements.

“Currency Agreements” means in respect of a Person any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements designed to protect such Person against or manage exposure to fluctuations in foreign currency exchange rates.

“Debt” means, with respect to any Person, without duplication:

(a) the principal of indebtedness of such Person for borrowed money (including overdrafts) or the principal component of obligations of such Person for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business;

(b) the principal of obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

(c) all obligations of such Person in connection with any letters of credit, bankers’ acceptances, receivables facilities or other similar facilities;

(d) the principal component of all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business;

(e) all Capitalized Lease Obligations of such Person;

(f) all obligations of such Person under or in respect of Interest Rate Agreements and Currency Agreements;

(g) the principal component of all Debt referred to in (but not excluded from) the preceding clauses (a) through (f) of other Persons and all dividends of other Persons, the payment of which is secured by any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt (the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the obligation so secured);

(h) all guarantees by such Person of the principal component of Debt referred to in (but not expressly excluded from) this definition of any other Person to the extent guaranteed by such Person;

(i) all Redeemable Capital Stock of such Person valued at the greater of its voluntary maximum fixed repurchase price and involuntary maximum fixed repurchase price but excluding accrued dividends; and

(j) Preferred Stock of any Restricted Subsidiary other than a Subsidiary Guarantor excluding accrued dividends;

provided that the term “Debt” shall not include (i) non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business that are not more than 90 days past due; (ii) Debt in respect of the incurrence by the Issuer or any Restricted Subsidiary of Debt in respect of standby letters of credit, performance bonds or surety bonds provided by the Issuer or any Restricted Subsidiary in the ordinary course of business to the extent such letters of credit or bonds are not drawn upon or, if and to the extent drawn upon are honored in accordance with their terms and if, to be reimbursed, are reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit or bond; (iii) anything accounted for as an operating lease in accordance with GAAP; (iv) Subordinated Shareholder Funding; and (v) the PIK Notes (provided that the PIK Issuer is not the Issuer or a Restricted Subsidiary).

Except as provided in the next paragraph, the amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date, in each case as determined in accordance with GAAP. The amount of Debt under Interest Rate Agreements or Currency Agreements of a Person will be calculated by reference to the net liability of such Person thereunder (as determined in accordance with GAAP as of the date of the most recent financial statements distributed to Holders of Notes under Section 4.21.

For purposes of this definition, the “maximum fixed repurchase price” of any Redeemable Capital Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Debt will be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Redeemable Capital

Stock; provided that if such Redeemable Capital Stock is not then permitted to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Redeemable Capital Stock as reflected in the most recent financial statements of such Person.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Senior Debt” means with respect to any Subsidiary Guarantor, (i) any Debt outstanding under the Credit Facilities, (ii) any Senior Hedging Debt and (iii) any other Senior Debt permitted under this Indenture the principal amount of which is €25.0 million or more as of the date of determination and that has been designated by the Issuer or the relevant Restricted Subsidiary as “Designated Senior Debt”.

“Disinterested Director” of the Issuer or HTCC means, with respect to any transaction or series of related transactions, a member of the Issuer’s or HTCC’s board of directors, as the case may be, who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions and who is not an Affiliate, officer, director or employee of any Person (other than the Issuer or HTCC, as the case may be) who has any direct or indirect financial interest in or with respect to such transaction or series of related transactions. A member of the Issuer’s or HTCC’s board of directors shall not be deemed to have such a financial interest by reason of such member’s holding of Capital Stock of the Issuer, Invitel, HTCC or any parent entity thereof.

“dollars” means the lawful currency of the United States of America.

“Enforcement Action” means, in relation to any Debt, any action whatsoever to: (i) demand payment, declare prematurely due and payable or otherwise seek to accelerate payment of or place on demand all or any part of such Debt; or (ii) recover all or any part of such Debt (including, without limitation, by attachment, set-off, execution, combination of accounts or otherwise save, in the case solely of set-off, to the extent such set-off occurs automatically by operation of law and not as a result of any action or election and any amount so set off is subject to Section 14.04; or (iii) exercise any right to crystallise, or require a third party to crystallise, any floating charge created pursuant to the Security Documents or the documents that create the First Priority Liens; or (iv) exercise or enforce or require a third party to exercise or enforce any rights under or pursuant to the provisions of any guarantee granted in relation to all or any part of such Debt or any Lien in relation to such Debt (including under the Security Documents or the documents that create the First Priority Liens) whether by sale, possession, appointment of a receiver or otherwise; or (v) petition for (or take any other steps or action which may lead to) an insolvency event in relation to the Issuer or any of its subsidiaries; or (vi) sue or bring or support any legal, arbitral or regulatory proceedings, or otherwise exercise any remedy for the recovery of such Debt against the Issuer or any of its subsidiaries; provided that the taking of any action (not falling within (i) to (v) above) necessary to preserve the validity and existence of claims, including the registration of such claims before any court or governmental authority, shall not constitute Enforcement Action.

“euro” or “€” means the lawful currency of the member states of the European Union who have agreed to share a common currency in accordance with the provisions of the Maastricht Treaty dealing with European monetary union.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear System.

“Euro Equivalent” means with respect to any monetary amount in a currency other than euro, at any time for the determination thereof, the amount of euro obtained by converting such foreign currency involved in such computation into euro at the spot rate for the purchase of euro with the applicable foreign currency as published under “Currency Rates” in the section of the Financial Times entitled “Currencies, Bonds & Interest Rates” on the date two Business Days prior to such determination.

“European Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of a member state of the European Union as of the Issue Date (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such government is pledged.

“Euroweb” means Euroweb Internet Szolgáltató ZRt., a joint stock company incorporated under the laws of Hungary.

“Euroweb Romania” means S.C. Euroweb Romania S.A., an entity organized under the laws of Romania.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Existing High Yield Notes” means the €142,000,000 in aggregate principal amount 10 3/4% senior notes issued by the Issuer, maturing on 15 August 2012.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Issuer’s board of directors (or, if the Issuer’s board of directors does not consist of natural persons, HTCC board of directors).

“Funding Loan” means that certain senior subordinated loan, dated 6 August 2004, by and among Magyar Telecom B.V., Invitel ZRt. and the other parties named therein.

“Generally Accepted Accounting Principles” or “GAAP” means IFRS; provided, however, that, if the Acquisition shall have been consummated at the election of the Issuer, GAAP shall mean U.S. GAAP (as in effect from time to time) for all purposes of this Indenture, in lieu of GAAP (and upon and following any such election, references herein to GAAP will thereafter be construed to mean U.S. GAAP as in effect from time to time); provided that (x) all financial statements and reports required to be provided after such election pursuant to this Indenture will be prepared on the basis of U.S. GAAP, as in effect from time to time (including that, upon first reporting its fiscal year results under U.S. GAAP, the Issuer will be required to restate its financial statements on the basis of U.S. GAAP for the fiscal year ending immediately prior to the first fiscal year for which financial statements have been prepared on the basis of U.S. GAAP); (y) after such election, all ratios, computations and other determinations based on GAAP contained in this Indenture will be computed in conformity with U.S. GAAP and (z) such election shall not have the effect of rendering invalid any payment made prior to the date of such election pursuant to Section 4.07(b) or any incurrence of Debt incurred prior to the date of such election pursuant to Section 4.06(a)(or any other action conditioned on the Issuer being able to incur €1.00 of additional Debt) if such payment or incurrence or other action was valid under this Indenture on the date made or incurred or taken. The Issuer may at any time revoke the foregoing election to report in U.S. GAAP; provided that such revocation will be implemented in accordance with the procedures described above with respect to adoption of U.S. GAAP.

“guarantees” means, as applied to any obligation,

(a) a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and

(b) an agreement, direct or indirect, contingent or otherwise, to pay or perform (or pay damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, by the pledge of assets and the payment of amounts drawn down under letters of credit.

“Guarantee” means any guarantee of the Issuer’s obligations under this Indenture and the Notes by any Subsidiary Guarantor. When used as a verb, “Guarantee” shall have a corresponding meaning.

“HTCC” means Hungarian Telephone and Cable Corp., a Delaware corporation, and its successors.

“HTCC Restricted Activity” means any business activity engaged in by HTCC or any subsidiary of HTCC (other than the Issuer or any of its Subsidiaries) other than:

(a) acting as a direct or indirect holding company of the Issuer including all activities incidental to its role as a holding company (including the retention of professional advisors as needed), issuing Capital Stock (solely in the case of HTCC) and, if applicable, activities reasonably relating to being a public listed company;

(b) incurring payment-in-kind debt (and pledging its assets as security therefor), provided that, with respect to any such debt incurred after the Issue Date, the Issuer determines (such determination to be evidenced by an Officer’s Certificate) that the incurrence of such debt will not materially affect the Issuer’s ability to make principal or interest payments on the Notes as and when they come due; and

(c) other activities not specifically enumerated in clauses (a) and (b) above that are de minimis in nature.

“Hungarotel” means Hungarotel Távközlési Kft., an entity organized under the laws of Hungary.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“IFRS” means the accounting standards adopted by the International Accounting Standards Board and its predecessors, consistently applied, which are in effect from time to time.

“Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, including, for all purposes of this instrument and any such supplemental indenture following the effectiveness of a registration statement under the Securities Act covering the Notes, the provisions of the TIA that are deemed to be a part of and govern this instrument, and any such supplemental indenture, respectively.

“Intercreditor Agreement” means the Intercreditor Deed dated 6 August 2004 and as modified on the Acquisition Date, by and among the Issuer, the Guarantors named therein and the other parties named therein, as amended from time to time.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Interest Rate Agreements” means in respect of a Person any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) designed to protect such Person against or manage exposure to fluctuations in interest rates.

“Investment” means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including guarantees) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Debt issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. In addition, the portion (proportionate to the Issuer’s equity interest in such Restricted Subsidiary) of the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary will be deemed to be an “Investment” that the Issuer made in such Unrestricted Subsidiary at such time. The portion (proportionate to the Issuer’s equity interest in such Restricted Subsidiary) of the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary will be considered a reduction in outstanding Investments. “Investments” excludes extensions of trade credit on commercially reasonable terms and endorsements of negotiable instruments and other documents, in each case in accordance with normal trade practices.

“Investment Grade Status” shall occur when the Notes receive both of the following:

(a) a rating of “Baa3” (or the equivalent) or higher from Moody’s; and

(b) a rating of “BBB-” (or the equivalent) or higher from Standard & Poor’s,

in each case, with “stable outlook” from such rating agency.

“Invitel” means Invitel Távközlési Szolgáltató ZRt., a joint stock company incorporated under the laws of Hungary.

“Issue Date” means April 27, 2007, the date of original issuance of the Notes.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Majority Lenders” has the meaning given to it in the Intercreditor Agreement.

“Matel” means Magyar Telecom B.V., a Netherlands limited liability company.

“Maturity” means, with respect to any indebtedness, the date on which any principal of such indebtedness becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

“Moody’s” means Moody’s Investors Service, Inc. and its successors or assigns.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Issuer or any Restricted Subsidiary), net of:

(i) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel, accountants, investment banks and other consultants) related to such Asset Sale;

(ii) provisions for all taxes paid or payable, or required to be accrued as a liability under GAAP as a result of such Asset Sale;

(iii) all payments made on any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

(iv) all distributions and other payments required to be made to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale; and

(v) appropriate amounts required to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Issuer or such Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer’s Certificate delivered to the Trustee; and

(b) with respect to any capital contributions, issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to under Section 4.07, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Issuer or any Restricted Subsidiary), net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of thereof.

“Offering Memorandum” means the final offering memorandum, dated April 20, 2007, with respect to the offering of the Notes issued on the Issue Date.

“Officer’s Certificate” means a certificate signed by an officer of the Issuer, a Subsidiary Guarantor or a Surviving Entity, as the case may be, and delivered to the Trustee in form and substance satisfactory to the Trustee.

“Opinion of Counsel” means a written opinion from independent legal counsel.

“PanTel” means PanTel Távközlési Kft., an entity incorporated under the laws of Hungary.

“PanTel Technocom” means PanTel Technocom Távközlési Szolgáltató Kft., a limited liability company incorporated under the laws of Hungary.

“Pari Passu Debt” means (a) any Debt of the Issuer that ranks equally in right of payment with the Notes or (b) with respect to any Guarantee, any Debt that ranks equally in right of payment to such Guarantee.

“Permitted Collateral Liens” means any Lien on the Collateral (a) to secure (i) Debt of the Issuer or a Restricted Subsidiary that is permitted to be incurred under Section 4.06(a), Section 4.06(b)(i) or Section 4.06(b)(ii), (ii) Pari Passu Debt or Subordinated Debt of the Issuer (and Pari Passu Debt or Subordinated Debt of a guarantor thereof) that is either Public Debt (including the Existing High Yield Notes) or Debt under Credit Facilities, (iii) any Additional Notes (and the Guarantees thereof) or (iv) any Permitted Refinancing Debt thereof or (v) any obligations under Interest Rate Agreements or Currency Agreements in connection with any of the foregoing, or (b) that is a statutory Lien arising by operation of law; provided that such Lien either ranks (x) equal to all other Liens on such Collateral securing Senior Debt of the Issuer or the relevant Restricted Subsidiary, if the Lien secures Senior Debt, (y) equal to all other Liens on such Collateral securing Pari Passu Debt of the Issuer or the relevant Subsidiary Guarantor, if the Lien secures Pari Passu Debt or (z) junior to the Liens securing the Notes and the Guarantees.

“Permitted Debt” has the meaning given to such term under Section 4.06.

“Permitted Holder” means HTCC and/or any Affiliate of HTCC that is controlled directly or indirectly by HTCC.

“Permitted Investments” means any of the following:

(a) Investments in cash or Cash Equivalents;

(b) intercompany Debt to the extent permitted under Section 4.06(b)(iv);

(c) Investments in (i) the Issuer, (ii) a Restricted Subsidiary or (iii) another Person if as a result of such Investment such other Person becomes a Restricted Subsidiary or such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Issuer or a Restricted Subsidiary;

(d) Investments made by the Issuer or any Restricted Subsidiary as a result of or retained in connection with an Asset Sale permitted under or made in compliance with Section 4.11 hereunder to the extent such Investments are non-cash proceeds permitted thereunder;

(e) expenses or advances to cover payroll, travel entertainment, moving, other relocation and similar matters that are expected at the time of such advances to be treated as expenses in accordance with GAAP;

(f) Investments in the Notes;

(g) Investments existing at, or made pursuant to legally binding commitments in existence on, the Issue Date;

(h) Investments in Interest Rate Agreements and Currency Agreements permitted under Section 4.06(b)(ix) and (x) hereunder;

(i) Investments in receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business;

(j) Investments made as a result of the PIK Refinancing;

(k) Investments in a Person to the extent that the consideration therefor consists of the net proceeds of the substantially concurrent issue and sale (other than to any Restricted Subsidiary) of shares of the Issuer’s Qualified Capital Stock; provided that the net proceeds of such sale to the extent applied pursuant to this clause (k) have been excluded from, and shall not have been included in, the calculation of the amount determined under Section 4.07(b)(iii)(B);

(l) Investments made using Qualified Stock of the Issuer or Subordinated Shareholder Funding;

(m) Guarantees permitted to be incurred under Section 4.06;

(n) Investments held by a Person (other than an Affiliate) that becomes a Restricted Subsidiary, provided that (i) such Investments were not acquired in contemplation of the acquisition of such Person and (ii) at the time such Person becomes a Restricted Subsidiary such Investments (other than Investments held by Hungarotel, PanTel Hungary or PanTel at the time of the Acquisition) would not, individually or in the aggregate, constitute a Significant Subsidiary of such acquired Person;

(o) other Investments the Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) of which, together with all other Investments pursuant to this clause (o), in the aggregate amount at the time of such Investment does not exceed the greater of €6.0 million and 1.5% of the total assets of the Issuer and its Restricted Subsidiaries, on a consolidated basis, at any one time outstanding; and

(p) Investments made to complete the Transactions.

“Permitted Liens” means the following types of Liens:

(a) Liens (other than Liens securing Debt under the Senior Credit Facilities) existing as of, or made pursuant to legally binding commitments in existence on the Issue Date (including Liens securing the Notes);

(b) Liens securing Debt under Credit Facilities permitted to be incurred pursuant to clause Section 4.06;

(c) Liens on any property or assets of a Restricted Subsidiary granted in favour of the Issuer or any Restricted Subsidiary;

(d) Liens on any of the Issuer’s or any Restricted Subsidiary’s property or assets securing the Notes or any Guarantee;

(e) any interest or title of a lessor, licensor or sub-licensor in the property subject to any lease, license or sub-license;

(f) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business in accordance with the Issuer’s or such Restricted Subsidiary’s past practices prior to the Issue Date;

(g) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, employees, pension plan administrators or other like Liens arising in the ordinary course of the Issuer’s or any Restricted Subsidiary’s business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made or Liens arising solely by virtue of any statutory or common law provisions relating to attorney’s liens or bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(h) Liens for taxes, assessments, government charges or claims not yet delinquent or that are being contested in good faith by appropriate proceedings and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(i) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, surety or appeal bonds, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business (other than obligations for the payment of money);

(j) zoning restrictions, easements, ground leases, licenses, reservations, title defects, rights of others for rights-of-way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions and other similar charges, encumbrances or title defects or survey exceptions incurred in the ordinary course of business that do not interfere in any material respect with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(k) Liens arising by reason of any judgment, decree or order or award of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(l) Liens on property or other assets of, or on shares of Capital Stock or Debt of, any Person existing at the time such Person becomes a Restricted Subsidiary or such Person, property, assets or Capital Stock or Debt is acquired by, or such Person is merged with or into or consolidated with, the Issuer or any Restricted Subsidiary; provided that such Liens (i) do not extend to or cover any property, assets, Capital Stock or Debt of the Issuer or any Restricted Subsidiary other than the property, assets, Capital Stock or Debt acquired or than those of the Person merged into or consolidated with the Issuer or Restricted Subsidiary and (ii) were created prior to, and not in connection with or in contemplation of such acquisition, merger or consolidation;

(m) Liens securing the Issuer’s or any Restricted Subsidiary’s obligations under Interest Rate Agreements or Currency Agreements permitted under Section 4.06(b)(ix) and (x) hereunder or any collateral for the Debt to which such Interest Rate Agreements or Currency Agreements relate;

(n) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or other insurance (including unemployment insurance);

(o) Liens incurred in connection with a cash management program established in the ordinary course of business for the Issuer’s benefit or that of any Restricted Subsidiary in favor of a bank or trust company of the type described in Section 4.13(a);

(p) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and set-off;

(q) any encumbrance or restriction with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(r) Liens securing Debt to the extent such Debt is incurred in accordance with Section 4.06(a) hereunder;

(s) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (r); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend in any material respect to any additional property or assets;

(t) Liens in favour of banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Issuer or any Restricted Subsidiary on deposit with or in possession of such bank;

(u) Liens securing Debt incurred to refinance Debt that has been secured by a Lien permitted by this Indenture, provided that (i) any such Lien shall not extend to or cover any assets not securing the Debt so refinanced and (ii) the Debt so refinanced shall have been permitted to be incurred pursuant to Section 4.06(b)(xii) hereunder;

(v) Permitted Collateral Liens;

(w) any Lien to the extent constituting a Guarantee which is subject to the provisions of this Indenture applicable to Guarantees;

(x) Liens incurred with respect to obligations that do not exceed the greater of €25.0 million or 5% of the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis at any one time outstanding;

(y) Liens arising as a result of the Transactions; and

(z) pledges of Capital Stock or Debt of an Unrestricted Subsidiary.

“Permitted Refinancing Debt” means any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this definition and Section 4.06(b)(xii) hereunder, a “refinancing”) of any Debt of the Issuer or a Restricted Subsidiary or pursuant to this definition, including any successive refinancings, so long as:

(a) the Issuer is the borrower under such refinancing or, if not, the borrower is the borrower of the Debt being refinanced;

(b) such Debt is in an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) not in excess of the sum of (i) the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being refinanced and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such refinancing;

(c) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being refinanced;

(d) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being refinanced; and

(e) the new Debt is not senior in right of payment to the Debt that is being refinanced;

provided that Permitted Refinancing Debt will not include (i) Debt of a Subsidiary (other than the Subsidiary Guarantors) that refinances the Debt of the Subsidiary Guarantors or (ii) Debt of any Restricted Subsidiary that refinances Debt of an Unrestricted Subsidiary.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“PIK Issuer” means any obligor under the PIK Notes and under the indenture governing such notes.

“PIK Notes” means the €125,000,000 floating rate senior PIK notes due 2013 originally issued by Invitel Holdings N.V.

“PIK Refinancing” means any transaction the primary purpose of which is to refinance, redeem or repurchase the PIK Notes and to fund payment of accrued and/or capitalized interest, any premium and fees, expenses and charges, in each case, related thereto.

“Preferred Stock” means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class of such Person whether now outstanding, or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

“Pro Forma EBITDA” means, for any period, the Consolidated EBITDA of the Issuer and its Restricted Subsidiaries, provided, however, that for the purposes of calculating Pro Forma EBITDA for such period, if, as of such date of determination:

(1) since the beginning of such period through the date of determination, the Issuer or any Restricted Subsidiary will have made any Asset Sale or disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is such a Sale, Pro Forma EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) since the beginning of such period through the date of determination, the Issuer or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquires any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”) including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) since the beginning of such period through the date of determination, any Person (that became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Issuer or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction or calculation under this definition, the pro forma calculations will be as determined in good faith by a responsible financial or accounting officer of the Issuer (including in respect of anticipated cost reductions and synergies).

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock, and other securities of, any other Person. For purposes of any calculation required pursuant to this Indenture, the value of any Property shall be its Fair Market Value.

“Public Debt” means any bonds, debentures, notes or other indebtedness of a type that could be issued or traded in any market where securities (whether debt or equity) are traded, including private placement sources of debt and equity as well as organized markets and exchanges, whether such indebtedness is issued in a public offering or in a private placement to institutional investors or otherwise.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

“Record Date” means each January 15, April 15, July 15 and October 15.

“Qualified Interest Rate Agreement” means an interest rate swap agreement with a bank or trust company organized in an EU Member State (including Hungary), the United Kingdom of Great Britain and Northern Ireland or any commercial banking institution that is a member of the U.S. Federal Reserve System, in each case having combined capital and surplus and undivided profits of not less than €500 million, whose debt has a rating, at the time such agreement is entered into, of at least A or the equivalent thereof by S&P and at least A2 or the equivalent thereof by Moody’s.

“Redeemable Capital Stock” means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to 181 days after the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to 181 days after the final Stated Maturity (other than upon a change of control of the Issuer in circumstances in which the Holders of the Notes would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to 181 days after the final Stated Maturity; provided that any Capital Stock that would constitute Qualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of any “asset sale” or “change of control” occurring prior to 181 days after the final Stated Maturity of the Notes will not constitute Redeemable Capital Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Section 4.11 and Section 4.16 hereunder and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Subsidiary Guarantors’ or the Issuer’s repurchase of such Notes as are required to be repurchased pursuant to Section 4.11 and Section 4.16 hereunder.

“Redemption Date” when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Related Business” means the telecommunications business and related telecommunications activities and any services, activities or businesses incidental or related or similar thereto; any businesses and activities engaged in by HTCC or Invitel on the Issue Date; and any businesses and activities that are related, complementary, incidental, ancillary or similar to any of the foregoing, or are extensions, developments or expansions of any thereof.

“Replacement Assets” means properties and assets that replace the properties and assets that were the subject of an Asset Sale or properties and assets that will be used in the Issuer’s business or in that of the Restricted Subsidiaries.

“Responsible Officer”, when used with respect to the Trustee, means any officer within the corporate trust and agency department of the Trustee (or any successor group), including any vice president, assistant vice president, assistant treasurer, trust officer or any other officer of the Trustee who customarily functions similar to those performed by such officer, or to whom any corporate trust matter is referred because of such individual’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“S&P” means Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. and its successors.

“Secured Debt” means any Debt of the Issuer secured by a Lien. “Secured Debt” of any Subsidiary Guarantor has a correlative meaning.

“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Security Documents” means, collectively, the Intercreditor Agreement and all security agreements, pledges and other agreement or instruments evidencing or creating any security in favor of the Security Trustee, the Trustee and/or any Holders of the Notes in any or all of the Collateral and attached hereto as Exhibit D and any other Security Document (or amendments to Security Documents) entered into or effected after the Issue Date.

“Security Trustee” means BNP Paribas Trust Corporation UK Limited, as security trustee (together with any additional or successor security trustee) under this Indenture.

“Senior Agent” means any agent or successor agent appointed under any Credit Facility constituting Senior Debt to which any Subsidiary Guarantor is a party or designated as “Senior Agent” in any instrument or document evidencing Senior Debt.

“Senior Consolidated Leverage Ratio,” as of any date of determination, means the ratio of:

(a) the outstanding Senior Debt of the Issuer and its Restricted Subsidiaries on a consolidated basis, to

(b) the Pro Forma EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements have previously been furnished to holders of the Notes pursuant to Section 4.21.

“Senior Credit Facilities” means that certain Credit Facility, dated August 6, 2004, by and among Invitel ZRt., the guarantors named therein and the other parties names therein, providing for up to €165 million of revolving credit and term loan borrowings, as amended on the Acquisition Date and as further amended, extended, renewed, restated, replaced, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and other related document) governing Debt incurred to substantially contemporaneously refinance or otherwise replace, in whole or in part, the borrowings and commitments then outstanding.

“Senior Debt” of any Person means: (a) with respect to Debt of the Issuer, all such Debt secured by First Priority Liens, (b) with respect to Debt of any Subsidiary Guarantor, all Debt of such Subsidiary Guarantor, except (i) Debt of such Subsidiary Guarantor that pursuant to its terms is subordinated in right of payment to other Debt of such Subsidiary Guarantor and (ii) Debt of such Subsidiary Guarantor evidenced by an instrument that expressly provides that such Debt is not Senior Debt and (c) all Debt of Restricted Subsidiaries of such Person that are not Subsidiary Guarantors. Notwithstanding anything to the contrary in the foregoing, (a) all Debt of any Subsidiary Guarantor secured by First Priority Liens shall in all cases be Senior Debt of such Subsidiary Guarantor and (b) Senior Debt of any Person will not include:

(i) any liability for taxes owed or owing by the such Person;

(ii) any Debt that is incurred in violation of this Indenture or the terms of the Notes, as the case may be; or

(iii) any trade payables.

In addition, any Senior Debt that refinances Senior Debt outstanding under the Senior Credit Facilities or that is incurred to hedge obligations thereunder may be distinguished from another category of Senior Debt outstanding under the Senior Credit Facilities by reason of any Liens created in respect of such Senior Debt or pursuant to intercreditor agreements entered into among such holders of such Senior Debt.

“Senior Discharge Date” means the date on which all Designated Senior Debt has been irrevocably paid and discharged and all commitments under such Designated Senior Debt of the holders thereof have been terminated or cancelled in accordance with their terms.

“Senior Hedging Debt” means Debt outstanding under an Interest Rate Agreement or a Currency Agreement entered into in respect of borrowings under the Senior Credit Facilities or of indebtedness outstanding under the Notes or the Existing High Yield Notes.

“Significant Subsidiary”, with respect to any Person, means a Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Stated Maturity” means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest, respectively, is due and payable, and, when used with respect to any other indebtedness, means the date specified in the instrument governing such indebtedness as the fixed date on which the principal of such indebtedness, or any installment of interest thereon, is due and payable.

“Sterling” or “£” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Subordinated Debt” means Debt of the Issuer or any Subsidiary Guarantor that is subordinated in right of payment to the Notes or the Guarantee of such Subsidiary Guarantor, as the case may be.

“Subordinated Shareholder Funding” means, collectively, any funds provided to the Issuer by any direct or indirect parent of the Issuer, any Affiliate of any such parent, any Permitted Holder or any other holder of Capital Stock of any such parent or any Affiliate thereof, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided that such Subordinated Shareholder Funding:

(a) does not (including upon the happening of any event) mature or require any amortization or other payment of principal prior to the first anniversary of the maturity of the Notes (other than through conversion or exchange of any such security or instrument for Qualified Stock or for any other security or instrument meeting the requirements of the definition);

(b) does not (including upon the happening of any event) require the payment of cash interest prior to the first anniversary of the maturity of the Notes;

(c) does not (including upon the happening of any event) provide for the acceleration of its maturity nor confers on its shareholders any right (including upon the happening of any event) to declare a default or event of default or take any enforcement action, in each case, prior to the first anniversary of the maturity of the Notes;

(d) is not secured by a lien on any assets of the Issuer or a Restricted Subsidiary and is not guaranteed by any Subsidiary of the Issuer;

(e) is subordinated in right of payment to the prior payment in full of the Notes in the event of any Default, bankruptcy, reorganization, liquidation, winding up or other disposition of assets of the Issuer;

(f) does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Notes or compliance by the Issuer with its obligations under the Notes and this Indenture;

(g) does not (including upon the happening of an event) constitute Voting Stock; and

(h) is not (including upon the happening of any event) mandatorily convertible or exchangeable, or convertible or exchangeable at the option of the holder, in whole or in part, prior to the date on which the Notes mature other than into or for Qualified Capital Stock of the Issuer; and

“Subsidiary” means, with respect to any Person:

(a) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof; and

(b) any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or Trustees thereof (or other Person performing similar functions).

“Transactions” means collectively the transactions described in the Offering Memorandum under the heading “Summary – The Business Combination”.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means the successor serving hereunder.

“Trust Officer” means, when used with respect to the Trustee, any vice president, assistant vice president, assistant treasurer or trust officer in the corporate trust administration of the Trustee or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Issuer that at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer’s board of directors pursuant to Section 4.18) and

(b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, in the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

“V-holding” means V-holding Tanácsadó ZRt., a joint stock company incorporated under the laws of Hungary.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees (or Persons performing similar functions) of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Wholly Owned Restricted Subsidiary” means (a) any Restricted Subsidiary, all of the outstanding Capital Stock (other than directors’ qualifying shares or shares of Restricted Subsidiaries required to be owned by third parties pursuant to applicable law) of which are owned by the Issuer or by one or more other Wholly Owned Restricted Subsidiaries or by the Issuer and one or more other Wholly Owned Restricted Subsidiaries and, on and after the Acquisition Date, (b) Invitel, (c) Hungarotel or (d) Euroweb Romania.

SECTION 1.02 Other Definitions.

Term	Defined in Section
“Additional Amounts”	4.17(a)
“Additional Notes”	Recitals
“Authorized Agent”	13.09
“Change of Control Offer”	4.16(a)
“Change of Control Purchase Date”	4.16(a)
“Change of Control Purchase Price”	4.16(a)
“Collateral”	11.01(a)
“Covenant Defeasance”	8.03
“Defaulted Interest”	2.12
“Event of Default”	6.01(a)
“Excess Proceeds”	4.11(b)
“Excess Proceeds Offer”	4.11(c)
“Exchange Global Note”	2.01(b)
“Exchange Notes”	Recitals
“Global Notes”	2.01(c)
“incorporated provision”	13.01
“legal defeasance”	8.02
“Luxembourg Paying Agent”	2.03
“Notes”	Recitals
“Obligations”	10.01(a)
“Original Notes”	Recitals
“Participants”	2.01(c)
“Paying Agent”	2.03
“Permitted Debt”	4.06(b)
“Principal Paying Agent”	2.03
“Recovery Currency”	12.15
“Registrar”	2.03
“Regulation S Global Note”	2.01(b)
“Relevant Taxing Jurisdiction”	4.17(a)
“Rule 144A Global Note”	2.01(b)
“Restricted Payment”	4.07(a)
“Security Assignment”	11.03(b)
“Security Register”	2.03
“Surviving Entity”	5.01(b)(i)
“Suspended Covenants”	4.23(a)
“Taxes”	4.17(a)
“Transfer Agent”	2.03

SECTION 1.03 Incorporation by Reference of Trust Indenture Act. Only those TIA sections that are specifically referred to in this Indenture are incorporated by reference and are a part of this Indenture. The following TIA terms have the following meanings as used in this Indenture:

“Commission” means the Commission.

“indenture securities” means the Notes.

“indenture securities holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture Trustee” or “institutional Trustee” means the Trustee.

“obligor” on the “indenture securities” means the Issuer and the Subsidiary Guarantors.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings assigned to them by such definitions.

SECTION 1.04 Rules of Construction. Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii) “or” is not exclusive;

(iv) “including” or “include” means including or include without limitation;

(v) words in the singular include the plural and words in the plural include the singular;

(vi) unsecured or unguaranteed Debt shall not be deemed to be subordinate or junior to secured or guaranteed Debt merely by virtue of its nature as unsecured or unguaranteed Debt;

(vii) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section, clause or other subdivision; and

(viii) costs, charges, remuneration or expenses include any value added, turnover or similar tax charged in respect thereof.

ARTICLE TWO

THE NOTES

SECTION 2.01 The Notes. (a) Form and Dating. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Notes may have notations, legends or endorsements required by law, the rules of any securities exchange or usage. The Issuer shall approve the form of the Notes. Each Note shall be dated the date of its authentication. The terms and provisions contained in the form of the Notes shall constitute and are hereby expressly made a part of this Indenture. The Notes shall be issued only in registered form without coupons and only in denominations of €50,000 and integral multiples of €1,000 in excess thereof.

(b) Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein (the “Regulation S Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Common Depositary, and registered in the name of the Common Depositary or its nominee, as the case may be, for the accounts of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee (or an authentication agent appointed by the Trustee in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Regulation S Global Note and recorded in the Security Register, as hereinafter provided.

Notes offered and sold to QIBs in reliance on Rule 144A shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein (the “Rule 144A Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Common Depositary, and registered in the name of the Common Depositary or its nominee, as the case may be, duly executed by the Issuer and authenticated by the Trustee (or its agent in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Rule 144A Global Note and recorded in the Security Register, as hereinafter provided.

(c) Book-Entry Provisions. This Section 2.01(c) shall apply to the Regulation S Global Note and the Rule 144A Global Note (collectively, the “Global Notes”) deposited with or on behalf of the Common Depositary.

Members of, or participants and account Holders in Euroclear and Clearstream (“Participants”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Common Depositary or by the Trustee or any custodian of the Common Depositary or the Common Depositary or under such Global Note, and the Common Depositary or its nominee may be treated by the Issuer, a Guarantor, the Trustee and any agent of the Issuer, a Guarantor or the Trustee as the sole owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, a Guarantor, the Trustee or any agent of the Issuer, a Guarantor or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Common Depositary or impair, as between the Common Depositary and its Participants, the operation of customary practices of such persons governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

Subject to the provisions of Section 2.10(b), the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action that a Holder is entitled to take under this Indenture or the Notes.

Except as provided in Section 2.10, owners of a beneficial interest in Global Notes shall not be entitled to receive physical delivery of certificated Notes.

Section 2.02 Execution and Authentication. An authorized managing director or directors or an authorized officer or officers (in each case individually, an “authorized officer”) of the Issuer shall sign the Notes for the Issuer by manual or facsimile signature.

If an authorized officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid or obligatory for any purpose until an authorized signatory of the Trustee or, as the case may be, an authentication agent signs the certificate of authentication on the Note by manual or facsimile signature. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

Pursuant to an Issuer Order, the Issuer shall execute and the Trustee shall authenticate (a) Original Notes for original issue up to an aggregate principal amount of €200,000,000 and (b) Additional Notes, from time to time, subject to compliance at the time of issuance of such Additional Notes with the provisions of Section 2.15. Any issue of Additional Notes that is to utilize the same ISIN or Common Code number as a Note already issued hereunder shall be effected in a manner and under circumstances whereby the issue of Additional Notes is treated as a “qualified reopening” (within the meaning of U.S. Treas. Reg. 1.1275-2(k)(3), or any successor provision, all as in effect at the time of further issue) of the issue of notes having the shared ISIN or Common Code number, as the case may be. The aggregate principal amount of Notes outstanding shall not exceed the amount set forth herein except as provided in Section 2.07 and Section 2.15.

The Trustee may appoint an authentication agent reasonably acceptable to the Issuer to authenticate the Notes. Unless limited by the terms of such appointment, any such authentication agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by any such agent. An authentication agent has the same rights as any Registrar, co-Registrar Transfer Agent or Paying Agent to deal with the Issuer or an Affiliate of the Issuer.

The Trustee shall have the right to decline to authenticate and deliver any Notes under this Section 2.02 if the Trustee, being advised by counsel, determines that such action may not lawfully be taken or if the Trustee in good faith shall determine that such action would expose the Trustee to personal liability to existing Holders.

SECTION 2.03 Registrar, Transfer Agent and Paying Agent. The Issuer shall maintain an office or agency for the registration of the Notes and of their transfer or exchange (the “Registrar”), an office or agency where Notes may be transferred or exchanged (the “Transfer Agent”), an office or agency where the Notes may be presented for payment (the “Paying Agent”) and an office or agency where notices or demands to or upon the Issuer in respect of the Notes may be served.

The Issuer shall maintain a Transfer Agent and Paying Agent in London, England. The Issuer shall also maintain a Transfer Agent and Paying Agent in Luxembourg so long as the Notes are admitted to listing on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market. The Issuer may appoint one or more Transfer Agents, one or more co-Registrars and one or more additional Paying Agents. However, for so long as the Notes are admitted to listing on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market, and the rules of the Luxembourg Stock Exchange so require, the Issuer will publish notice of the change in a paying agent in a daily newspaper with general circulation in Luxembourg or on the Luxembourg Stock Exchange’s website. The Issuer or any of its Subsidiaries may act as Transfer Agent, Registrar, co-Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes; provided, however, that neither the Issuer nor any of its Subsidiaries shall act as Paying Agent for the purposes of Article Three and Article Eight and Section 4.11 and Section 4.16.

The Issuer hereby appoints (i) the office of The Bank of New York, acting through its London branch, located at the address set forth in Section 13.02(a) as Transfer Agent and Paying Agent in London, England (the “Principal Paying Agent”) and the Registrar and agent for service of notices and demands in connection with the Notes and (ii) the office of The Bank of New York (Luxembourg) S.A. located at the address set forth in Section 13.02(a) as Transfer Agent and Paying Agent in Luxembourg (the “Luxembourg Paying Agent”). Each of the Principal Paying Agent, the Registrar and the Luxembourg Paying Agent accept such appointment. The Issuer undertakes to maintain a paying agent in a member state of the European Union that is not obliged to withhold or deduct tax pursuant to the European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the European Council of Economic and Finance Ministers (“ECOFIN”) meeting of November 26-27, 2000 or any law implementing or complying with or introduced in order to conform to such Directive.

Subject to any applicable laws and regulations, the Issuer shall cause the Registrar to keep a register (the “Security Register”) at its corporate trust office in which, subject to such reasonable regulations it may prescribe, the Issuer shall provide for the registration of ownership, exchange and transfer of the Notes. Such registration in the Security Register shall be conclusive evidence of the ownership of Notes. Included in the books and records for the Notes shall be notations as to whether such Notes have been paid, exchanged or transferred, cancelled, lost, stolen, mutilated or destroyed and whether such Notes have been replaced. In the case of the replacement of any of the Notes, the Registrar shall keep a record of the Note so replaced and the Note issued in replacement thereof. In the case of the cancellation of any of the Notes, the Registrar shall keep a record of the Note so cancelled and the date on which such Note was cancelled.

The Issuer shall enter into an appropriate agency agreement with any Paying Agent or co-Registrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee in writing of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefore pursuant to Section 7.06.

The Issuer shall make payments on the Global Notes to the common depositary as the registered Holder of the Global Notes. The Issuer shall make all payments in same-day funds.

SECTION 2.04 Paying Agent to Hold Money. Prior to 10:00 am (London, England time) on each due date of the principal, premium, if any, and interest on any Notes, the Issuer shall deposit with the Principal Paying Agent money in immediately available funds sufficient to pay such principal, premium, if any, and interest so becoming due on the due date for payment under the Notes and subject to the receipt of such money, the Principal Paying Agent shall make payment on the Notes in accordance with this Indenture. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes (whether such money has been paid to it by the Issuer or any other obligor on the Notes), and such Paying Agent shall promptly notify the Trustee of any default by the Issuer (or any other obligor on the Notes) in making any such payment. The Issuer at any time may require a Paying Agent (to the extent such Paying Agent is not the Trustee) to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require such Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. Upon doing so, the Paying Agent shall have no further liability for the money so paid over to the Trustee. If the Issuer or any Affiliate of the Issuer acts as Paying Agent, it shall, on or before each due date of any principal, premium, if any, or interest on the Notes, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such principal, premium, if any, or interest so becoming due until such sum of money shall be paid to such Holders or otherwise disposed of as provided in this Indenture, and shall promptly notify the Trustee of its action or failure to act.

SECTION 2.05 Holders List. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee, in writing no later than the Record Date for each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such Record Date as the Trustee may reasonably require of the names and addresses of Holders, including the aggregate principal amount of Notes held by each Holder.

SECTION 2.06 Transfer and Exchange. (a) Where Notes are presented to the Registrar or a co-Registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall register the transfer or make the exchange in accordance with the requirements of this Section 2.06. To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall, upon receipt of an Issuer’s order, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and of a like aggregate principal amount, at the Registrar’s request. No service charge shall be made for any registration of transfer or exchange of Notes (except as otherwise expressly permitted herein), but the Issuer may require payment of a sum sufficient to cover any agency fee or similar charge payable in connection with any such registration of transfer or exchange of Notes (other than any agency fee or similar charge payable upon exchanges pursuant to Section 2.10, Section 3.07 or Section 9.05 or in accordance with an Excess Proceeds Offer pursuant to Section 4.11 or Change of Control Offer pursuant to Section 4.16, not involving a transfer.

Upon presentation for exchange or transfer of any Note as permitted by the terms of this Indenture and by any legend appearing on such Note, such Note shall be exchanged or transferred upon the Security Register and one or more new Notes shall be authenticated and issued in the name of the Holder (in the case of exchanges only) or the transferee, as the case may be. No exchange or transfer of a Note shall be effective under this Indenture unless and until such Note has been registered in the name of such Person in the Security Register. Furthermore, the exchange or transfer of any Note shall not be effective under this Indenture unless the request for such exchange or transfer is made by the Holder or by a duly authorized attorney-in-fact at the office of the Registrar.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer or the Registrar) be duly endorsed, or be accompanied by a written instrument or transfer, in form satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Neither the Issuer nor the Trustee, Registrar or any Paying Agent or Transfer Agent shall be required (i) to issue, register the transfer of, or exchange any Note during a period beginning at the opening of 15 Business Days before the day of the mailing of a notice of redemption of Notes selected for redemption under Section 3.02 and ending at the close of business on the day of such mailing or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(b) Notwithstanding any provision to the contrary herein, so long as a Global Note remains outstanding and is held by or on behalf of the Common Depositary, transfers of a Global Note, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with Section 2.01(c), Section 2.06(a) and this Section 2.06(b); provided, however, that a beneficial interest in a Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note in accordance with the transfer restrictions set forth in the restricted Note legend on the Note, if any.

(i) Except for transfers or exchanges made in accordance with any of clauses (ii), (iii) or (iv) of this Section 2.06(b), transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to nominees of the Common Depositary or to a successor of the Common Depositary or such successor’s nominee.

(ii) Rule 144A Global Note to Regulation S Global Note. If the Holder of a beneficial interest in the Rule 144A Global Note at any time wishes to exchange its interest in such Rule 144A Global Note for an interest in the Regulation S Global Note, or to transfer its interest in such Rule 144A Global Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Regulation S Global Note, such transfer or exchange may be effected only in accordance with this clause (ii) and the rules and procedures of Euroclear and Clearstream.

Upon receipt by the Registrar from the Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in the Regulation S Global Note in a specified principal amount and to cause to be debited an interest in the Rule 144A Global Note in such specified principal amount and (B) a certificate in the form of Exhibit B attached hereto given by the holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and (x) pursuant to and in accordance with Regulation S or (y) that the Note being transferred is being transferred in a transaction permitted by Rule 144, then the Registrar shall instruct the Common Depositary to reduce or cause to be reduced the principal amount of the Rule 144A Global Note and the Common Depositary to increase or cause to be increased the principal amount of the Regulation S Global Note by the aggregate principal amount of the interest in the Rule 144A Global Note to be exchanged.

(iii) Regulation S Global Note to Rule 144A Global Note. If the Holder of a beneficial interest in the Regulation S Global Note at any time wishes to transfer such interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Rule 144A Global Note, such transfer may be effected only in accordance with this clause (iii) and the rules and procedures of Euroclear and Clearstream. Upon receipt by the Registrar from the Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in the Rule 144A Global Note in a specified principal amount and to cause to be debited an interest in the Regulation S Global Note in such specified principal amount and (B) if such transfer occurs at any time prior to June 6, 2007, a certificate in the form of Exhibit C attached hereto given by the holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and stating that (x) the Person transferring such interest reasonably believes that the Person acquiring such interest is a QIB and is obtaining such interest in a transaction meeting the requirements of Rule 144A and any applicable securities laws of any state of the United States or (y) that the Person transferring such interest is relying on an exemption other than Rule 144A from the registration requirements of the Securities Act and, in such circumstances, such Opinion of Counsel as the Issuer or the Trustee may reasonably request to ensure that the requested transfer or exchange is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, then the Registrar shall instruct the Common Depositary to reduce or cause to be reduced the principal amount of the Regulation S Global Note and to increase or cause to be increased the principal amount of the Rule 144A Global Note by the aggregate principal amount of the interest in the Regulation S Global Note to be exchanged or transferred.

(iv) Global Notes to Certificated Notes. In the event that a Global Note is exchanged for Notes in certificated, registered form pursuant to Section 2.10, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of clauses (ii) and (iii) above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Issuer and the Trustee.

(c) If Notes are issued upon the transfer, exchange or replacement of Notes bearing the restricted Notes legends set forth in Exhibit A hereto, the Notes so issued shall bear the restricted Notes legends, and a request to remove such restricted Notes legends from Notes shall not be honored unless there is delivered to the Issuer such satisfactory evidence, which may include an Opinion of Counsel licensed to practice law in the State of New York, as may be reasonably required by the Issuer, that neither the legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Rule 144(k) under the Securities Act. Upon provision of such satisfactory evidence, the Trustee, at the direction of the Issuer, shall authenticate and deliver Notes that do not bear the legend.

(d) The Trustee shall have no responsibility for any actions taken or not taken by Euroclear or Clearstream, as the case may be.

SECTION 2.07 Replacement Notes. If a mutilated certificated Note is surrendered to the Registrar or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall, upon receipt of an Issuer Order, authenticate a replacement Note in such form as the Note mutilated, lost, destroyed or wrongfully taken if the Holder satisfies any other reasonable requirements of the Trustee or the Issuer. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agent, the Transfer Agent, the Registrar and any co-Registrar and any authentication agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note, including fees and expenses of counsel and any tax that may be imposed in replacing such Note.

Every replacement Note shall be an additional obligation of the Issuer.

SECTION 2.08 Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. A Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the Note that has been replaced is held by a bona fide purchaser.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date money sufficient to pay all principal, premium, if any, interest and Additional Amounts, if any, payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09 Notes Held by Issuer. In determining whether the Holders of the required principal amount of Notes have concurred in any direction or consent or any amendment, modification or other change to this Indenture, Notes owned by the Issuer or by an Affiliate of the Issuer shall be disregarded and treated as if they were not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to this Indenture, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Notes and that the pledgee is not the Issuer or an Affiliate of the Issuer.

SECTION 2.10 Certificated Notes. (a) A Global Note deposited with the Common Depositary or other custodian for the Common Depositary pursuant to Section 2.01 shall be transferred to the beneficial owners thereof in the form of certificated Notes only if such transfer complies with Section 2.06 and (i) Euroclear or Clearstream notifies the Issuer that it is unwilling or unable to continue to act as depository and a successor depository is not appointed by the Issuer within 120 days, or (ii) if Euroclear or Clearstream so requests following an Event of Default hereunder, or (iii) in whole, but not in part, at any time if the Issuer in its sole discretion determines that the Global Notes should be exchanged for Definitive Registered Notes, or (iv) if the owner of a Book-Entry Interest requests such exchange in writing delivered through either Euroclear or Clearstream following an Event of Default hereunder. Notice of any such transfer shall be given by the Issuer in accordance with the provisions of Section 13.02(a).

(b) Any Global Note that is transferable to the beneficial owners thereof in the form of certificated Notes pursuant to this Section 2.10 shall be surrendered by the Common Depositary to the Transfer Agent, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount at maturity of Notes of authorized denominations in the form of certificated Notes. Any portion of a Global Note transferred or exchanged pursuant to this Section 2.10 shall be executed, authenticated and delivered only in registered form in denominations of €50,000 and integral multiples of €1,000 in excess thereof and registered in such names as the Common Depositary shall direct. Subject to the foregoing, a Global Note is not exchangeable except for a Global Note of like denomination to be registered in the name of the Common Depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated Notes, payment of principal, premium, if any, and interest on the certificated Notes shall be payable, and the transfer of the certificated Notes shall be registrable, at the office or agency of the Issuer maintained for such purposes in accordance with Section 2.03. Such certificated Notes shall bear the applicable legends set forth in Exhibit A hereto.

(c) In the event of the occurrence of any of the events specified in Section 2.10(a), the Issuer shall promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form without interest coupons.

SECTION 2.11 Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, in accordance with its customary procedures, and no one else shall cancel (subject to the record retention requirements of the Exchange Act and the Trustee’s retention policy) all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such cancelled Notes in its customary manner. Except as otherwise provided in this Indenture the Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.

SECTION 2.12 Defaulted Interest. Any interest on any Note that is payable, but is not punctually paid or duly provided for, on the dates and in the manner provided in the Notes and this Indenture (all such interest herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Issuer, at its election in each case, as provided in clause (a) or (b) of this Section 2.12.

(a) The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes are registered at the close of business on a special record date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall either (i) deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest; or (ii) make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. In addition, the Issuer shall fix a special record date for the payment of such Defaulted Interest, such date to be not more than 15 days and not less than 10 days prior to the proposed payment date and not less than 15 days after the receipt by the Trustee of the notice of the proposed payment date. The Issuer shall promptly but, in any event, not less than 15 days prior to the special record date, notify the Trustee of such special record date and, in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment date of such Defaulted Interest and the special record date therefor to be mailed first-class, postage prepaid to each Holder as such Holder’s address appears in the Security Register, not less than 10 days prior to such special record date. Notice of the proposed payment date of such Defaulted Interest and the special record date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes are registered at the close of business on such special record date and shall no longer be payable pursuant to Section 2.12(b).

(b) The Issuer may make payment of any Defaulted Interest on the Notes in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment date pursuant to this clause, such manner of payment shall be deemed reasonably practicable.

Subject to the foregoing provisions of this Section 2.12, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13 Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 2.14 ISIN and Common Code Numbers. In issuing the Notes the Issuer may use ISIN and Common Code numbers (if then generally in use), and, if so, the Trustee shall use ISIN and Common Code numbers, as appropriate, in notices of redemption as a convenience to Holders; provided, however, that no representation is made by the Trustee as to the correctness of such numbers or codes either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee and the Paying Agent of any change in the ISIN or Common Code numbers.

SECTION 2.15 Issuance of Additional Notes. The Issuer may, subject to Section 4.06 of this Indenture, issue Additional Notes under this Indenture in accordance with the procedures of Section 2.02. The Original Notes issued on the date of this Indenture and any Additional Notes subsequently issued shall be treated as a single class and as part of the same series for all purposes (including waivers, amendments, redemption and offers to purchase) under this Indenture and will be equally and ratably secured by the same Collateral (as defined in Section 10.01) securing the Original Notes.

ARTICLE THREE

REDEMPTION; OFFERS TO PURCHASE

SECTION 3.01 Right of Redemption. The Issuer may redeem all or any portion of the Notes upon the terms and at the Redemption Prices set forth in the Notes. Any redemption pursuant to this Section 3.01 shall be made pursuant to the provisions of this Article Three.

SECTION 3.02 Notices to Trustee. If the Issuer elects to redeem Notes pursuant to Section 3.01, it shall notify the Trustee with a copy to the Paying Agent in writing of the Redemption Date, the Redemption Price, the principal amount of Notes to be redeemed and the paragraph of the Notes pursuant to which the redemption shall occur.

The Issuer shall give each notice to the Trustee provided for in this Section 3.02 in writing at least 45 days before the date notice is mailed to the Holders pursuant to Section 3.04 unless the Trustee consents in writing to a shorter period. Such notice shall be accompanied by an Officer’s Certificate from the Issuer to the effect that such redemption shall comply with the conditions herein. If fewer than all the Notes are to be redeemed, the Record Date relating to such redemption shall be selected by the Issuer and given to the Trustee, which Record Date shall be not less than 15 days after the date of notice to the Trustee.

SECTION 3.03 Selection of Notes to be Redeemed. If less than all of the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in compliance with the requirements, as certified to it by the Issuer, of the principal securities exchange or automated quotation system, if any, on which the Notes are listed or, if the Notes are not listed on a securities exchange or automated quotation system or are listed on a securities exchange or automated quotation system which does not require or specify the manner in which the Notes to be redeemed are to be selected, pro rata, by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than €50,000.

The Trustee shall make the selection from the Notes outstanding and not previously called for redemption. The Trustee may select for redemption portions equal to €50,000 in principal amount or any integral multiple of €1,000 in excess thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Issuer and the Registrar promptly in writing of the Notes or portions of Notes to be called for redemption.

SECTION 3.04 Notice of Redemption. (a) At least 30 days but not more than 60 days before a date for redemption of Notes, the Issuer shall mail a notice of redemption by first-class mail to each Holder to be redeemed and shall comply with the provisions of Section 13.02(b) and (d). If the Notes are at such time admitted to listing on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market, the Issuer shall inform the Luxembourg Stock Exchange of the principal amount of the Notes that have not been redeemed in connection with any optional redemption.

(b) The notice shall identify the Notes to be redeemed (including ISIN and Common Code numbers) and shall state:

(i) the Redemption Date;

(ii) the Redemption Price and the amount of accrued interest, if any, and Additional Amounts, if any, to be paid;

(iii) the name and address of the Paying Agent;

(iv) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any, and Additional Amounts, if any;

(v) that, if any Note is being redeemed in part, the portion of the principal amount (equal to €50,000 in principal amount or any integral multiple of €1,000 in excess thereof) of such Note to be redeemed and that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount at maturity equal to the unredeemed portion thereof shall be reissued;

(vi) that, if any Note contains a ISIN or Common Code number, no representation is being made as to the correctness of such ISIN or Common Code number either as printed on the Notes or as contained in the notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes;

(vii) that, unless the Issuer and any Subsidiary Guarantors default in making such redemption payment, interest on the Notes (or portion thereof) called for redemption shall cease to accrue on and after the Redemption Date;

(viii) the paragraph of the Notes pursuant to which the Notes called for redemption are being redeemed; and

(ix) the Record Date with respect to the interest payment date immediately preceding the Redemption Date.

At the Issuer’s written request, the Trustee shall give a notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall provide the Trustee with the notice and the other information required by this Section 3.04.

SECTION 3.05 Deposit of Redemption Price. On or prior to any Redemption Date, the Issuer shall deposit or cause to be deposited with the Principal Paying Agent (or, if the Issuer or a Wholly Owned Restricted Subsidiary is the Paying Agent, shall segregate and hold in trust) a sum in same day funds sufficient to pay the Redemption Price of and accrued interest and Additional Amounts, if any, on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have previously been delivered by the Issuer to the Trustee for cancellation. The Paying Agent shall return to the Issuer any money so deposited that is not required for that purpose.

SECTION 3.06 Payment of Notes Called for Redemption. If notice of redemption has been given in the manner provided below, the Notes or portion of Notes specified in such notice to be redeemed shall become due and payable on the Redemption Date at the Redemption Price stated therein, together with accrued interest to such Redemption Date, and on and after such date (unless the Issuer shall default in the payment of such Notes at the Redemption Price and accrued interest to the Redemption Date, in which case the principal, until paid, shall bear interest from the Redemption Date at the rate prescribed in the Notes), such Notes shall cease to accrue interest. Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by the Issuer at the redemption price, together with accrued interest, if any, to the Redemption Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the redemption date shall be payable to the Holders registered as such at the close of business on the relevant Record Date.

Notice of redemption shall be deemed to be given when mailed, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect therein, shall not affect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.

SECTION 3.07 Notes Redeemed in Part. (a) Upon surrender of a Global Note that is redeemed in part, the Paying Agent shall forward such Global Note to the Trustee who shall make a notation on the Security Register to reduce the principal amount of such Global Note to an amount equal to the unredeemed portion of the Global Note surrendered; provided, however, that each such Global Note shall be in a principal amount at final Stated Maturity of €50,000 or any integral multiple of €1,000 in excess thereof.

(b) Upon surrender and cancellation of a certificated Note that is redeemed in part, the Issuer shall execute and the Trustee shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered and cancelled; provided, however, that each such certificated Note shall be in a principal amount at final Stated Maturity of €50,000 or any integral multiple of €1,000 in excess thereof.

ARTICLE FOUR

COVENANTS

SECTION 4.01 Payment of Notes. The Issuer covenants and agrees for the benefit of the Holders that if shall duly and punctually pay the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the date due if on such date the Trustee or the Paying Agent (other than the Issuer or any of its Affiliates) holds, prior to 10:00 a.m. London, England time on the due date, in accordance with this Indenture, money sufficient to pay all principal, premium, if any, interest and Additional Amounts, if any then due. If the Issuer or any of its Affiliates acts as Paying Agent, principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.04.

The Issuer or a Subsidiary Guarantor shall pay interest on overdue principal at the rate specified therefor in the Notes. The Issuer or a Subsidiary Guarantor shall pay interest on overdue installments of interest at the same rate to the extent lawful.

SECTION 4.02 Corporate Existence. Subject to Article Five, the Issuer and each Restricted Subsidiary shall do or cause to be done all things necessary to preserve and keep in full force and effect their corporate, partnership, limited liability company or other existence and the rights (charter and statutory), licenses and franchises of the Issuer and each Restricted Subsidiary; provided, that the Issuer shall not be required to preserve any such right, license or franchise if the board of directors of the Issuer or HTCC shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and the Restricted Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders.

SECTION 4.03 Maintenance of Properties. The Issuer shall cause all properties owned by it or any Restricted Subsidiary or used or held for use in the conduct of its business or the business of any Restricted Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Issuer may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, that nothing in this Section 4.03 shall prevent the Issuer from discontinuing the maintenance of any such properties if such discontinuance is, in the judgment of the Issuer, desirable in the conduct of the business of the Issuer and the Restricted Subsidiaries as a whole and not disadvantageous in any material respect to the Holders.

SECTION 4.04 Insurance. The Issuer shall maintain, and shall cause the Restricted Subsidiaries to maintain, insurance with carriers believed by the Issuer to be responsible, against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and coinsurance provisions, as the Issuer believes are customarily carried by businesses similarly situated and owning like properties, including as appropriate general liability, property and casualty loss and interruption of business insurance.

SECTION 4.05 Statement as to Compliance. (a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate stating that in the course of the performance by the signer of its duties as an officer of the Issuer or a Subsidiary Guarantor, as applicable, he or she would normally have knowledge of any Default and whether or not the signer knows of any Default that occurred during such period and if any specifying such Default, its status and what action the Issuer is taking or proposed to take with respect thereto. For purposes of this Section 4.05(a), such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

(b) When any Default has occurred and is continuing under this Indenture (and is known to the Issuer (subject to the standard set out in Section 4.05(a)), the Issuer shall deliver to the Trustee within 30 Business Days by registered or certified mail or facsimile transmission an Officer’s Certificate specifying such event, notice or other action, its status and what action the Issuer is taking or proposes to take with respect thereto.

SECTION 4.06 Limitation on Debt. (a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, create, issue, incur, assume, guarantee or in any manner become directly or indirectly liable with respect to or otherwise become responsible for, contingently or otherwise, the payment of (individually and collectively, to “incur” or, as appropriate, an “incurrence”), any Debt (including any Acquired Debt); provided, however, that:

(i) the Issuer and any Subsidiary Guarantor (including a Person that becomes a Subsidiary Guarantor upon the incurrence of such Debt) shall be permitted to incur Debt (including Acquired Debt) if;

(A) after giving effect to the incurrence of such Debt and the application of the proceeds thereof, on a pro forma basis, no Default or Event of Default would occur or be continuing; and

(B) at the time of such incurrence and after giving effect to the incurrence of such Debt and the application of the proceeds thereof, on a pro forma basis, the Consolidated Leverage Ratio for the Issuer and its Restricted Subsidiaries would be less than 5.0 to 1.0; and

(ii) the Issuer and any Subsidiary Guarantor (including a Person that becomes a Subsidiary Guarantor upon the incurrence of such Senior Debt) shall be permitted to incur Senior Debt (including Acquired Debt) if

(A) after giving effect to the incurrence of such Debt and the application of the proceeds thereof, on a pro forma basis, no Default or Event of Default would occur or be continuing; and

(B) at the time of such incurrence and after giving effect to the incurrence of such Debt and the application of the proceeds thereof, on a pro forma basis, the Senior Consolidated Leverage Ratio for the Issuer and its Restricted Subsidiaries would be less than 2.0 to 1.0.

(b) This Section 4.06 shall not, however, prohibit the following (collectively, “Permitted Debt”):

(i) the incurrence by the Issuer, any Subsidiary Guarantor or any Restricted Subsidiary of Debt under Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed €165 million minus (i) the amount of any permanent repayments or prepayments of any such Debt, in each case, with the proceeds of Asset Sales made in accordance with Section 4.11 hereunder (but only to the extent of any corresponding commitment reduction if such Debt is revolving credit borrowings);

(ii) the incurrence by the Issuer of Debt pursuant to the Notes (other than Additional Notes) and the incurrence of Debt by any Subsidiary Guarantor pursuant to its Guarantee;

(iii) any Debt of the Issuer or any Restricted Subsidiary (other than Debt described in another clause of this Section 4.11) outstanding on the Issue Date;

(iv) the incurrence by the Issuer or any Restricted Subsidiary of intercompany Debt between the Issuer and any Restricted Subsidiary or between or among Restricted Subsidiaries; provided that

(A) if the Issuer is the obligor on any such Debt, such Debt is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes upon any insolvency event;

(B) if a Subsidiary Guarantor is the obligor on any such Debt, such Debt is expressly subordinated to the prior payment in full in cash of all obligations of such obligor with respect to its Guarantee upon any insolvency event; and

(C) (I) any disposition, pledge or transfer of any such Debt to a Person (other than a disposition, pledge or transfer to the Issuer or a Restricted Subsidiary) and (II) any transaction pursuant to which any Restricted Subsidiary that has Debt owing to the Issuer or another Restricted Subsidiary ceases to be a Restricted Subsidiary, will, in each case, be deemed to be an incurrence of such Debt not permitted by this clause (iv);

(v) guarantees of the Issuer’s Debt or Debt of any Restricted Subsidiary by any Restricted Subsidiary that are permitted by and made in accordance with the provisions of the Section 4.13 hereunder;

(vi) guarantees of the Debt of any Restricted Subsidiary by the Issuer;

(vii) the incurrence by the Issuer or any Restricted Subsidiary of Debt arising from agreements providing for guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock, other than guarantees or similar credit support given by the Issuer or any Restricted Subsidiary of Debt incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition; provided that (A) the maximum aggregate liability in respect of all such Debt permitted pursuant to this clause (vii) will at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received from the sale of such assets and (B) such Debt is not reflected in the balance sheet of the Issuer or any Restricted Subsidiary (contingent liabilities referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (B));

(viii) the incurrence by the Issuer or any Restricted Subsidiary of Debt under Currency Agreements not entered into for speculative purposes;

(ix) the incurrence by the Issuer or any Restricted Subsidiary of Debt under Interest Rate Agreements not entered into for speculative purposes;

(x) the incurrence of Debt by the Issuer or any Restricted Subsidiary in respect of workers’ compensation and claims arising under similar legislation, or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(xi) the incurrence of Debt by the Issuer or any Restricted Subsidiary arising from (A) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within 5 Business Days of incurrence, (B) bankers’ acceptances, performance, surety, judgment, appeal or similar bonds, instruments or obligations, or (C) completion guarantees provided or letters of credit obtained by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(xii) the incurrence by the Issuer or any Restricted Subsidiary of Permitted Refinancing Debt in exchange for or the net proceeds of which are used to refund, replace or refinance Debt incurred by it pursuant to, or described in, Section 4.06(a), (b)(ii) or (b)(iii), as the case may be; and

(xiii) the incurrence of Debt by the Issuer or any Restricted Subsidiary (other than and in addition to Debt permitted under clauses (i) through (xii) above) in an aggregate principal amount at any one time outstanding not to exceed the greater of €25 million or 5% of the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis.

(c) For purposes of determining compliance with any restriction on the incurrence of Debt in euros where Debt is denominated in a different currency, the amount of such Debt will be the Euro Equivalent determined on the date of such determination; provided that if any such Debt denominated in a different currency is subject to a Currency Agreement (with respect to euros) covering principal, premium, if any, and interest payable on such Debt, the amount of such Debt expressed in euros will be adjusted to take into account the effect of such agreement. The principal amount of any Permitted Refinancing Debt incurred in the same currency as the Debt being refinanced will be the Euro Equivalent of the Debt refinanced determined on the date such Debt being refinanced was initially incurred. Notwithstanding any other provision of this covenant, for purposes of determining compliance with this Section 4.06, increases in Debt solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that the Issuer or any Restricted Subsidiary may incur under this Section 4.06.

(d) For purposes of determining any particular amount of Debt under this Section 4.06:

(i) obligations with respect to letters of credit, guarantees or Liens, in each case supporting Debt otherwise included in the determination of such particular amount will not be included;

(ii) any Liens granted pursuant to the equal and ratable provisions referred to in Section 4.10 hereunder will not be treated as Debt; and

(iii) accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of original issue discount, the obligation to pay commitment fees and the payment of regularly scheduled interest in the form of additional Debt of the same instrument or dividends on Redeemable Capital Stock or Preferred Stock of non-Guarantor Restricted Subsidiaries paid in additional shares of Redeemable Capital Stock or Preferred Stock, as the case may be, will not be treated as Debt.

(e) In the event that an item of Debt meets the criteria of more than one of the types of Debt described in this Section 4.06, the Issuer, in its sole discretion, will classify items of Debt and will only be required to include the amount and type of such Debt in one of such clauses, and the Issuer will be entitled to divide and classify an item of Debt in more than one of the types of Debt described in this Section 4.06, and may change the classification of an item of Debt (or any portion thereof) to any other type of Debt described in this Section 4.06 at any time; provided that (A) Debt incurred under the Senior Credit Facility on the Acquisition Date shall be deemed to have been incurred pursuant to Section 4.06(b)(i) and (B) Debt incurred pursuant to Section 4.06(b)(i) on the Acquisition Date above may not be reclassified after the Acquisition Date to have been classified as incurred pursuant to Section 4.06(a)(ii) above.

SECTION 4.07 Limitation on Restricted Payments. (a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions (each of which is a “Restricted Payment” and which are collectively referred to as “Restricted Payments”):

(i) declare or pay any dividend on or make any distribution (whether made in cash, securities or other property) with respect to any of the Issuer’s or any Restricted Subsidiary’s Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any Restricted Subsidiary) (other than (A) to the Issuer or any Wholly Owned Restricted Subsidiary or (B) in the case of a Restricted Subsidiary, to all Holders of Capital Stock of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Issuer or a Restricted Subsidiary of dividends or distributions of greater value than the Issuer or such Restricted Subsidiary would receive on a pro rata basis) except for dividends or distributions payable solely in shares of the Issuer’s Qualified Capital Stock or in options, warrants or other rights to acquire such shares of Qualified Capital Stock;

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation), directly or indirectly, any shares of the Issuer’s Capital Stock or any Capital Stock of any Affiliate of the Issuer held by persons other than the Issuer, the Subsidiary Guarantors or a Restricted Subsidiary (other than Capital Stock of any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result thereof) or any options, warrants or other rights to acquire such shares of Capital Stock;

(iii) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Shareholder Funding or Subordinated Debt (other than the purchase, defeasance or other acquisition of Subordinated Debt purchased in anticipation of satisfying a principal installment, sinking fund obligation or final maturity, in each case due within one year of such purchase, defeasance or other acquisition);

(iv) make any interest payment on Subordinated Shareholder Funding; or

(v) make any Investment (other than any Permitted Investment) in any Person.

If any Restricted Payment described above is not made in cash, the amount of the proposed Restricted Payment will be the Fair Market Value of the asset to be transferred as of the date of transfer.

(b) Notwithstanding Section 4.06(a), the Issuer or any Restricted Subsidiary may make a Restricted Payment if, at the time of and after giving pro forma effect to such proposed Restricted Payment:

(i) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(ii) the Issuer could incur at least €1.00 of additional Debt (other than Permitted Debt) pursuant to Section 4.06 hereunder; and

(iii) the aggregate amount of all Restricted Payments declared or made after the Issue Date does not exceed the sum of:

(A) 50% of the Issuer’s aggregate Consolidated Adjusted Net Income on a cumulative basis during the period beginning on 1 January 2006 and ending on the last day of the Issuer’s last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income shall be a negative number, minus 100% of such negative amount); plus

(B) 100% of the aggregate Net Cash Proceeds received by the Issuer from the issuance or sale of its Qualified Capital Stock or Subordinated Shareholder Funding subsequent to the Acquisition Date (excluding in each case Net Cash Proceeds from issuances or sales to a Subsidiary of the Issuer or to an employee stock ownership plan or a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees to the extent funded by the Issuer or any of its Subsidiaries and also excluding any such Net Cash Proceeds comprising funds borrowed from the Issuer or any Restricted Subsidiary until and to the extent such borrowing is repaid) and 100% of any cash capital contribution received by the Issuer from its shareholders after the Acquisition Date; plus

(C) the amount by which Debt of the Issuer or a Restricted Subsidiary is reduced on the Issuer’s consolidated balance sheet upon the conversion or exchange after the Acquisition Date of any Debt of the Issuer convertible or exchangeable for Qualified Capital Stock of the Issuer or Subordinated Shareholder Funding (less the amount of any cash, or the fair value of any other property, distributed by the Issuer upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Issuer or any Restricted Subsidiary from the sale of such Debt and upon such conversion or exchange (excluding in each case Net Cash Proceeds from sales to a Subsidiary of the Issuer or to an employee stock ownership plan or a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees to the extent funded by the Issuer or any of its Subsidiaries and also excluding any such Net Cash Proceeds comprising funds borrowed from the Issuer or any Restricted Subsidiary until and to the extent such borrowing is repaid); plus

(D) an amount equal to the sum without duplication of amounts otherwise included in the calculation under this clause (iii) of (I) the net reduction in the Investments (other than Permitted Investments) made by the Issuer or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (including dividends and distributions), in each case received by the Issuer or any Restricted Subsidiary and, in the case of an Investment (other than a Permitted Investment) that is a guarantee made by the Issuer or a Restricted Subsidiary to any Person (other than the Issuer or a Restricted Subsidiary), an amount equal to the amount of such guarantee upon the full and unconditional release of such guarantee, and (II) in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the portion (proportionate to the Issuer’s equity interest in such Unrestricted Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated as a Restricted Subsidiary, provided that such amount will not in any case exceed the amount of the Restricted Payment that was deemed to be made at the time that the Subsidiary was designated as an Unrestricted Subsidiary.

(c) Notwithstanding Section 4.06(a) and (b), the Issuer and any Restricted Subsidiary may take the following actions so long as (except with respect to clauses (i), (ii), (vii), (ix) and (xv) below) no Default or Event of Default has occurred and is continuing:

(i) the payment of any dividend within 60 days after the date of its declaration if at such date of its declaration such payment would have been permitted by the provisions of this Section 4.06;

(ii) the purchase, redemption or other acquisition or retirement for value of any shares of the Issuer’s Capital Stock or options, warrants or other rights to acquire such Capital Stock in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary of the Issuer or an employee stock ownership plan or to a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees to the extent funded by the Issuer or any of its Subsidiaries and also excluding any such Net Cash Proceeds comprising funds borrowed from the Issuer or any Restricted Subsidiary until and to the extent such borrowing is repaid) of, shares of the Issuer’s Qualified Capital Stock or options, warrants or other rights to acquire such Capital Stock;

(iii) the purchase, redemption, defeasance or other acquisition or retirement for value or payment of principal of any Subordinated Debt or Subordinated Shareholder Funding in exchange for, or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary of the Issuer or an employee stock ownership plan or to a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees to the extent funded by the Issuer or any of its Subsidiaries and also excluding any such Net Cash Proceeds comprising funds borrowed from the Issuer or any Restricted Subsidiary until and to the extent such borrowing is repaid) of, shares of the Issuer’s Qualified Capital Stock or Subordinated Shareholder Funding;

(iv) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt (other than Redeemable Capital Stock) in exchange for, or out of the Net Cash Proceeds of a substantially concurrent incurrence (other than to a Restricted Subsidiary) of, Permitted Refinancing Debt;

(v) the repurchase of Capital Stock deemed to occur upon the exercise of stock options with respect to which payment of the cash exercise price has been forgiven if the cumulative aggregate value of such deemed repurchases does not exceed the cumulative aggregate amount of the exercise price of such options received;

(vi) payments or distributions to dissenting shareholders pursuant to applicable law in connection with or in contemplation of a merger, consolidation or transfer of assets that complies with the provisions of this Indenture relating to mergers, consolidations or transfers of substantially all of the Issuer’s assets;

(vii) cash payments in lieu of issuing fractional shares pursuant to the exchange or conversion of any exchangeable or convertible securities;

(viii) management and consulting fees paid to the Permitted Holders or any Affiliate thereof not to exceed €2.0 million per year;

(ix) distributions to any direct or indirect parent of the Issuer to finance general administrative expenses not to exceed €3.0 million per year;

(x) the declaration and payment of dividends to holders of any class or series of Redeemable Capital Stock, or of any Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, issued in accordance with Section 4.06;

(xi) distributions to any direct or indirect parent of the Issuer and other payments made by the Issuer in connection with the Transactions;

(xii) if at the time of and after giving pro forma effect thereto, the Issuer could incur at least €1.00 of additional Debt (other than Permitted Debt) pursuant to Section 4.06, distributions solely to finance any PIK Refinancing;

(xiii) dividends or other distributions of Capital Stock, Debt or other securities of Unrestricted Subsidiaries;

(xiv) in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Debt of the Issuer or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount or accreted value of such Subordinated Debt, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer (or a third party to the extent permitted by this Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such payment, purchase, redemption, defeasance or other acquisition or retirement shall be included in the calculation of the amount of Restricted Payments;

(xv) any payments or other transactions pursuant to a tax sharing agreement between the Issuer and any other Person with whom the Issuer files or filed a consolidated tax return or with which the Issuer is or was part of a consolidated group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation; and

(xvi) any other Restricted Payment, provided that the total aggregate amount of Restricted Payments made under this clause (xvi) does not exceed €20 million.

The actions described in clauses (i), (vi), (vii), (ix), (xii), (xiii), (xiv), (xv) and (xvi) of this Section 4.07(c) are Restricted Payments that although permitted to be made in accordance with this Section 4.07(c) shall reduce the amount that would otherwise be available for Restricted Payments under Section 4.07(b)(iii).

SECTION 4.08 Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. (a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of, and will not permit any Restricted Subsidiary to issue, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock). The foregoing sentence, however, shall not apply to:

(i) any issuance or sale of shares of Capital Stock of a Restricted Subsidiary to the Issuer or a Restricted Subsidiary;

(ii) any issuance or sale to directors of directors’ qualifying shares or issuances or sales of shares of Capital Stock of Restricted Subsidiaries to be held by third parties, in each case to the extent required by applicable law;

(iii) any issuance or sale of shares of Capital Stock of a Restricted Subsidiary if the Issuer or such Restricted Subsidiary selling such Capital Stock complies with Section 4.11;

(iv) any issuance or sale of shares of Capital Stock of a Restricted Subsidiary if immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any remaining Investment in such Person would have been permitted to be made under Section 4.07 hereunder if made on the date of such issuance or sale; and

(v) any cancellation of the shares of Capital Stock of Invitel held by Invitel.

For purposes of this Section 4.08, the creation of a Lien on any Capital Stock of a Restricted Subsidiary to secure Debt of the Issuer or any of its Restricted Subsidiaries will not be deemed to be a violation of this Section 4.08; provided, however, that any sale or other disposition (other than in accordance with this Indenture) by the secured party of Capital Stock subject to such Lien following foreclosure of its Lien will be subject to this Section 4.08.

SECTION 4.09 Limitation on Transactions with Affiliates. (a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property, employee compensation arrangements or the rendering of any service), with, or for the benefit of, any Affiliate of the Issuer or of any Restricted Subsidiary unless:

(i) such transaction or series of transactions is on terms that, taken as a whole, are no less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could have been obtained in a comparable arm’s-length transaction with third parties that are not Affiliates;

(ii) with respect to any transaction or series of related transactions involving aggregate payments or the transfer of assets or provision of services, in each case having a value greater than €10 million, the Issuer (or, if the Issuer’s board of directors does not consist of natural persons, HTCC) will deliver a resolution of its board of directors (set out in an Officer’s Certificate to the Trustee) resolving that such transaction complies with Section 4.06 and that the fairness of such transaction has been approved by a majority of the Disinterested Directors (or in the event there is only one Disinterested Director, by such Disinterested Director) of the board of directors of the Issuer (or, if the Issuer’s board of directors does not consist of natural persons, of HTCC); and

(iii) with respect to any transaction or series of related transactions involving aggregate payments or the transfer of assets or the provision of services, in each case having a value greater than €20 million, the Issuer will deliver to the Trustee a written opinion, in form and substance satisfactory to the Trustee, of an investment banking firm, appraisal firm or accounting firm of international standing stating that the transaction or series of transactions is fair to the Issuer or such Restricted Subsidiary from a financial point of view, or is not less favorable to the Issuer or such Restricted Subsidiary than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) Notwithstanding the foregoing, the restrictions set forth in this description will not apply to:

(i) customary directors’ fees, indemnification and similar arrangements (including the payment of directors’ and officers’ insurance premiums), consulting fees, employee salaries, bonuses, employment agreements and arrangements, compensation or employee benefit arrangements, including stock options or legal fees, so long as the board of directors of the Issuer (or, if the Issuer’s board of directors does not consist of natural persons, HTCC) has approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation or payments to be fair consideration therefor;

(ii) any Restricted Payments not prohibited by Section 4.07 or the making of an Investment that is a Permitted Investment (other than a Permitted Investment under clause (c)(iii) of the definition of Permitted Investment);

(iii) loans and advances (but not any forgiveness of such loans or advances) to the Issuer’s or any Restricted Subsidiary’s officers, directors and employees for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business provided that such loans and advances do not exceed €2.0 million in the aggregate at any one time outstanding;

(iv) agreements and arrangements existing on the Issue Date and any amendment, modification or supplement thereto; provided that any such amendment, modification or supplement to the terms thereof is not more disadvantageous to the Holders of the Notes and to the Issuer or Restricted Subsidiary, as applicable, in any material respect than the original agreement or arrangement as in effect on the Issue Date;

(v) any payments or other transactions pursuant to a tax sharing agreement between the Issuer and any other Person with which the Issuer files a consolidated tax return or with which the Issuer is part of a consolidated group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation;

(vi) the issuance of securities pursuant to, or for the purpose of the funding of, employment arrangements, stock options, and stock ownership plans, as long as the terms thereof are or have been previously approved by the board of directors of the Issuer (or if the Issuer’s board of directors does not consist of natural persons, of HTCC);

(vii) the granting and performance of registration rights for the Issuer’s securities;

(viii) the Transactions, all transactions in connection therewith and all fees or expenses paid or payable in connection therewith;

(ix) any PIK Refinancing, all transactions in connection therewith and all fees or expenses paid or payable in connection with the PIK Refinancing;

(x) the issuance of any Subordinated Shareholder Funding or the issuance or sale of shares of Capital Stock of the Issuer (including options, warrants or other rights to purchase such Capital Stock; and

(xi) transactions between or among the Issuer and Restricted Subsidiaries or between or among Restricted Subsidiaries.

SECTION 4.10 Limitation on Liens. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (except for Permitted Liens) or assign or otherwise convey any right to receive any income, profits or proceeds on or with respect to any of the Issuer’s or any Restricted Subsidiary’s property or assets, including any shares or stock or Debt of any Restricted Subsidiary, to the extent held by the Issuer or a Restricted Subsidiary, whether owned at or acquired after the Issue Date, or any income, profits or proceeds therefrom unless:

(i) in the case of any Lien securing Subordinated Debt, the Issuer’s obligations in respect of the Notes, the obligations of any Subsidiary Guarantor under its Guarantee, and all other amounts due under this Indenture are directly secured by a Lien on such property, assets or proceeds that is senior in priority to the Lien securing the Subordinated Debt; and

(ii) in the case of any other Lien, the Issuer’s obligations in respect of the Notes, the obligations of any Subsidiary Guarantor under its Guarantee, and all other amounts due under this Indenture are equally and ratably secured with the obligation or liability secured by such Lien.

Any such Lien in favor of the Trustee and the Holders of the Notes will be automatically and unconditionally released and discharged concurrently with (i) the unconditional release of the Lien which gave rise to the Lien in favor of the Trustee and the Holders of the Notes (other than as a consequence of an enforcement action with respect to the assets subject to such Lien), (ii) the full and final payment of all amounts payable by the Issuer and the Subsidiary Guarantors under the Notes, this Indenture and the Guarantees or (iii) defeasance or satisfaction and discharge of the Notes in accordance with the provisions of Article Seven.

SECTION 4.11 Limitation on Sale of Certain Assets. (a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale unless:

(i) the consideration the Issuer or such Restricted Subsidiary receives for such Asset Sale is not less than the Fair Market Value of the assets sold;

(ii) at least 75% of the consideration the Issuer or such Restricted Subsidiary receives in respect of such Asset Sale consists of (A) cash (including any Net Cash Proceeds received from the conversion within 60 days of such Asset Sale of securities, notes or other obligations received in consideration of such Asset Sale); (B) Cash Equivalents; (C) Replacement Assets or (D) the assumption by the purchaser of (I) the Issuer’s Debt or Debt of any Restricted Subsidiary (other than Subordinated Debt) as a result of which neither the Issuer nor any of the Restricted Subsidiaries remains obligated in respect of such Debt or (II) Debt of a Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, if the Issuer and each other Restricted Subsidiary is released from any guarantee of such Debt as a result of such Asset Sale; or (E) a combination of the consideration specified in clauses (A) to (D); and

(iii) the Issuer delivers an Officer’s Certificate to the Trustee certifying that such Asset Sale complies with the provisions described in the foregoing clauses (i) and (ii).

(b) If the Issuer or any Restricted Subsidiary consummates an Asset Sale, the Net Cash Proceeds of the Asset Sale, within 365 days after the consummation of such Asset Sale, may be used by the Issuer or such Restricted Subsidiary to (i) permanently repay or prepay any then outstanding Senior Debt or Pari Passu Debt of the Issuer (other than the Notes) or Senior Debt of any Subsidiary Guarantor or any Debt of a Restricted Subsidiary that is not a Subsidiary Guarantor (and to effect a corresponding commitment reduction if any such amounts are prepaid or repaid under the revolving credit portion of a Credit Facility) owing to a Person other than the Issuer or a Restricted Subsidiary, or (ii) invest in any Replacement Assets, or (iii) any combination of the foregoing. The amount of such Net Cash Proceeds not so used as set forth in this clause (b) constitutes “Excess Proceeds”. Pending the final application of any such Net Cash Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the terms of this Indenture.

(c) When the aggregate amount of Excess Proceeds that are not applied as provided in clause (b) within 365 days after the consummation of an applicable Asset Sale exceeds €10 million, or on such earlier date as determined by the Issuer in its sole discretion, the Issuer will, within 30 Business Days, make an offer to purchase (an “Excess Proceeds Offer”) from all Holders of Notes and from the holders of any Pari Passu Debt, to the extent required by the terms thereof, on a pro rata basis, in accordance with the procedures set forth in this Indenture or the agreements governing any such Pari Passu Debt, the maximum principal amount (expressed as a multiple of €1,000) of the Notes and any such Pari Passu Debt that may be purchased with the amount of the Excess Proceeds. The offer price as to each Note and any such Pari Passu Debt will be payable in cash in an amount equal to (solely in the case of the Notes) 100% of the principal amount of such Note and (solely in the case of Pari Passu Debt) no greater than 100% of the principal amount (or accreted value, as applicable) of such Pari Passu Debt, plus in each case accrued and unpaid interest, if any, to the date of purchase.

To the extent that the aggregate principal amount of Notes and any such Pari Passu Debt tendered pursuant to an Excess Proceeds Offer is less than the aggregate amount of Excess Proceeds, the Issuer may use the amount of such Excess Proceeds not used to purchase Notes and Pari Passu Debt for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and any such Pari Passu Debt validly tendered and not withdrawn by holders thereof exceeds the aggregate amount of Excess Proceeds, the Notes and any such Pari Passu Debt to be purchased will be selected by the Trustee on a pro rata basis (based upon the principal amount of Notes and the principal amount or accreted value of such Pari Passu Debt tendered by each holder). Upon completion of each such Excess Proceeds Offer, the amount of Excess Proceeds will be reset to zero.

(d) If the Issuer is obligated to make an Excess Proceeds Offer, the Issuer will purchase the Notes and Pari Passu Debt, at the option of the holders thereof, in whole or in part in integral multiples of €1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Excess Proceeds Offer is given to such holders, or such later date as may be required under the Exchange Act.

(e) Liens under the Security Documents on assets subject to an Asset Sale shall be released concurrently with the consummation of such Asset Sale.

(f) If the Issuer is required to make an Excess Proceeds Offer, the Issuer will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations, including any securities laws of The Netherlands and the requirements of any applicable securities exchange on which Notes are then listed. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of such conflict.

SECTION 4.12 Limitation on Sale and Leaseback Transactions. (a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, enter into any sale and leaseback transaction with respect to any property or assets (whether now owned or hereafter acquired), unless:

(i) the sale or transfer of such property or assets to be leased is treated as an Asset Sale and the Issuer and the Restricted Subsidiaries comply with Section 4.11, including the provisions concerning the application of Net Cash Proceeds (treating all of the consideration received in such sale and leaseback transaction as Net Cash Proceeds for the purposes of Section 4.11);

(ii) the Issuer or such Restricted Subsidiary, as applicable, would be permitted to incur Debt under Section 4.06 in the amount of the Attributable Debt incurred in respect of such sale and leaseback transaction;

(iii) the Issuer or such Restricted Subsidiary, as applicable, would be permitted to grant a Lien to secure Debt under Section 4.10 in the amount of the Attributable Debt in respect of such sale and leaseback transaction; and

(iv) in the case of any sale and leaseback transaction having a Fair Market Value greater than €10.0 million, the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Issuer’s board of directors and set out in an Officer’s Certificate delivered to the Trustee, of the property that is the subject of such sale and leaseback transaction.

(b) Notwithstanding the foregoing, nothing shall prevent the Issuer or any Restricted Subsidiary from engaging in a sale and leaseback transaction solely between the Issuer and any Restricted Subsidiary or solely between or among Restricted Subsidiaries.

SECTION 4.13 Limitation on Guarantees of Debt by Restricted Subsidiaries. (a) The Issuer shall not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable for the payment of (i) Debt under any Credit Facility or (ii) any Pari Passu Debt or Subordinated Debt of the Issuer (other than the Notes) or any Subsidiary Guarantor, unless:

(i) (I) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture, in form and substance satisfactory to the Trustee, to this Indenture providing for a Guarantee of payment of the Notes by such Restricted Subsidiary on the same terms as those set forth in this Indenture applicable to the Subsidiary Guarantors; and (II) with respect to any guarantee of Subordinated Debt by such Restricted Subsidiary, any such guarantee shall be subordinated to such Restricted Subsidiary’s Guarantee with respect to the Notes at least to the same extent as such Subordinated Debt is subordinated to the Notes;

(ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee.

(b) Section 4.13(a) will not be applicable to any guarantees of any Restricted Subsidiary:

(i) that existed at the time such Person became a Restricted Subsidiary if the guarantee was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;

(ii) arising solely due to the granting of a Permitted Lien that would not otherwise constitute a Guarantee of Debt of the Issuer or any Subsidiary Guarantor;

(iii) deemed to have arisen under Section 5.01(a)(iv); or

(iv) given to a bank or trust company incorporated in any member state of the European Union as of the Issue Date or any commercial banking institution that is a member of the U.S. Federal Reserve System, (or any branch, Subsidiary or Affiliate thereof) in each case having combined capital and surplus and undivided profits of not less than €500 million, whose debt has a rating, at the time such guarantee was given, of at least A or the equivalent thereof by S&P and at least A2 or the equivalent thereof by Moody’s, in connection with the operation of cash management programs established for the Issuer’s benefit or that of any Restricted Subsidiary.

In addition, the Issuer shall not be obligated to cause any Restricted Subsidiary to become a Subsidiary Guarantor if the provision by such Restricted Subsidiary of a Guarantee would result in any violation of applicable law that cannot be avoided or otherwise prevented through measures reasonably available to the Issuer (including any “whitewash” or similar procedures that would be required in order to enable such Guarantee to be provided in accordance with applicable law). Also, the obligations of each Subsidiary Guarantors under its Guarantee shall be limited to an amount not to exceed the maximum amount that can be guaranteed by such Subsidiary Guarantor without resulting in its obligations under its Guarantee being voidable or unenforceable under applicable laws relating to fraudulent transfer, or under similar laws affecting the rights of creditors generally.

(c) Notwithstanding Sections 4.13(a) and 4.13(b), any Guarantee of the Notes created after the Issue Date pursuant to the provision described in Section 4.13(a) above may provide by its terms that it will be automatically and unconditionally released and discharged upon the release by the holders of the Issuer’s or Invitel’s Debt described in Section 4.13 (a) above, of their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Debt other than as a result of payment under such guarantee), at a time when:

(i) no other Debt of the Issuer has been guaranteed by such Restricted Subsidiary; or

(ii) the holders of all such other Debt that is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Debt other than as a result of payment under such guarantee).

SECTION 4.14 Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(i) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, in each case, to the Issuer or any Restricted Subsidiary;

(ii) pay any Debt owed to the Issuer or any Restricted Subsidiary;

(iii) make loans or advances to the Issuer or any Restricted Subsidiary; or

(iv) transfer any of its properties or assets to the Issuer or any Restricted Subsidiary.

(b) Section 4.14(a) above will not apply to:

(i) encumbrances and restrictions imposed by the Notes, this Indenture, any Guarantee, the Credit Facilities, the Intercreditor Agreement and the security documents related thereto or by other indentures governing Debt that the Issuer or any Restricted Subsidiary incurs (and if such Debt is guaranteed, by the guarantors of such Debt) ranking equally with the Notes (or any Guarantee), provided that the encumbrances or restrictions imposed by such other indentures are not materially more restrictive, taken as a whole, than the restrictions imposed by this Indenture;

(ii) any customary encumbrances or restrictions created under any agreements with respect to Senior Debt or Pari Passu Debt of the Issuer or Senior Debt of any Subsidiary Guarantor permitted to be incurred subsequent to the Issue Date pursuant to Section 4.06, including encumbrances or restrictions imposed by Debt permitted to be incurred under Credit Facilities or any guarantees thereof in accordance with Section 4.06; provided that such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those imposed by the Senior Credit Facilities as of the Acquisition Date, and provided further that such agreements do not prohibit the payment of interest with respect to the Notes or the Subsidiary Guarantors’ Guarantees absent a default or event of default under such agreement;

(iii) encumbrances or restrictions contained in any agreement in effect on the Issue Date (other than an agreement described in another clause of this Section 4.14(b)) in the form contained in such agreement on the Issue Date;

(iv) with respect to restrictions or encumbrances referred to in Section 4.14(a)(iv), encumbrances and restrictions: (A) that restrict in a customary manner the subletting, assignment or transfer of any properties or assets that are subject to a lease, license, conveyance or other similar agreement to which the Issuer or any Restricted Subsidiary is a party; and (B) contained in operating leases for real property and restricting only the transfer of such real property upon the occurrence and during the continuance of a default in the payment of rent;

(v) encumbrances or restrictions contained in any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in effect at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(vi) customary encumbrances or restrictions contained in contracts for sales of Capital Stock or assets permitted by Section 4.11 hereunder with respect to the assets or Capital Stock to be sold pursuant to such contract or in merger or acquisition agreements (or any option to enter into such contract) for the purchase or acquisition of Capital Stock or assets or any of the Issuer’s Subsidiaries by another Person;

(vii) with respect to restrictions or encumbrances referred to in Section 4.14(a)(iv), any customary encumbrances or restrictions pertaining to any asset or property subject to a Lien to the extent set forth in the security document governing such Lien;

(viii) encumbrances or restrictions imposed by applicable law or regulation or by governmental licenses, concessions, franchises or permits;

(ix) any encumbrances or restrictions existing under any agreement that extends, renews, amends, modifies, restates, supplements, refunds, refinances or replaces the agreements containing the encumbrances or restrictions in clauses Section 4.14(b)(i), (ii) and (iii); provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable, taken as a whole, to the Holders of the Notes than those under or pursuant to the agreements referred to in such clauses;

(x) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under contracts entered into the ordinary course of business;

(xi) customary limitations on the distribution or disposition of assets or property in joint venture agreements entered in good faith; provided that such encumbrance or restriction is applicable only to such Restricted Subsidiary;

(xii) in the case of Section 4.14(a)(iv), customary encumbrances or restrictions in connection with purchase money obligations, mortgage financings and Capitalized Lease Obligations; or

(xiii) any encumbrance or restriction arising by reason of customary non-assignment provisions in agreements.

SECTION 4.15 Limitation on Layered Debt. The Subsidiary Guarantors shall not incur, create, issue, assume, guarantee or otherwise become liable for (a) any Debt that is subordinate or junior in right of payment to any Senior Debt of the applicable Subsidiary Guarantor and senior in any respect in right of payment to such Subsidiary Guarantor’s Guarantee or any other Pari Passu Debt of such Subsidiary Guarantor or (b) any Secured Debt that is not Senior Debt of such Subsidiary Guarantor (except to the extent such Debt is secured only by a Lien arising solely by operation of applicable law) unless contemporaneously therewith such Subsidiary Guarantor makes effective provision to secure the Guarantee of such Subsidiary Guarantor equally and ratably with (or prior to, in the case of Debt subordinated in right of payment to such Guarantee) such Secured Debt for so long as such Secured Debt is secured by a Lien. Unsecured Debt is not deemed to be subordinate or junior to Secured Debt merely because it is unsecured, and Debt that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Debt that is so guaranteed merely because it is not so guaranteed.

SECTION 4.16 Change of Control. (a) If a Change of Control occurs at any time, then the Issuer must make an offer (a “Change of Control Offer”) to each Holder of Notes to purchase such Holder’s Notes, in whole or in part in denominations of €50,000 and integral multiples of €1,000 in excess thereof, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of Holders of record on relevant regular record dates that are prior to the Change of Control Purchase Date to receive interest due on an interest payment date). Purchases made under a Change of Control Offer will also be subject to other procedures set forth in this Indenture.

(b) Within 30 days following any Change of Control (or, at the Issuer’s option, prior to such Change of Control but after it is publicly announced if a definitive agreement is in effect for such Change of Control at the time of such announcement), the Issuer shall:

(i) cause a notice of the Change of Control Offer to be published (A) through the newswire service of Bloomberg, or if Bloomberg does not then operate, any similar agency; and (B) if at the time of such notice the Notes are admitted to the Official List of the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, in the Luxemburger Wort (or another leading newspaper of general circulation in Luxembourg) or, to the extent and in the manner permitted by such rules, on the official website of the Luxembourg Stock Exchange (www.bourse.lu); and

(ii) send notice of the Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register, which notice will state:

(A) that a Change of Control has occurred, and the date it occurred;

(B) the circumstances and relevant facts regarding such Change of Control (including, but not limited to, applicable information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control);

(C) the Change of Control Purchase Price and the Change of Control Purchase Date, which will be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act and any applicable securities laws or regulations;

(D) that any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Purchase Date unless the Change of Control Purchase Price is not paid;

(E) that any Note (or part thereof) not tendered will continue to accrue interest; and

(F) any other procedures that a Holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance (which procedures may also be performed at the office of the paying agent in Luxembourg as long as the Notes are listed on the Luxembourg Stock Exchange).

If the notice is sent prior to the occurrence of the Change of Control, it may be conditioned upon the consummation of the Change of Control if a definitive agreement is in effect for the Change of Control at the time of the notice of such Change of Control.

(c) The Trustee or, an authorized agent of the Trustee, shall as soon as may be practicable authenticate and deliver a new Note or Notes equal in principal amount to any unpurchased portion of Notes surrendered, if any, to the Holder of Notes in global form or to each Holder of certificated Notes; provided that each such new Note will be in a principal amount of €50,000 and integral multiples of €1,000 in excess thereof. The Issuer shall publicly announce the results of a Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

(d) The Issuer shall not be required to make a Change of Control Offer if:

(i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer; or

(ii) the Issuer has unconditionally exercised its rights to redeem all of the Notes pursuant to Article Three and all conditions to such redemption have been satisfied or waived.

(e) The Issuer shall comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations (including those of The Netherlands) in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of such conflict.

SECTION 4.17 Additional Amounts. (a) All payments that the Issuer makes under or with respect to the Notes or that any Subsidiary Guarantor makes under or with respect to its Guarantee shall be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied by or on behalf of any jurisdiction in which the Issuer, the Subsidiary Guarantor or any Surviving Entity is incorporated, organized, engaged in business (where such Tax is imposed by reason of the Issuer, Subsidiary Guarantor, or Surviving Entity being engaged in business) or otherwise resident for tax purposes or from or through which any of the foregoing makes any payment on the Notes or by or within any department or political subdivision thereof having power to tax (each, a “Relevant Taxing Jurisdiction”), unless the Issuer or such Subsidiary Guarantor, as the case may be, is required to withhold or deduct Taxes by law or by the interpretation or administration of law. If the Issuer or any Subsidiary Guarantor is required to withhold or deduct any amount for or on account of Taxes of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes, the Issuer or such Subsidiary Guarantor, as the case may be, will pay such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each Holder of the Notes (including Additional Amounts) after such withholding or deduction will be not less than the amount the Holder would have received if such Taxes had not been required to be withheld or deducted.

(b) Neither the Issuer nor any Subsidiary Guarantor will, however, pay Additional Amounts in respect or on account of:

(i) any Taxes that are imposed or levied by a Relevant Taxing Jurisdiction by reason of a present or former connection of a Holder (or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder, if the Holder is an estate, a trust, a partnership or a corporation) or a beneficial owner with such Relevant Taxing Jurisdiction (other than the mere receipt or holding of Notes or by reason of the receipt of payments thereunder or the exercise or enforcement of rights under any Notes or this Indenture);

(ii) any Taxes that are imposed or levied by reason of the failure of the Holder or beneficial owner of Notes, following the Issuer’s written request addressed to the Holder (and made at a time which would enable the Holder or beneficial owner acting reasonably to comply with that request), to comply with any certification, identification, information or other reporting requirements which the Holder or such beneficial owner is legally required to satisfy, whether imposed by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(iii) any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(iv) any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes;

(v) any Tax that is imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of such Notes for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficial owner or Holder thereof would have been entitled to Additional Amounts had the Notes been presented for payment on any date during such 30 day period;

(vi) any Tax imposed on or with respect to any payment by the Issuer or any Subsidiary Guarantor to the Holder if such Holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor with respect to such fiduciary member of such partnership or the beneficial owner of such payment would not have been entitled to Additional Amounts had such beneficiary, settlor, member of beneficial owner been the actual Holder of such Note;

(vii) any Tax that is imposed on or with respect to a payment made to a Holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant Notes to another paying agent in a member state of the European Union;

(viii) any withholding or deduction in respect of any Taxes where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26–27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(ix) any combination of the above.

(c) The Issuer and any Subsidiary Guarantor will (i) make such withholding or deduction as is required by applicable law and (ii) remit the full amount deducted or withheld to the relevant taxing authority in the Relevant Taxing Jurisdiction in accordance with applicable law.

(d) At least 30 calendar days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Issuer or any Subsidiary Guarantor will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it will be promptly thereafter), the Issuer will deliver to the Trustee an Officer’s Certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date. The Issuer will promptly publish a notice in accordance with the provisions set forth in Section 13.02 stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

(e) Upon request, the Issuer or the Subsidiary Guarantors shall furnish to the Trustee or the Holder copies of tax receipts evidencing the payment of any Taxes by the Issuer or the applicable Subsidiary Guarantor in such form as provided in the normal course by the taxing authority imposing such Taxes and as is reasonably available to the Issuer or the applicable Subsidiary Guarantor. If notwithstanding the efforts of the Issuer or the Subsidiary Guarantors to obtain such receipts, the same are not obtainable, the Issuer or the applicable Subsidiary Guarantor will provide the Trustee or such Holder other evidence satisfactory to the Trustee or the Holder of such payments by the Issuer or the applicable Subsidiary Guarantor.

(f) In addition, the Issuer and the Subsidiary Guarantors shall pay any present or future stamp, issue, registration, documentation, excise or property taxes or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction in respect of the execution, issue, delivery or registration of the Notes or any other document or instrument referred to thereunder (other than in respect of the execution, issue, delivery or registration of Notes pursuant to Section 2.06, Section 2.07 or Section 2.10(a)(iv)) and any such taxes, charges or duties imposed by any jurisdiction as a result of, or in connection with, the enforcement of the Notes and/or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes, and the Issuer and each Subsidiary Guarantor shall agree to indemnify the Holders for any such taxes paid by such Holders.

(g) The obligations under this Section 4.17 shall apply mutatis mutandis to any jurisdiction in which any Surviving Entity or successor person to the Issuer is incorporated, organized, engaged in business or otherwise resident for tax purposes, or any political subdivision or taxing authority thereof or therein. Whenever this Indenture refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note, such reference includes the payment of Additional Amounts, if applicable.

SECTION 4.18 Designation of Unrestricted and Restricted Subsidiaries. (a) The Issuer’s board of directors may designate any Subsidiary (including newly acquired or newly established Subsidiaries) to be an “Unrestricted Subsidiary” only if:

(i) no Default has occurred and is continuing at the time of or after giving effect to such designation;

(ii) the Issuer would be permitted to make an Investment (other than a Permitted Investment) at the time of designation (assuming the effectiveness of such designation) pursuant to Section 4.07(a) in an amount equal to the Fair Market Value of the Issuer’s interest in such Subsidiary;

(iii) the Issuer would be permitted under this Indenture to incur €1.00 of additional Debt (other than Permitted Debt) pursuant to Section 4.06 at the time of such designation (assuming the effectiveness of such designation);

(iv) neither the Issuer nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary unless the terms of such contract, arrangement, understanding or obligation are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer or of any Restricted Subsidiary;

(v) such Subsidiary does not own any Capital Stock, Redeemable Capital Stock or Debt of, or own or hold any Lien on any property or assets of, or have any Investment in, the Issuer or any other Restricted Subsidiary;

(vi) such Subsidiary is not liable, directly or indirectly, with respect to any Debt, Lien or other obligation that, if in default, would result (with the passage of time or notice or otherwise) in a default on any of the Issuer’s Debt or Debt of any Restricted Subsidiary; provided that an Unrestricted Subsidiary may provide a Guarantee for the Notes;

(vii) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Issuer and its Subsidiaries; and

(viii) such Subsidiary is a Person with respect to which neither the Issuer nor any of the Restricted Subsidiaries has any direct or indirect obligation to:

(A) subscribe for additional Capital Stock of such Person; or

(B) maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

In the event of any such designation, the Issuer will be deemed to have made an Investment constituting a Restricted Payment pursuant to Section 4.07 for all purposes of this Indenture in an amount equal to the Fair Market Value of the Issuer’s interest in such Subsidiary.

(b) Neither the Issuer nor any Restricted Subsidiary shall at any time:

(i) provide a guarantee of, or similar credit support to, any Debt of any Unrestricted Subsidiary (including of any undertaking, agreement or instrument evidencing such Debt), except to the extent permitted under Section 4.06, Section 4.07 and Section 4.09; provided that the Issuer may pledge Capital Stock or Debt of any Unrestricted Subsidiary on a non-recourse basis as long as the pledgee has no claim whatsoever against the Issuer other than to obtain such pledged property;

(ii) be directly or indirectly liable for any Debt of any Unrestricted Subsidiary, except to the extent permitted under Section 4.07 and Section 4.09; or

(iii) be directly or indirectly liable for any other Debt that provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Debt that is Debt of an Unrestricted Subsidiary (including any corresponding right to take enforcement action against such Unrestricted Subsidiary).

(c) The Issuer’s board of directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary if:

(i) no Default or Event of Default has occurred and is continuing at the time of or will occur and be continuing after giving effect to such designation; and

(ii) unless such redesignated Subsidiary shall not have any Debt outstanding (other than Debt that would be Permitted Debt), immediately before and after giving effect to such proposed designation, and after giving pro forma effect to the incurrence of any such Debt of such redesignated Subsidiary as if such Debt was incurred on the date of the redesignation, the Issuer could incur €1.00 of additional Debt (other than Permitted Debt) pursuant to Section 4.06.

Any such designation as an Unrestricted Subsidiary or Restricted Subsidiary by the Issuer’s board of directors will be evidenced to the Trustee by filing a resolution of the Issuer’s board of directors with the Trustee giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions, and giving the effective date of such designation. Any such filing with the Trustee must occur within 45 days after the end of the Issuer’s fiscal quarter in which such designation is made (or, in the case of a designation made during the last fiscal quarter of the Issuer’s fiscal year, within 90 days after the end of such fiscal year).

SECTION 4.19 Listing. The Issuer shall use its best efforts to effect and, if the Issuer so succeeds, maintain the listing of the Notes on the Luxembourg Stock Exchange or another international securities exchange for so long as the Notes are outstanding.

SECTION 4.20 Payment of Taxes and Other Claims. The Issuer shall pay or discharge and shall cause each of its Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent: (a) all material taxes, assessments and governmental charges levied or imposed upon (i) the Issuer or any such Subsidiary, (ii) the income or profits of any such Subsidiary which is a corporation or (iii) the property of the Issuer or any such Subsidiary and (b) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Issuer or any such Subsidiary; provided, that the Issuer shall not be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

SECTION 4.21 Reports to Holders.

(a) So long as any Notes are outstanding, and subject to Section 4.21(b), the Issuer shall furnish to the Trustee (who, at the Issuer’s expense, shall then furnish to Holders of the Notes):

(i) within 120 days following the end of each of the Issuer’s fiscal years, an annual report containing substantially the same information as would be required to be contained in an annual report filed with the Commission on Form 20-F (as in effect on August 6, 2004), including annual audited condensed balance sheets, statements of income, statements of shareholders equity, and statements of cash flows (with notes thereto) for the Issuer and its Subsidiaries on a consolidated basis for the year then ended and the prior fiscal year and prepared in accordance with GAAP, which need not, however, contain: (i) any reconciliation to U.S. GAAP or otherwise comply with Regulation S-X of the Commission; (ii) other than agreements governing material Debt of the Issuer and its Restricted Subsidiaries, the exhibits or certifications required by such form; or (iii) subject to the second paragraph below, separate financial statements of any of its affiliates, even if such statements would be required to be included on Form 20-F pursuant to Regulation S-X, as promulgated under the Securities Act;

(ii) within 75 days following the end of the fiscal quarter ended March 31, 2007 and within 60 days following the end of the first three fiscal quarters in each of the Issuer’s fiscal years thereafter, quarterly reports containing unaudited balance sheets, statements of income, statements of shareholders equity and statements of cash flows for the Issuer and its Subsidiaries on a consolidated basis for the quarterly period then ended and the corresponding quarterly period in the prior fiscal year and prepared in accordance with GAAP, which need not, however, contain any reconciliation to U.S. GAAP or otherwise comply with Regulation S-X of the Commission, together with an operating and financial review for such quarterly period and condensed footnote disclosure; and

(iii) promptly from time to time after the occurrence of an event required to be reported therein, such other reports containing substantially the same information required to be contained in Items (1) through (6) of Form 8-K (or any successor form) of the Commission.

(b) If the Acquisition shall have been consummated (and subject to the last paragraph of this Section 4.21(b)):

(i) the Issuer shall furnish to the Trustee, on the date of the relevant filing with the Commission (or, to the extent HTCC is not subject to Section 13 or 15(d) of the Exchange Act, on the date such relevant filing would have been required to be filed if HTCC were so subject), all annual and quarterly reports required to be filed with the Commission; provided that the financial statements contained in any such report (and any financial information derived therefrom and contained in such report) may be denominated in U.S. Dollars and provided further that any such report shall include, in a footnote, the following condensed consolidating financial information of the Issuer for the same periods covered by such report: total revenue; net profit (loss); cash and cash equivalents; total liabilities; earnings before interest, taxes, depreciation and amortization; capital expenditure; net interest expense; and net cash flow provided by (used in) operating activities;

(ii) the Issuer shall furnish to the Trustee, on the date of the relevant filing with the Commission, all other reports of HTCC required to be filed by HTCC with the Commission (or, to the extent HTCC is not subject to Section 13 or 15(d) of the Exchange Act, other reports of HTCC containing substantially the same information required to be contained in Items (1) through (6) of Form 8 K (or any successor form) of the Commission); and

(iii) the Issuer shall furnish to the Trustee (who at the Issuer’s expense, shall then furnish by mail to Holders of the Notes), within 120 days following the end of each of the Issuer’s fiscal years, the Issuer’s annual statutory financial statements as of and for such fiscal year and the immediately preceding fiscal year (which financial statements may be denominated in U.S. Dollars).

Anything in this Indenture to the contrary notwithstanding, if the foregoing provisions of this Section 4.21(b) are applicable and the Issuer is in compliance with its obligations under such provisions, then the Issuer shall be deemed to be in compliance with Section 4.21(a)

(without any requirement to take any action under such Section 4.21(a)); provided, however, that the Issuer may at any time elect to cease compliance with this Section 4.21(b), in which case the Issuer shall, on and following the date of such election, comply with Section 4.21(a).

In the event that HTCC or any subsidiary of HTCC (other than the PIK Issuer or any of its Subsidiaries) shall have undertaken or engaged in an HTCC Restricted Activity, the Issuer will, as of and following the first day on which HTCC or such subsidiary shall have undertaken or engaged in such activity, be prohibited from complying with the foregoing provisions of this Section 4.21(b) and shall instead be required to comply with Section 4.21(a) above.

(c) In addition, the Issuer shall furnish to the Holders of the Notes and to prospective investors, upon the request of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Exchange Act by Persons who are not “affiliates” under the Securities Act.

(d) If any of the Issuer’s Subsidiaries are Unrestricted Subsidiaries, then the annual and quarterly financial information referred to in Sections 4.21(a) and (b)will include a reasonably detailed presentation, either on its face or in the footnotes thereto, and in the operating and financial review, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries or HTCC, the Issuer and the Issuer’s Restricted Subsidiaries (as the case may be), in each case, separate from the financial condition and results of operations of the Issuer’s Unrestricted Subsidiaries.

(e) The Issuer will also make available copies of all reports furnished to the Trustee (i) on Invitel’s website or HTCC’s website, as the case may be; (ii) through the newswire service of Bloomberg, or, if Bloomberg does not then operate, any similar agency; and (iii) if and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, copies of such reports furnished to the Trustee will also be made available at the specified office of the Luxembourg Paying Agent.

SECTION 4.22 Impairment of Security Interest. (a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the Holders of the Notes, and the Issuer will not, and will not permit any of its Restricted Subsidiaries to, grant to any Person other than the Security Trustee, for the benefit of the Trustee and the Holders of the Notes (other than Additional Notes) and the other beneficiaries described in the Security Documents, any interest whatsoever in any of the Collateral, except as permitted in the Security Documents, but subject to Section 4.22(b) the Issuer and its Restricted Subsidiaries may incur Permitted Collateral Liens;

(b) At the direction of the Issuer and without the consent of the Holders of the Notes, the Trustee and the Security Trustee may from time to time enter into one or more amendments to the Security Documents to: (i) cure any ambiguity, omission, defect or inconsistency therein, (ii) provide for Permitted Collateral Liens, (iii) provide for the incurrence of additional Senior Debt (including Additional Notes) to the extent permitted under this Indenture, (iv) comply with the terms of the Intercreditor Agreement, (v) add to the Collateral, (vi) evidence the succession of another Person to the Issuer and the assumption by such successor of the obligations under this Indenture, the Notes and the Security Documents, in each case, in accordance with Section 5.01, (vii) provide for the release of property and assets constituting Collateral from the Lien of the Security Documents and/or the release of the Guarantee of a Subsidiary Guarantor, in each case, in accordance with (and if permitted by) the terms of this Indenture, (viii) conform the Security Documents to the provisions described in the “Description of the Notes” section of the Offering Memorandum, (ix) to evidence and provide for the acceptance of the appointment of a successor Trustee or Security Trustee or (x) make any other change thereto that does not adversely affect the Holders in any material respect; provided, however, that no Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or replaced (otherwise than for reasons specified in clauses (i) through ((x)), unless contemporaneously with such amendment, extension, renewal, restatement, supplement, modification or renewal, the Issuer delivers to the Trustee, either:

(i) a solvency opinion, in form and substance satisfactory to the Trustee, from an investment banking firm, appraisal firm or accounting firm of international standing confirming the solvency of the Issuer and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement; or

(ii) an Opinion of Counsel acceptable to the Trustee, in form and substance satisfactory to the Trustee (subject to customary exceptions and qualifications), confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens securing the Notes created under the Security Documents so amended, extended, renewed, restated, supplemented, modified or replaced are valid and perfected Liens not otherwise subject to any limitation imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement.

SECTION 4.23 Assumption of Note Obligations by Magyar Telecom B.V. following the Acquisition. (a) (a) Upon at least one Business Day’s notice to the Trustee and the clearing agencies from the Issuer prior to the Acquisition Date, the Issuer, Matel and the Trustee shall execute and deliver a supplemental indenture (a “Supplemental Indenture”) in form and substance substantially similar to Exhibit E pursuant to which Matel shall accede to this Indenture and assume, as of the Acquisition Date, all of the obligations of the Issuer under the Notes and this Indenture (such assumption referred to herein as the “Magyar Telecom B.V. Assumption”) provided that no such notice will be required if the Acquisition Date and the Issue Date are the same day.

(b) On the Acquisition Date, Matel will deliver to the Trustee an Officer’s Certificate and an opinion of counsel in form and substance reasonably satisfactory to the Trustee, each stating that the Indenture, the new Guarantees by the Subsidiary Guarantors and the applicable Security Documents are enforceable against Matel or the applicable Subsidiary Guarantor and that all relevant conditions precedent have been satisfied.

(c) The Luxembourg Stock Exchange will be informed of such assumption and substitution of issuer and the Issuer will publish notice of such substitution in a daily leading newspaper with general circulation in Luxembourg (expected to be the d’Wort) or, on the Luxembourg Stock Exchange website (www.bourse.lu), send a copy of such notice to the Luxembourg Stock Exchange and file supplemental listing particulars.

(d) Upon consummation of the Magyar Telecom B.V. Assumption, Matel will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture, and upon such substitution, the predecessor Issuer will be released from its obligations under this Indenture and the Notes. Each Holder by accepting a Note agrees to Matel succeeding to the obligations of the Issuer.

(e) Subject to receipt of Opinions of Counsel in form and substance satisfactory to the Trustee as provided in this Section 4.23, the Trustee will sign any Supplemental Indenture authorized pursuant to this Section 4.23 if the Supplemental Indenture does not adversely affect the rights, duties, liabilities or immunities of the Trustee.

SECTION 4.24 Lines of Business. (a) The Issuer shall not engage in any business activity or undertake any other activity, except any activity:

(i) reasonably relating to the offering, sale, issuance and servicing, purchase, redemption, refinancing or retirement of the Notes or other Debt of the Issuer permitted under this Indenture or lending of the proceeds of the Notes or any such other Debt to any Subsidiary Guarantor;

(ii) undertaken with the purpose of, and directly related to, fulfilling its obligations under the Notes and this Indenture or such other Debt;

(iii) acting as a holding company of its Subsidiary Guarantors or finance subsidiaries used to provide funding to its Subsidiary Guarantors, including all activities incidental to its role as a holding company (including the retention of professional advisors as needed), issuing Capital Stock and if applicable, activities reasonably relating to being a public listed company and, except as contemplated by (i) and (ii) above, will not incur any material liabilities not directly related to such activity; and

(iv) other activities not specifically enumerated above that are de minimis in nature;

provided, however, that the Issuer shall not be required to comply with the provisions of this Section 4.24(a) if it shall have elected to cease compliance with of Section 4.21(b).

(b) The Issuer shall not permit any of its Restricted Subsidiaries to engage in any business other than a Related Business, except to the extent that it would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

SECTION 4.25 Suspension of Covenants on Achievement of Investment Grade Status. If, during any period after the Issue Date, the Notes have achieved and continue to maintain Investment Grade Status and no Event of Default has occurred and is continuing (such period hereinafter referred to as “Investment Grade Status Period”), then the provisions of Section 4.06, Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.12, Section 4.13, Section 4.14, Section 4.15, Section 4.16, Section 4.22 and Section 5.01(a)(iii) and, to the extent related to Section 5.01(a)(iii), Section 5.01(a)(vi) and any related Default provisions of this Indenture will be suspended and will not during such Investment Grade Status Period be applicable to the Issuer and its Restricted Subsidiaries. No action taken during an Investment Grade Status Period or prior to an Investment Grade Status Period in compliance with the covenants then applicable will require reversal or constitute a Default in the event that the foregoing provisions are subsequently reinstated or suspended, as the case may be. An Investment Grade Status Period will terminate immediately upon the failure of the Notes to maintain Investment Grade Status. The Issuer will promptly notify the Trustee in writing of any failure of the Notes to maintain Investment Grade Status.

SECTION 4.26 Further Instruments and Acts. Upon request of the Trustee (but without imposing any duty or obligation of any kind on the Trustee to make any such request), the Issuer and any Subsidiary Guarantors shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

ARTICLE FIVE

CONSOLIDATION, MERGER OR SALE OF ASSETS

SECTION 5.01 Consolidation, Merger or Sale of Assets. (a) The Issuer shall not, in a single transaction or through a series of transactions, consolidate or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of, or take any action pursuant to any resolution passed by the Issuer’s board of directors or shareholders with respect to a demerger or division pursuant to which the Issuer would dispose of, all or substantially all of the properties and assets of the Issuer and its Restricted Subsidiaries taken as a whole to any other Person or Persons. The previous sentence will not apply if:

(i) at the time of, and immediately after giving effect to, any such transaction or series of transactions, either (A) the Issuer will be the continuing entity or (B) the Person (if other than the Issuer) formed by or surviving any such consolidation or merger or to which such sale, assignment, conveyance, transfer, lease or disposition of all or substantially all the properties and assets of the Issuer and the Restricted Subsidiaries on a consolidated basis has been made (the “Surviving Entity”):

(A) will be a corporation duly incorporated and validly existing under the laws of any member state of the European Union as of the Issue Date, the United States of America, any state thereof, or the District of Columbia, and

(B) will expressly assume, by a supplemental indenture and/or other agreements, in each case in form and substance satisfactory to the Trustee, the Issuer’s obligations under the Notes, this Indenture, the Intercreditor Agreement and the other relevant Security Documents and the Notes, this Indenture, the Intercreditor Agreement and the other relevant Security Documents will remain in full force and effect as so supplemented;

(ii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of the Issuer or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred by the Issuer or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

(iii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the applicable four-quarter fiscal period ended prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), the Issuer (or the Surviving Entity if the Issuer is not the continuing obligor under this Indenture) could incur at least €1.00 of additional Debt under Section 4.06(a)(i);

(iv) any Subsidiary Guarantor, unless it is the other party to the transactions described above, or unless its Guarantee has been released in accordance with Section 10.03 hereof, will have by supplemental indenture confirmed that its Guarantee will apply to such Person’s obligations under this Indenture and the Notes;

(v) if any of the Issuer’s or any Restricted Subsidiary’s property or assets would thereupon become subject to any Lien, the provisions of Section 4.10 hereof are complied with; and

(vi) the Issuer or the Surviving Entity will have delivered to the Trustee, in form and substance satisfactory to the Trustee, an Officer’s Certificate (attaching the computations to demonstrate compliance with clause (iii) above) and an opinion in form and substance reasonably satisfactory to the Trustee, of independent counsel reasonably acceptable to the Trustee, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied and that this Indenture and the Notes constitute legal, valid and binding obligations of the continuing person, enforceable in accordance with their terms.

Except with respect to a sale pursuant to an Enforcement Action, the Surviving Person (other than the Issuer) shall succeed to, and be substituted for, and may exercise every right and power of the Issuer under this Indenture and the Security Documents, but the predecessor company in the case of the lease of all the assets of the Issuer as an entirety or substantially as an entirety shall not be released from any of its payment obligations under this Indenture.

(b) A Subsidiary Guarantor shall not, in a single transaction or through a series of transactions, consolidate or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of, or take any action pursuant to any resolution passed by such Subsidiary Guarantor’s board of directors or shareholders with respect to a demerger or division pursuant to which such Subsidiary Guarantor would dispose of, all or substantially all of the properties and assets of such Subsidiary Guarantor and its Restricted Subsidiaries taken as a whole to any other Person or Persons. The previous sentence will not apply if:

(i) at the time of, and immediately after giving effect to, any such transaction or series of transactions, either (A) such Subsidiary Guarantor will be the continuing entity or (B) the Person (if other than such Subsidiary Guarantor) formed by or surviving any such consolidation or merger or to which such sale, assignment, conveyance, transfer, lease or disposition of all or substantially all the properties and assets of the Issuer and the Restricted Subsidiaries on a consolidated basis has been made (the “Surviving Entity”):

(A) will be a corporation duly incorporated and validly existing under the laws of any member state of the European Union as of the Issue Date, the United States of America, any state thereof, or the District of Columbia, and

(B) will expressly assume, by a supplemental indenture and/or other agreements, in each case in form and substance satisfactory to the Trustee, such Subsidiary Guarantor’s obligations under its Guarantee, this Indenture, the Intercreditor Agreement and the other relevant Security Documents, and its Guarantee, this Indenture, the Intercreditor Agreement and the other relevant Security Documents, will remain in full force and effect as so supplemented;

(ii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of such Subsidiary Guarantor or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred by such Subsidiary Guarantor or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

(iii) if any of such Subsidiary Guarantor’s or any Restricted Subsidiary’s property or assets would thereupon become subject to any Lien, the provisions of Section 4.10 hereof are complied with; and

(iv) such Subsidiary Guarantor or the Surviving Entity will have delivered to the Trustee, in form and substance satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee of independent counsel reasonably acceptable to the Trustee, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied and that this Indenture and the Notes constitute legal, valid and binding obligations of the continuing person, enforceable in accordance with their terms.

Except with respect to a sale pursuant to an Enforcement Action, the Surviving Person (other than such Subsidiary Guarantor) shall succeed to, and be substituted for, and may exercise every right and power of such Subsidiary Guarantor under this Indenture and the Security Documents, but the predecessor company in the case of the lease of all the assets of such Subsidiary Guarantor as an entirety or substantially as an entirety shall not be released from any of its payment obligations under this Indenture.

(c) Nothing herein shall prevent (i) any transaction under or in connection with the Acquisition or the other Transactions, (ii) any Wholly Owned Restricted Subsidiary that is not a Subsidiary Guarantor from consolidating with, merging into or transferring all or substantially all of its properties and assets to the Issuer or any other Wholly Owned Restricted Subsidiary whether or not a Subsidiary Guarantor, (iii) any Subsidiary Guarantor from merging into or transferring all or part of its properties and assets to another Subsidiary Guarantor or the Issuer or (iv) the Issuer from merging into an Affiliate holding 100% of its Capital Stock which was incorporated solely for the purpose of reincorporating the Issuer in another jurisdiction to realize tax or other benefits.

(d) The Issuer will publish a notice of any consolidation, merger or sale of assets described above in accordance with Section 13.02 hereof and, so long as the rules of the Luxembourg Stock Exchange so require, notify such exchange of any such consolidation, merger or sale and file supplemental listing particulars.

ARTICLE SIX

DEFAULTS AND REMEDIES

SECTION 6.01 Events of Default. (a) Each of the following shall be an “Event of Default” under this Indenture:

(i) default for 30 days in the payment when due of any interest or any Additional Amounts on any Note (whether or not prohibited by the subordination provisions of this Indenture or the Intercreditor Agreement);

(ii) default in the payment of the principal of or premium, if any, on any Note at its Maturity (upon acceleration, optional or mandatory redemption, if any, required repurchase or otherwise) whether or not prohibited by the subordination provisions of this Indenture or the Intercreditor Agreement;

(iii) failure to comply with the provisions of Section 5.01;

(iv) failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of Section 4.11 hereof;

(v) failure to make or consummate a Change of Control Offer in accordance with the provisions of Section 4.16 hereof ;

(vi) failure to comply with any covenant or agreement of the Issuer or of any Restricted Subsidiary that is contained in this Indenture or any Guarantee (other than those specified in clause (i), (ii), (iii), (iv) or (v) above) and such failure continues for a period of 60 days or more after written notice from the Trustee or Holders of 25% in aggregate principal amount of the Notes then outstanding;

(vii) default under the terms of any instrument evidencing or securing the Debt of the Issuer or any Restricted Subsidiary having an outstanding principal amount in excess of €15 million individually or in the aggregate, if that default: (A) results in the acceleration of the payment of such Debt or (B) is caused by the failure to pay such Debt at final maturity thereof (giving effect to any applicable grace periods and any extensions thereof) other than by regularly scheduled required prepayment) and such failure to make any payment has not been waived or the maturity of such Debt has not been extended, and in either case the total amount of such Debt unpaid or accelerated exceeds €15 million or its equivalent at the time;

(viii) any Guarantee of a Subsidiary Guarantor ceases to be, or shall be asserted by the relevant Subsidiary Guarantor, or any Person acting on behalf of such Subsidiary Guarantor, not to be, in full force and effect or enforceable in accordance with its terms (other than as provided for in this Indenture, such Guarantee or the Intercreditor Agreement);

(ix) one or more final judgments, orders or decrees (not subject to appeal and not covered by insurance) shall be rendered against the Issuer or any Restricted Subsidiary, either individually or in an aggregate amount, in excess of €15 million, such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such final judgment;

(x) the Funding Loan or any Proceeds Loan shall be held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any obligor on the Funding Loan or any Proceeds Loan denies or disaffirms its obligations under the Funding Loan or Proceeds Loan, as the case may be;

(xi) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Issuer, any Subsidiary Guarantor or any Significant Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer, any Subsidiary Guarantor or any Significant Subsidiary under any applicable law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Issuer, any Subsidiary Guarantor or any Significant Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

(xii) the institution by the Issuer, any Subsidiary Guarantor or any Significant Subsidiary of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Issuer, any Subsidiary Guarantor or any Significant Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due; and

(xiii) the security interests under any of the Security Documents shall not constitute valid Liens or shall at any time, other than in accordance with their terms, cease to be in full force and effect for any reason other than the satisfaction in full of all obligations under this Indenture, discharge of this Indenture or the release of such security interests in accordance with the terms of this Indenture, or any security interest created thereunder shall be declared invalid or unenforceable or the Issuer or any Subsidiary Guarantor or any Affiliate thereof shall assert, in any pleading in any court of competent jurisdiction, that any such security interest or invalid or unenforceable.

(b) If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each Holder of the Notes in the manner and to the extent provided in TIA Section 313(c) notice of the Default or Event of Default within 30 Business Days after its occurrence. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, Additional Amounts or interest on any Notes, the Trustee may withhold the notice to the Holders of such Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

SECTION 6.02 Acceleration. (a) If an Event of Default (other than as specified in Section 6.01(a)(xi) or Section 6.01(a)(xiii) occurs and is continuing, the Trustee or the Holders of not less than 50% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer (and to the Trustee if such notice is given by the Holders) may, and the Trustee, upon the written request of such Holders, shall, declare the principal of, premium, if any, and any Additional Amounts and accrued interest on all of the outstanding Notes immediately due and payable, and upon any such declaration all such amounts payable in respect of the Notes will become immediately due and payable.

(b) If an Event of Default specified in Section 6.01(a)(xi) or Section 6.01(a)(xiii) above occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of Notes.

(c) At any time after a declaration of acceleration under this Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Issuer and the Trustee, may rescind such declaration and its consequences if:

(i) the Issuer has paid or deposited with the Trustee a sum sufficient to pay:

(A) all overdue interest and Additional Amounts on all Notes then outstanding;

(B) all unpaid principal of and premium, if any, on any outstanding Note that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes;

(C) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes; and

(D) all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

(ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(iii) all Events of Default, other than the non-payment of amounts of principal of, premium, if any, and any Additional Amounts and interest on the Notes that has become due solely as a result of such declaration of acceleration, have been cured or waived.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

SECTION 6.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name and as Trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

SECTION 6.04 Waiver of Past Defaults. The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders of all the Notes, waive any existing Default or Event of Default under this Indenture, except a default in the payment of the principal of, premium, if any, and Additional Amounts or interest on any Note.

SECTION 6.05 Control by Majority. The Holders of not less than a majority in aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee under this Indenture; provided, that:

(a) the Trustee may refuse to follow any direction that conflicts with law, this Indenture or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction;

(b) the Trustee may refuse to follow any direction that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; and

(c) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

SECTION 6.06 Limitation on Suits. No Holder of any of the Notes has any right to institute any proceedings with respect to this Indenture or any remedy thereunder, unless the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made a written request, and offered indemnity or security satisfactory to the Trustee, to the Trustee to institute such proceeding as Trustee under the Notes and this Indenture, the Trustee has failed to institute such proceeding within 30 Business Days after receipt of such notice and the Trustee within such 30-Business Day period has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not, however, apply to a suit instituted by a Holder of a Note for the enforcement of the payment of the principal of, premium, if any, and Additional Amounts or interest on such Note on or after the respective due dates expressed in such Note.

SECTION 6.07 Collection Suit by Trustee. The Issuer covenants that if default is made in the payment of:

(a) any installment of interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or

(b) the principal of (or premium, if any, on) any Note at the Maturity thereof,

the Issuer shall, upon demand of the Trustee, pay to the Trustee for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal (and premium, if any), Additional Amounts, if any and interest, and interest on any overdue principal (and premium, if any) and Additional Amounts, if any and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installment of interest, at the rate borne by the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the amounts provided for in Section 7.06 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

(c) If the Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name as Trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer or any other obligor upon the Notes, wherever situated.

SECTION 6.08 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06) and the Holders allowed in any judicial proceedings relative to the Issuer or any Subsidiary Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders at their direction in any election of a Trustee in bankruptcy or other Person performing similar functions and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims; and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.06.

Nothing herein contained shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.09 Application of Money Collected. If the Trustee collects any money or property pursuant to this Article Six, it shall, subject to the Intercreditor Agreement (to the extent applicable), pay out the money or property in the following order:

FIRST	to the Trustee for amounts due under Section 7.06, including payment of all properly incurred compensation, expense and liabilities incurred and all advances made, by the Trustee and the costs and expenses of collection;

SECOND	to Holders for amounts due and unpaid on the Notes for principal of, if any, premium, if any, interest, if any, and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, if any, premium, if any, interest, if any, and Additional Amounts, if any, respectively; and

THIRD	to the Issuer, any Subsidiary Guarantor or any other obligors of the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.09. At least 15 days before such record date, the Issuer shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.10 Undertaking for Costs. A court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in the suit of an undertaking to pay the costs of such suit, and such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.10 does not apply to a suit by the Trustee, a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes or to any suit by any Holder pursuant to Section 6.06.

SECTION 6.11 Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, any Subsidiary Guarantor, the Trustee and the Holders shall be restored severally and espectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

SECTION 6.12 Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.13 Delay or Omission not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article Six or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.14 Record Date. The Issuer may set a record date for purposes of determining the identity of Holders entitled to vote or to consent to any action by vote or consent authorized or permitted by Section 6.04, Section 6.05 and Section 11.04. Unless this Indenture provides otherwise, such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee pursuant to Section 2.05 prior to such solicitation.

SECTION 6.15 Waiver of Stay or Extension Laws. The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee but shall suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 6.16 Agents to Act for Trustee. Upon the occurrence of an Event of Default, the Trustee may, in its sole discretion, by notice to the Agents, require such Agents to act to its direction.

ARTICLE SEVEN

TRUSTEE

SECTION 7.01 Duties of Trustee. (a) If an Event of Default has occurred and is continuing of which a Trust Officer of the Trustee has actual knowledge, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default of which a Trust Officer of the Trustee has actual knowledge: (i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. In the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine same to determine whether they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee shall not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this Section 7.01(c) does not limit the effect Section 7.01(b);

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02 and Section 6.05.

(d) whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to the provisions of this Section 7.01.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer or any Subsidiary Guarantor. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(g) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of, or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God; it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(h) The Trustee will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(i) Under no circumstances will the Trustee be liable to the Issuer for any consequential loss (being loss of business, goodwill, opportunity or profit), even if advised of the possibility of such loss or damage.

SECTION 7.02 Certain Rights of Trustee. (a) Subject to Section 7.01:

(i) the Trustee may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person;

(ii) before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel, which shall conform to Section 13.05. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion;

(iii) the Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care by it hereunder;

(iv) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction;

(v) the Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers, provided that the Trustee’s conduct does not constitute gross negligence or bad faith;

(vi) whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s Certificate;

(vii) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer personally or by agent or attorney and to consult with the officers and representatives of the Issuer;

(viii) the Trustee shall not be required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Indenture;

(ix) the Trustee will have no duty to inquire as to the Issuer’s performance of the covenants in Article Four hereof. In addition, the Trustee will not be deemed to have any knowledge of any Default or Event of Default or other identity of a Restricted Subsidiary or Unrestricted Subsidiary unless a Responsible Officer of the Trustee has received written notification or obtained actual knowledge.

(x) in the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken;

(xi) the permissive right of the Trustee to take the actions permitted by this Indenture will not be construed as an obligation or duty to do so;

(xii) delivery of reports, information and documents to the Trustee under Section 4.20 is for informational purposes only and the Trustee’s receipt of the foregoing will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates);

(xiii) the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its rights to be indemnified, are extended to, and will be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder; and

(xiv) the Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will, subject to Section 7.01(c), be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(b) The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

SECTION 7.03 Individual Rights of Trustee. The Trustee, any Paying Agent, any Registrar or any other agent of the Issuer or of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and, subject to TIA Sections 310(b) and 311, may otherwise deal with the Issuer with the same rights it would have if it were not Trustee, Paying Agent, Registrar or such other agent.

SECTION 7.04 Trustee’s Disclaimer. The recitals contained herein and in the Notes, except for the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Issuer of Notes or the proceeds thereof or the use or application of any money received by any Paying Agent other than the Trustee.

SECTION 7.05 Reports by Trustee to Holders. Within 60 days after June 30 of each year commencing with June 30, 2008, the Trustee shall transmit to the Holders, in the manner and to the extent provided in TIA Section 313(c), a brief report dated as of such June 30, if required by TIA Section 313(a). The Trustee also shall comply with TIA Sections 313(b) and (c).

The Issuer shall promptly notify the Trustee whenever the Notes become listed on any securities exchange and of any delisting thereof and the Trustee shall comply with TIA Section 313(d).

SECTION 7.06 Compensation and Indemnity. The Issuer, failing which the Subsidiary Guarantors jointly and severally, shall pay to the Trustee such compensation as shall be agreed in writing for its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a Trustee of an express trust. The Issuer, failing which any Subsidiary Guarantor jointly and severally, shall reimburse the Trustee promptly upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the compensation, disbursements, advances and out-of-pocket expenses of the Trustee’s agents and counsel.

The Issuer, failing which the Subsidiary Guarantors jointly and severally, shall indemnify the Trustee and its officers, directors, agents, employees and affiliates against any and all loss, liability or expense (including attorneys’ fees and expenses) incurred by it without willful misconduct, gross negligence or bad faith on its part arising out of or in connection with the administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer and any Subsidiary Guarantor (including this Section 7.06) and defending itself against any claim, whether asserted by the Issuer, any Subsidiary Guarantor, any Holder or any other Person or liability in connection with the execution and performance of any of its powers and duties hereunder). The indemnified party shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the indemnified party to so notify the Issuer shall not relieve the Issuer or any Subsidiary Guarantor of its obligations hereunder. The Issuer shall, at the Trustee’s sole discretion, defend the claim and the Trustee shall reasonably cooperate and may participate at the Issuer’s expense in such defense. Alternatively, the Trustee may, at its option, have separate counsel of its own choosing and the Issuer shall pay the fees and expenses of such counsel if the Issuer shall not have employed counsel satisfactory to the

Trustee (in the Trustee’s good faith determination) or if the Issuer otherwise agrees to pay the cost of such separate counsel. The Issuer need not pay for any settlement made without its consent, which consent may not be unreasonably withheld. The Issuer shall not reimburse any expense or indemnify against any loss, liability or expense incurred by such party through such party’s own willful misconduct, gross negligence or bad faith. Any settlement of a claim shall be approved in writing by the Trustee.

To secure the Issuer’s payment obligations in this Section 7.06, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of, premium, if any, and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(a)(xi)or Section 6.01(a)(xiii) with respect to the Issuer, any Subsidiary Guarantor, or any Restricted Subsidiary, the expenses are intended to constitute expenses of administration under any Bankruptcy Law.

The Issuer’s obligations under this Section 7.06 and any claim or lien arising hereunder shall survive the resignation or removal of any Trustee, the satisfaction and discharge of the Issuer’s obligations pursuant to Article Eight and any rejection or termination under any Bankruptcy Law, and the termination of this Indenture.

SECTION 7.07 Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

The Trustee may resign at any time by so notifying the Issuer. The Holders of a majority in outstanding principal amount of the outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer. The Issuer shall remove the Trustee if:

(a) the Trustee fails to comply with Section 7.09;

(b) the Trustee is adjudged bankrupt or insolvent;

(c) a receiver or other public officer takes charge of the Trustee or its property; or

(d) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer. If the successor Trustee does not deliver its written acceptance required by the next succeeding paragraph of this Section 7.07 within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of a majority in principal amount of the outstanding Notes may, at the expense of the Issuer, petition any court of competent jurisdiction for the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided that all sums owing to the Trustee hereunder have been paid and subject to the lien provided for in Section 7.06.

If a successor Trustee is not appointed or is appointed but does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee may appoint a successor Trustee.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 25% in outstanding principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuer.

If the Trustee fails to comply with Section 7.09, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.07, the Issuer’s and the Subsidiary Guarantors’ obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.

For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Trustee in this Section 7.07, including its right to be indemnified, are extended to, and shall be enforceable by each Paying Agent, Registrar Calculation Agent and Transfer Agent employed to act hereunder or any agent of the Trustee, Registrar, Paying Agent or Transfer Agent.

SECTION 7.08 Successor Trustee by Merger. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article Seven, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes. In case at that time any of the Notes shall not have been authenticated, any successor Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor Trustee. In all such cases such certificates shall have the full force and effect which this Indenture provides for the certificate of authentication of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

SECTION 7.09 Eligibility: Disqualification. The Trustee shall have a combined capital and surplus of at least €50,000,000 as set forth in its most recent published annual report of condition. No obligor upon the Notes or Person directly controlling, controlled by, or under common control with such obligor shall serve as Trustee upon the Notes. The Trustee shall comply with TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other notes of the Issuer are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.

SECTION 7.10 Preferential Collection of Claims Against Issuer. The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

SECTION 7.11 Appointment of Co-Trustee. (a) It is the purpose of this Indenture that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as Trustee in such jurisdiction. It is recognized that in case of litigation under this Indenture, and in particular in case of the enforcement thereof on default, or in the case the Trustee deems that by reason of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies herein granted to the Trustee or hold title to the properties, in trust, as herein granted or take any action which may be desirable or necessary in connection therewith, it may be necessary that the Trustee appoint an individual or institution as a separate or co-Trustee. The following provisions of this Section 7.11 are adopted to these ends.

(b) In the event that the Trustee appoints an additional individual or institution as a separate or co-Trustee, each and every remedy, power, right, claim, demand, cause of action, immunity, estate, title, interest and lien expressed or intended by this Indenture to be exercised by or vested in or conveyed to the Trustee with respect thereto shall be exercisable by and vest in such separate or co-Trustee but only to the extent necessary to enable such separate or co-Trustee to exercise such powers, rights and remedies, and only to the extent that the Trustee by the laws of any jurisdiction is incapable of exercising such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate or co-Trustee shall run to and be enforceable by either of them.

(c) Should any instrument in writing from the Issuer be required by the separate or co-Trustee so appointed by the Trustee for more fully and certainly vesting in and confirming to him or it such properties, rights, powers, trusts, duties and obligations, any and all such instruments in writing shall, on request, be executed, acknowledged and delivered by the Issuer; provided, however, that if an Event of Default shall have occurred and be continuing, if the Issuer does not execute any such instrument within 15 days after request therefor, the Trustee shall be empowered as an attorney-in-fact for the Issuer to execute any such instrument in the Issuer’s name and stead. In case any separate or co-Trustee or a successor to either shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, powers, trusts, duties and obligations of such separate or co-Trustee, so far as permitted by law, shall vest in and be exercised by the Trustee until the appointment of a new Trustee or successor to such separate or co-Trustee.

(d) Each separate Trustee and co-Trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i) all rights and powers, conferred or imposed upon the Trustee shall be conferred or imposed upon and may be exercised or performed by such separate Trustee or co-Trustee; and

(ii) no Trustee hereunder shall be personally liable by reason of any act or omission of any other Trustee hereunder.

(e) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate Trustees and co-Trustees, as effectively as if given to each of them. Every instrument appointing any separate Trustee or co-Trustee shall refer to this Indenture and the conditions of this Article Seven.

(f) Any separate Trustee or co-Trustee may at any time appoint the Trustee as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate Trustee or co-Trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor Trustee.

ARTICLE EIGHT

DEFEASANCE; SATISFACTION AND DISCHARGE

SECTION 8.01 Issuer’s Option to Effect Defeasance or Covenant Defeasance. The Issuer may, at its option by a resolution of its board of directors at any time, with respect to the Notes, elect to have either Section 8.02 or Section 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article Eight.

SECTION 8.02 Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer shall be deemed to have been discharged from its obligations with respect to the Notes on the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Legal Defeasance”). Legal defeasance means that the Issuer shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes except as to: (a) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (b) the Issuer’s obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust, (c) the rights, powers, trusts, duties and immunities of the Trustee and the obligations of the Issuer and the Subsidiary Guarantors in connection therewith, and (d) the legal defeasance provisions of this Indenture. Subject to compliance with this Article Eight, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 below with respect to the Notes. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

SECTION 8.03 Covenant Defeasance. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and each of the Subsidiary Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.18, 4.21, 4.22, 4.24 and 5.01(a)(iii) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will be deemed not to be outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuer and the Subsidiary Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3a)(iii) through (ix) will not constitute Events of Default

SECTION 8.04 Conditions to Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Issuer must irrevocably deposit or cause to be deposited in trust with the Trustee, for the benefit of the Holders of the Notes, cash in euro, European Government Obligations, or a combination thereof (if applicable, in combination with Qualified Interest Rate Agreements) that through the payment of interest and principal (in respect of such money or European Government Obligations) or other amounts (in respect of such Qualified Interest Rate Agreements) shall provide funds (net of any amounts payable by the trust pursuant to any such Qualified Interest Rate Agreements) as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must (i) specify whether the Notes are being defeased to maturity or to a particular redemption date; and (ii) if applicable, have delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes of such principal, premium, if any, or interest;

(b) in the case of Legal Defeasance, the Issuer must have delivered to the Trustee an Opinion of Counsel acceptable to the Trustee, in form and substance reasonably satisfactory to the Trustee stating that (i) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (ii) since the Issue Date, there has been a change in applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Legal Defeasance, the Issuer must have delivered to the Trustee an Opinion of Counsel acceptable to the Trustee, in form and substance reasonably satisfactory to the Trustee to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for tax purposes in the Netherlands as a result of such Legal Defeasance and will be subject to tax in the Netherlands on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(d) in the case of Covenant Defeasance, the Issuer must have delivered to the Trustee an Opinion of Counsel acceptable to the Trustee, in form and substance reasonably satisfactory to the Trustee to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(e) in the case of Covenant Defeasance, the Issuer must have delivered to the Trustee an Opinion of Counsel acceptable to the Trustee, in form and substance reasonably satisfactory to the Trustee to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for tax purposes in The Netherlands as a result of such Covenant Defeasance and will be subject to tax in The Netherlands on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(f) no Default or Event of Default will have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(g) such Legal Defeasance or Covenant Defeasance shall not cause the Trustee for the Notes to have a conflicting interest as defined in this Indenture;

(h) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit), this Indenture or any material agreement or instrument to which the Issuer or any Restricted Subsidiary is a party or by which the Issuer or any Restricted Subsidiary is bound;

(i) such Legal Defeasance or Covenant Defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the U.S. Investment Company Act of 1940 unless such trust shall be registered under such Act or exempt from registration thereunder;

(j) the Issuer must have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of the Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others, or removing assets beyond the reach of the relevant creditors or increasing debts of the Issuer to the detriment of the relevant creditors; and

(k) the Issuer must have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, in form and substance reasonably satisfactory to the Trustee of counsel acceptable to the Trustee, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

If the funds and/or securities deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of, premium, if any, and interest on the Notes when due because of any acceleration occurring after an Event of Default, then the Issuer will remain liable for such payments.

SECTION 8.05 Satisfaction and Discharge of Indenture. This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in this Indenture) and all liens securing the Notes will be released when:

(a) the Issuer has irrevocably deposited or caused to be deposited with the Trustee as funds in trust for such purpose an amount in Euro and/or European Government Obligations (if applicable, in combination with Qualified Interest Rate Agreements) that through the payment of interest and principal (in respect of such cash or European Government Obligations) or other amounts (in respect of such Qualified Interest Rate Agreements) will provide funds (net of any amounts payable by the trust pursuant to any such Qualified Interest Rate Agreements) as will be sufficient to pay and discharge the entire Debt on such Notes that have not, prior to such time, been delivered to the Trustee for cancellation, for principal of, premium, if any, and any Additional Amounts and accrued and unpaid interest, if any, on the Notes to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be and the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of Notes at Maturity or on the redemption date, as the case may be and either:

(i) all the Notes that have been authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust as provided for in this Indenture) have been delivered to the Trustee for cancellation; or

(ii) all Notes that have not been delivered to the Trustee for cancellation (I) have become due and payable (by reason of the mailing of a notice of redemption or otherwise), (II) shall become due and payable at Stated Maturity within one year or (III) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the Issuer’s name and at the Issuer’s expense; and

(b) the Issuer has paid or caused to be paid all sums payable by the Issuer under this Indenture; and

(c) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel acceptable to the Trustee, each stating that:

(i) all conditions precedent provided in this Indenture relating to the satisfaction and discharge of this Indenture have been satisfied; and

(ii) such satisfaction and discharge shall not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Issuer or any Subsidiary is a party or by which the Issuer or any Subsidiary is bound.

SECTION 8.06 Survival of Certain Obligations. Notwithstanding Section 8.01 and Section 8.02, any obligations of the Issuer and any Subsidiary Guarantor in Section 2.02 through Section 2.14, Section 7.06, Section 7.07, and Section 8.07 through Section 8.09 shall survive until the Notes have been paid in full. Thereafter, any obligations of the Issuer and any Subsidiary Guarantor in Section 7.06, Section 8.07 and Section 8.08 shall survive such satisfaction and discharge. Nothing contained in this Article Eight shall abrogate any of the obligations or duties of the Trustee under this Indenture.

SECTION 8.07 Acknowledgment of Discharge by Trustee. Subject to Section 8.09, after the conditions of Section 8.02 or Section 8.03 have been satisfied, the Trustee upon written request shall acknowledge in writing the discharge of all of the Issuer’s obligations under this Indenture except for those surviving obligations specified in this Article Eight.

SECTION 8.08 Application of Trust Money. Subject to Section 8.09, the Trustee shall hold in trust cash in euro or European Government Obligations deposited with it pursuant to this Article Eight. It shall apply the deposited cash or European Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, interest, and Additional Amounts, if any, on the Notes; but such money need not be segregated from other funds except to the extent required by law.

SECTION 8.09 Repayment to Issuer. Subject to Section 7.06 and Section 8.01 through Section 8.04, the Trustee and the Paying Agent shall promptly pay to the Issuer upon request set forth in an Officer’s Certificate any excess money held by them at any time and thereupon shall be relieved from all liability with respect to such money. The Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal, premium, if any, interest or Additional Amounts, if any, that remains unclaimed for two years; provided that the Trustee or Paying Agent before being required to make any payment may cause to be made available to the newswire service of Bloomberg or, if Bloomberg does not then operate, any similar agency and, if and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules and regulations of such exchange so require, published in the Luxemburger Wort or another newspaper having a general circulation in Luxembourg or mail to each Holder entitled to such money at such Holder’s address (as set forth in the Security Register) notice that such money remains unclaimed and that after a date specified therein (which shall be at least 30 days from the date of such publication or mailing) any unclaimed balance of such money then remaining shall be repaid to the Issuer. After payment to the Issuer, Holders entitled to such money must look to the Issuer for payment as general creditors unless an applicable law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

SECTION 8.10 Indemnity for Government Securities. The Issuer, failing which any Subsidiary Guarantor, shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited European Government Obligations or the principal, premium, if any, interest, if any, and Additional Amounts, if any, received on such European Government Obligations.

SECTION 8.11 Reinstatement. If the Trustee or Paying Agent is unable to apply cash in euro or European Government Obligations in accordance with this Article Eight by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and each Guarantor’s obligations under this Indenture and the Notes, including the Second Priority Liens over the Collateral, shall be revived and reinstated as though no deposit had occurred pursuant to this Article Eight until such time as the Trustee or any such Paying Agent is permitted to apply all such cash or European Government Securities in accordance with this Article Eight; provided, however, that, if the Issuer has made any payment of principal of, premium, if any, interest, if any, and Additional Amounts, if any, on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the cash in euro or euro Government Obligations held by the Trustee or Paying Agent.

ARTICLE NINE

AMENDMENTS AND WAIVERS

SECTION 9.01 Without Consent of Holders. The Issuer, any Subsidiary Guarantor and the Trustee may modify, amend or supplement this Indenture without the consent of any Holder of the Notes:

(a) to evidence the succession of another Person to the Issuer and the assumption by any such successor of the covenants in this Indenture and in the Notes in accordance with Section 5.01;

(b) to add to the Issuer’s covenants and those of any Subsidiary Guarantor or any other obligor upon the Notes for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Issuer or any Subsidiary Guarantor or any other obligor upon the Notes, as applicable, in this Indenture, in the Notes or in the any Guarantees;

(c) to cure any ambiguity, or to correct or supplement any provision in this Indenture, the Notes or any Guarantee that may be defective or inconsistent with any other provision in this Indenture, the Notes or any Guarantee or make any other provisions with respect to matters or questions arising under this Indenture, the Notes or any Guarantee; provided that, in each case, such provisions shall in the opinion of the Trustee not adversely affect the interests of the Holders of the Notes;

(d) to add a Subsidiary Guarantor or other guarantor under this Indenture;

(e) to release a Subsidiary Guarantor in accordance with and if permitted by the terms of and limitations set forth in this Indenture;

(f) to evidence and provide for the acceptance of the appointment of a successor Trustee or Security Trustee under this Indenture;

(g) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders of the Notes as additional security for the payment and performance of the Issuer’s and any Subsidiary Guarantors’ obligations under the Notes and this Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to this Indenture or otherwise;

(h) to conform this Indenture to the provisions described in the “Description of the Notes” section of the Offering Memorandum; or

(i) to provide for the issuance of Additional Notes in accordance with and if permitted by the terms of and limitations set forth.

SECTION 9.02 With Consent of Holders. Except as provided in Section 9.02(b) below and Section 6.04 and without prejudice to Section 9.01, the Issuer, the Subsidiary Guarantors and the Trustee may:

(i) modify, amend or supplement this Indenture, the Notes, the Intercreditor Agreement or any other Security Document, or

(ii) waive compliance by the Issuer with any provision of this Indenture, the Notes, the Intercreditor Agreement or any other Security Document,

with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or in exchange for the Notes).

(b) Notwithstanding the foregoing clause (a) of this Section 9.02, no amendment, modification, supplement or waiver, including a waiver pursuant to Section 6.04 and an amendment, modification or supplement pursuant to Section 9.01, may, without the consent of the Holders of at least 90% of the aggregate principal amount of the Notes affected thereby:

(i) change the Stated Maturity of the principal of, or any installment of or Additional Amounts or interest on, any Note;

(ii) reduce the principal amount of any Note (or Additional Amounts or premium, if any) or the rate of or change the time for payment of interest on any Note;

(iii) change the coin or currency in which the principal of any note or any premium or any Additional Amounts or the interest thereon is payable;

(iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date;

(v) after the Issuer’s obligation to purchase Notes arises thereunder, amend, change or modify the obligation to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with Section 4.11 or the obligation to make and consummate a Change of Control offer in the event of a Change of Control in accordance with Section 4.16, including, in each case, amending, changing or modifying any definition relating thereto;

(vi) reduce the principal amount of Notes whose Holders must consent to any amendment, supplement or waiver of provisions of this Indenture;

(vii) modify any of the provisions relating to supplemental indentures requiring the consent of Holders of the Notes or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby;

(viii) release any Guarantee except in compliance with the terms of this Indenture, or make any change in any Guarantee that would materially adversely affect the Holders of the Notes;

(ix) make any change to any provisions of this Indenture affecting the ranking of the Notes or the Guarantees, in each case in a manner that adversely affects the rights of the Holders of the Notes; or

(x) make any change in the provisions of Section 4.17 that adversely affects the rights of any Holder of the Notes or amend the terms of the Notes or this Indenture in a way that would result in a loss of an exemption from any of the Taxes described under such Section 4.17 or an exemption from any obligation to withhold or deduct Taxes so described under such Section 4.17 unless the Issuer or any Subsidiary Guarantors agree to pay Additional Amounts (if any) in respect thereof in the supplemental indenture.

The consent of the Holders is not necessary to approve the particular form of any proposed amendment, modification, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, modification, supplement or waiver.

SECTION 9.03 [Reserved].

SECTION 9.04 Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article Nine, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

SECTION 9.05 Notation on or Exchange of Notes. If an amendment, modification or supplement changes the terms of a Note, the Issuer or Trustee may require the Holder to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note and on any Note subsequently authenticated regarding the changed terms and return it to the Holder. Alternatively, if the Issuer so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, modification or supplement.

SECTION 9.06 [Reserved]

SECTION 9.07 Notice of Amendment or Waiver. Promptly after the execution by the Issuer and the Trustee of any supplemental indenture or waiver pursuant to the provisions of Section 9.02, the Issuer shall give notice thereof to the Luxembourg Stock Exchange and the Holders of each outstanding Note affected, in the manner provided for in Section 13.02(b), setting forth in general terms the substance of such supplemental indenture or waiver.

SECTION 9.08 Trustee to Sign Amendments, Etc. The Trustee may execute any amendment, supplement or waiver authorized pursuant, and adopted in accordance with, this Article Nine; provided that the Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s own rights, duties or immunities under this Indenture. The Trustee shall be entitled to receive, if requested, an indemnity or security reasonably satisfactory to it and to receive, and shall be fully protected in relying upon, an Opinion of Counsel reasonably satisfactory to the Trustee (subject to customary exceptions and qualifications) and an Officer’s Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture. Such Opinion of Counsel shall be an expense of the Issuer.

ARTICLE TEN

GUARANTEE

SECTION 10.01 Notes Guarantees. (a) Each Subsidiary Guarantor hereby fully guarantees, on a secured, senior subordinated, joint and several basis, in each case to each Holder of Notes and to the Trustee and its successors and assigns on behalf of each Holder of Notes, the full payment of principal of, premium, if any, interest, if any, and Additional Amounts, if any on, and all other monetary obligations of the Issuer under this Indenture and the Notes (including obligations to the Trustee and the obligations to pay Additional Amounts, if any) with respect to each Note authenticated and delivered by the Trustee or its agent pursuant to and in accordance with this Indenture, in accordance with the terms of this Indenture (all the foregoing being hereinafter collectively called the “Obligations”). The Subsidiary Guarantors further agree that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Subsidiary Guarantors and that the Subsidiary Guarantors will remain bound under this Article Ten notwithstanding any extension or renewal of any Obligation. All payments under each Guarantee will be made in Euro.

(b) The Subsidiary Guarantors hereby agree that their obligations hereunder shall be as if they were each principal debtor and not merely surety, unaffected by, and irrespective of, any invalidity, irregularity or unenforceability of any Note or this Indenture, any failure to enforce the provisions of any Note or this Indenture, any waiver, modification or indulgence granted to the Issuer with respect thereto by the Holders of Notes or the Trustee, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor (except payment in full); provided, that notwithstanding the foregoing, no such waiver, modification, indulgence or circumstance shall without the written consent of the Subsidiary Guarantors increase the principal amount of a Note or the interest rate thereon or change the currency of payment with respect to any Note, or alter the Stated Maturity thereof. The Subsidiary Guarantors hereby waive diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require that the Trustee pursue or exhaust its legal or equitable remedies against the Issuer prior to exercising its rights under a Guarantee (including, for the avoidance of doubt, any right which a Subsidiary Guarantor may have to require the seizure and sale of the assets of the Issuer to satisfy the outstanding principal of, interest on or any other amount payable under each Note prior to recourse against such Subsidiary Guarantor or its assets), protest or notice with respect to any Note or the Debt evidenced thereby and all demands whatsoever, and each covenant that their Guarantee will not be discharged with respect to any Note except by payment in full of the principal thereof and interest thereon or as otherwise provided in this Indenture, including Section 10.04. If at any time any payment of principal of, premium, if any, interest, if any, or Additional Amounts, if any, on such Note is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Issuer, the Subsidiary Guarantors’ obligations hereunder with respect to such payment shall be reinstated as of the date of such rescission, restoration or returns as though such payment had become due but had not been made at such times.

(c) The Subsidiary Guarantors also agree to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder of Notes in enforcing any rights under this Section 10.01.

(d) Each Subsidiary Guarantor agrees and each Holder of Notes by accepting a Note agrees, for the benefit of the Holders of Senior Debt from time to time of such Subsidiary Guarantor, that the Guarantees will not become due, and neither the Holders of the Notes nor the Trustee may take any Enforcement Action with respect to the Guarantees or the Security Documents prior to the Senior Discharge Date without the prior written consent of the Majority Lenders, unless:

(i) an order is made for the winding-up, dissolution, examinership or administration of a Subsidiary Guarantor, or a liquidator, Trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, examiner, administrator or similar officer is appointed to the applicable Subsidiary Guarantor (provided that such insolvency or reorganization events are not the result of actions by the Holders of the Notes or the Trustee and provided such action may only be taken against the entity in respect of which such order or appointment is made); or

(ii) any Debt under the Senior Credit Facilities has been declared prematurely to be due and payable or payable on demand (and demand has been made) by reason of the occurrence of an event of default on such Debt (provided that the Magyar Telecom B.V. Assumption has occurred; and provided, further, that in these circumstances, the Holders of the Notes and the Trustee may only demand payment, declare prematurely due and payable or otherwise seek to accelerate payment of or place on demand all or any part of the Guarantees); or

(iii) any enforcement of, or an instruction by the Majority Lenders to enforce, the First Priority Liens (a “Security Enforcement Action”) occurs (provided that in these circumstances, the Holders of the Notes and the Trustee may only take Enforcement Action with respect to the Collateral with respect to which the Security Trustee is taking such Security Enforcement Action); or

(iv) an Event of Default has occurred and is continuing (otherwise than solely pursuant to any cross-default provision by reason of a default under the Senior Credit Facilities that permits the lenders thereunder to accelerate its maturity); and

(A) the Trustee has notified the applicable Senior Agent in writing; and

(B) a period of not less than 179 days has passed from the date the applicable Senior Agent received notice of the default (a “Standstill Period”); and

(C) at the end of the Standstill Period, the relevant Event of Default is continuing and has not been cured or waived by the Holders of the Notes,

in which case the Holders of more than 50% in aggregate principal amount of the Notes then outstanding may direct the Trustee to take Enforcement Action in respect of the Guarantees and may direct the Security Trustee to take Enforcement Action in respect of the Security Documents, and the Guarantees will become due on demand for payment in accordance therewith or, in the case of insolvency events provided for in Section 10.01(d)(i) above, automatically and without a demand for payment, provided that the insolvency laws of the relevant jurisdiction bar the making of a demand for payment under the Guarantees.

SECTION 10.02 Subrogation. (a) Each Subsidiary Guarantor shall be subrogated to all rights of the Holders of Notes against the Issuer in respect of any amounts paid to such Holders of Notes by such Subsidiary Guarantor pursuant to the provisions of its Guarantee.

(b) The Subsidiary Guarantors agree that they shall not be entitled to any right of subrogation in relation to the Holders of Notes in respect of any Obligations guaranteed hereby until payment in full of all Obligations. The Subsidiary Guarantors further agree that, as between them, on the one hand, and the Holders of Notes and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Section 6.02 for the purposes of the Guarantees herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Obligations as provided in Section 6.02, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantors for the purposes of this Section 10.02 subject to Section 10.01(c) and (d).

SECTION 10.03 Release of Guarantees. Each Subsidiary Guarantor agrees and each Holder of Notes by accepting a Note agrees, that the provisions of this Section 10.03 are for the benefit of and enforceable by the Holders of Senior Debt of such Subsidiary Guarantor.

A Guarantee (and any Guarantee provided pursuant to the provisions of Section 4.13 hereof) shall be automatically and unconditionally released and the Subsidiary Guarantor that granted such Subsidiary Guarantee shall be automatically and unconditionally released from its obligations and liabilities thereunder and hereunder:

(a) in the event that all or substantially all of the Capital Stock of such Subsidiary Guarantor is sold or otherwise disposed of by the Security Trustee (or any person appointed by the Security Trustee) acting in accordance with the Intercreditor Agreement pursuant to an Enforcement Action, or is sold by the Issuer or a Subsidiary Guarantor at the request of the Security Trustee at a time when the First Priority Liens are capable of being enforced, immediately upon such sale, provided that:

(i) the Trustee, acting on the instructions of the Holders of more than 50% in aggregate principal amount of the Notes then outstanding, has approved the release, or

(ii) the shares of such Subsidiary Guarantor are sold or otherwise disposed of pursuant to any Enforcement Action taken by the Security Trustee and:

(A) such sale is for consideration all or substantially all of which is in the form of cash or cash equivalents;

(B) concurrently with the completion of such sale or disposal, the claims and security interests of the holders of Designated Senior Debt against, and all other pari passu or subordinated Public Debt of, such Subsidiary Guarantor and its Subsidiaries are irrevocably and unconditionally released (and not assumed by the relevant purchaser or any affiliate thereof);

(C) the sale is either made pursuant to a public auction (in which the Holders of the Notes have the right to participate) or is otherwise made for fair market value, taking account of the circumstances giving rise to the sale, as certified by an independent internationally recognized investment bank selected by the Security Trustee;

(D) the sale is made in compliance with all applicable laws (including, without limitation, in the case of equity interest in the Issuer or any other obligor incorporated in the Netherlands, in accordance with book 3, heading 9 of the Dutch Civil Code (boek 3, title 9, Burgerlijk Wetboek)); and

(E) the proceeds of such sale are concurrently with the completion of such sale delivered to the Security Trustee for application in accordance with Section 14.04.

(b) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate Section 4.11;

(c) in connection with any sale or other disposition of all of the Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate Section 4.11;

(d) if the Issuer designates any Restricted Subsidiary that is a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture; or

(e) upon defeasance or satisfaction and discharge of this Indenture as provided in Section 8.02, Section 8.03 or Section 8.05.

In the event that any Subsidiary Guarantor enters into a Guarantee or any Subsidiary Guarantor is released from its obligations under its Guarantee at a time when the Notes are listed on the Luxembourg Stock Exchange, the Issuer will, to the extent required by the rules of the Luxembourg Stock Exchange, publish notice of such Guarantee in a daily leading newspaper with general circulation in Luxembourg (expected to be the Luxemburger Wort), send a copy of such notice to the Luxembourg Stock Exchange and file supplemental listing particulars.

SECTION 10.04 Limitation and Effectiveness of Guarantees. Each Guarantee is limited to an amount not to exceed the maximum amount that can be guaranteed by the Subsidiary Guarantor that gave such Guarantee without rendering such Guarantee, as it relates to such Subsidiary Guarantor, voidable or unenforceable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 10.05 Notation Not Required. Neither the Issuer nor any Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof.

SECTION 10.06 Successors and Assigns. This Article Ten shall be binding upon the Subsidiary Guarantors and each of their successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders of Notes and, in he event of any transfer or assignment of rights by any Holder of Notes or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assigns, all subject to the terms and conditions of this Indenture.

SECTION 10.07 No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders of Notes in exercising any right, power or privilege under this Article Ten shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders of Notes herein expressly specified are cumulative and are not exclusive of any other rights, remedies or benefits which either may have under this Article Ten at law, in equity, by statute or otherwise.

SECTION 10.08 Modification. No modification, amendment or waiver of any provision of this Article Ten, nor the consent to any departure by any Subsidiary Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Subsidiary Guarantor in any case shall entitle such Subsidiary Guarantor to any other or further notice or demand in the same, similar or other circumstance.

SECTION 10.09 Future Guarantors. The Issuer shall cause:

(a) any future Restricted Subsidiary to provide a Guarantee of the Notes immediately upon becoming a Restricted Subsidiary, unless the Issuer’s and its Restricted Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Restricted Subsidiary plus those of every other Restricted Subsidiary that does not Guarantee the Notes is equal to or less than 5% of the total assets of the Issuer and its Restricted Subsidiaries, consolidated as of the end of the most recently completed fiscal year; and

(b) such additional Restricted Subsidiaries immediately to provide Guarantees of the Notes as will cause the non-Guarantor Restricted Subsidiaries’ share of the total assets (after inter-company eliminations) of the Issuer and the Subsidiary Guarantors to be equal to or less than 5% of the total assets of the Issuer and its Restricted Subsidiaries, consolidated as of the end of the most recently completed fiscal year, if at any time the Issuer’s and its Restricted Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Restricted Subsidiaries that do not Guarantee the Notes is more than 5% of the total assets of the Issuer and its Restricted Subsidiaries, consolidated as of the end of the most recently completed fiscal year.

The Issuer, however, shall not be obligated to cause any Restricted Subsidiary to become a Subsidiary Guarantor if the provision by such Restricted Subsidiary of a Guarantee would result in any violation of applicable law that cannot be avoided or otherwise prevented through measures reasonably available to the Issuer (including any “whitewash” or similar procedures that would be required in order to enable such Guarantee to be provided in accordance with applicable law).

Any Guarantee provided pursuant to this Section 10.09 shall be on the same terms as are set out in Section 10.01 to Section 10.08 hereof.

ARTICLE ELEVEN

COLLATERAL AND SECURITY DOCUMENTS

SECTION 11.01 Collateral. (a) The obligations of the borrowers and the guarantors under the Senior Credit Facilities are secured by first priority Liens (the “First Priority Liens”) on all intercompany receivables of the Issuer (including, without limitation, the Funding Loan); the Capital Stock of the Issuer; all shares of the Capital Stock of Invitel and V-holding held, directly or indirectly, by the Issuer (including the shares of its own Capital Stock held by Invitel); and substantially all of the existing and after-acquired personal property and other assets of Invitel and V-holding, including Capital Stock of directly held subsidiaries, receivable amounts in respect of intercompany obligations and on all material existing and after-acquired real property interests of such parties.

(b) Upon consummation of the Magyar Telecom B.V. Assumption, on and as of the Acquisition Date, the obligations of the Issuer and the Subsidiary Guarantors under this Indenture, the Notes and the Guarantees will be secured by second priority Liens (the “Second Priority Liens”) over the Proceeds Loans, the Funding Loan; the Capital Stock of the Issuer; all shares of the Capital Stock of Invitel and V-holding held, directly or indirectly, by the Issuer (including the shares of its own Capital Stock held by Invitel); all shares of the Capital Stock of Euroweb, Euroweb Romania, PanTel Technocom, PanTel and Hungarotel; and the Capital Stock of any other Subsidiary Guarantor the shares of which are pledged to secure Debt of the Issuer or any Restricted Subsidiary in the future (all assets subject to the Second Priority Liens, hereinafter collectively referred to as the “Collateral”).

SECTION 11.02 Application of Proceeds of Collateral. Upon an Enforcement Action with respect to the Collateral, the provisions of Section 14.04 shall apply to any proceeds therefrom.

Section 11.03 Enforcement of Security. The affirmative vote of the Holders of more than 50% in aggregate principal amount of the Notes then outstanding shall be required in order to enforce the Security Documents. The Trustee will not be entitled to instruct the Security Trustee to take any Enforcement Action under the Security Documents after the occurrence of a default or any other event which would cause the Notes to become due and payable unless:

(i) the Senior Discharge Date has occurred;

(ii) the Standstill Period has expired; or

(iii) the Trustee is otherwise entitled by the terms of the Intercreditor Agreement to instruct the Security Trustee to take enforcement action under the Security Documents.

Under any of the circumstances set out in (i) through (iii) above, the Trustee may require the Security Trustee to take Enforcement Action with respect to the Collateral if, at that time, the lenders and other finance parties under the Senior Credit Facilities have not commenced Enforcement Action with respect to such Collateral or have taken such Enforcement Action but are not pursuing such action diligently or reasonably, having regard to the fact (provided that there is no undue delay in pursuing such Enforcement Action once proceedings have been commenced) that the lenders and other finance parties under the Senior Credit Facilities are entitled to maximize the proceeds for their own benefit. Any instruction to the Security Trustee by Holders of the Notes in respect of enforcement of share security must be given by the Holders of more than 50% of the Notes.

SECTION 11.04 Suits to Protect the Collateral. Subject to the provisions of the Security Documents, the Trustee shall have the authority to institute and maintain, such suits and proceedings as the Trustee may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of the Notes in the Collateral (including suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the second Priority Liens or be prejudicial to the interests of the Holders of the Notes).

SECTION 11.05 Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or Trustee, lawfully appointed, the powers conferred in this Article Eleven upon the Issuer with respect to the release, sale or other disposition of such property may be exercised by such receiver or Trustee, and an instrument signed by such receiver or Trustee shall be deemed the equivalent of any similar instrument of the Issuer or of any officer or officers thereof required by the provisions of this Article Eleven.

SECTION 11.06 Release of Liens. (a) All of the Second Priority Liens on the Collateral shall be released upon:

(i) the payment in full of all amounts outstanding under the Notes and the Subsidiary Guarantors’ Guarantees;

(ii) defeasance or satisfaction and discharge of this Indenture as provided in Section 8.02, Section 8.03 or Section 8.05; or

(iii) the release of the First Priority Liens on such Collateral upon an asset sale made in compliance with Section 4.11; provided that if any Collateral so released thereafter becomes or is replaced by an asset that is subject to First Priority Liens, the Notes will then be secured by Second Priority Liens on such asset to the same extent.

Prior to such time, Second Priority Liens may not be released, other than as described below.

(b) In the event that Collateral consisting of all or substantially all of the Capital Stock of a Subsidiary Guarantor or the Funding Loan is sold or otherwise disposed of by the Security Trustee (or any person appointed by the Security Trustee) acting in accordance with the Intercreditor Agreement pursuant to an Enforcement Action, or is sold by the Issuer or a Subsidiary Guarantor at the request of the Security Trustee at a time when the First Priority Liens are capable of being enforced, then the Second Priority Liens granted over such Collateral (and, if a Subsidiary Guarantor has been sold, its liabilities and obligations as a Subsidiary Guarantor) (and additionally, if such Collateral consists of all or substantially all of the Capital Stock of Invitel, its obligations under and the Second Priority Liens granted over the Funding Loan) will be unconditionally released immediately upon such sale, provided that:

(i) the Trustee, acting on the instructions of the Holders of more than 50% in aggregate principal amount of the Notes then outstanding has approved the release, or

(ii) such Collateral is sold or otherwise disposed of pursuant to any Enforcement Action taken by the Security Trustee and:

(A) such sale is for consideration all or substantially all of which is in the form of cash or cash equivalents;

(B) concurrently with the completion of such sale or disposal, (i) where such Collateral is the Capital Stock of a Subsidiary Guarantor, the claims and security interests of the lenders and other finance parties under the Senior Credit Facilities against, and all other pari passu or subordinated Public Debt of, such Subsidiary Guarantor and its Subsidiaries are irrevocably and unconditionally released (and not assumed by the relevant purchaser or any affiliate thereof) or, as the case may be, (ii) where such Collateral is the Funding Loan, the security interests of the Holders of Designated Senior Debt over the Funding Loan are irrevocably and unconditionally released (and not assumed by the relevant purchaser or any affiliate thereof);

(C) the sale is either made pursuant to a public auction (in which the Holders of the Notes have the right to participate) or is otherwise made for fair market value, taking account of the circumstances giving rise to the sale, as certified by an independent internationally recognized investment bank selected by the Security Trustee;

(D) the sale is made in compliance with all applicable laws; and

(E) the proceeds of such sale are concurrently with the completion of such sale delivered to the Security Trustee for application in accordance with Section 14.04.

ARTICLE TWELVE

ACTS OF HOLDERS

SECTION 12.01 Purposes of Meetings. A meeting of the Holders may be called at any time pursuant to this Article Twelve for any of the following purposes:

(a) to give any notice to the Issuer or any Subsidiary Guarantor or to the Trustee, or to give any directions to the Trustee, or to consent to the waiving of any Default hereunder and its consequences, or to take any other action authorized to be taken by Holders pursuant to Article Nine;

(b) to remove the Trustee and appoint a successor Trustee pursuant to Article Seven; or

(c) to consent to the execution of an indenture supplement pursuant to Section 9.02.

SECTION 12.02 Place of Meetings. Meetings of Holders may be held at such place or places as the Trustee or, in case of its failure to act, the Issuer, any Subsidiary Guarantor or the Holders calling the meeting, shall from time to time determine.

SECTION 12.03 Call and Notice of Meetings. (a) The Trustee may at any time (upon not less than 21 days’ notice) call a meeting of Holders to be held at such time and at such place in London, England; New York, New York or in such other city as determined by the Trustee pursuant to Section 12.02. Notice of every meeting of Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be mailed, at the Issuer’s expense, to each Holder and published in the manner contemplated by Section 12.02.

(b) In case at any time the Issuer, pursuant to a resolution of the Board of Directors, or the Holders of at least 10% in aggregate principal amount at maturity of the Notes then outstanding, shall have requested the Trustee to call a meeting of the Holders, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have made the first giving of the notice of such meeting within 20 days after receipt of such request, then the Issuer or the Holders of Notes in the amount above specified may determine the time (not less than 21 days after notice is given) and the place in London, England; New York, New York or in such other city as determined by the Issuer or the Holders pursuant to Section 12.02 for such meeting and may call such meeting to take any action authorized in Section 12.01 by giving notice thereof as provided in Section 12.01(a).

SECTION 12.04 Voting at Meetings. To be entitled to vote at any meeting of Holders, a Person shall be (i) a Holder at the relevant record date set in accordance with Section 6.15 or (ii) a Person appointed by an instrument in writing as proxy for a Holder or Holders by such Holder or Holders. The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Person so entitled to vote at such meeting and their counsel and any representatives of the Trustee and its counsel and any representatives of the Issuer and any Subsidiary Guarantor and their counsel.

SECTION 12.05 Voting Rights, Conduct and Adjournment. (a) Notwithstanding any other provisions of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders in regard to proof of the holding of Notes and of the appointment of proxies and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate. Except as otherwise permitted or required by any such regulations, the holding of Notes shall be proved in the manner specified in Section 2.03 and the appointment of any proxy shall be proved in such manner as is deemed appropriate by the Trustee or by having the signature of the Person executing the proxy witnessed or guaranteed by any bank, banker or trust company customarily authorized to certify to the holding of a Note such as a Global Note.

(b) At any meeting of Holders, the presence of Persons holding or representing Notes in an aggregate principal amount at Stated Maturity sufficient under the appropriate provision of this Indenture to take action upon the business for the transaction of which such meeting was called shall constitute a quorum. Subject to any required aggregate principal amount at Stated Maturity of Notes required for the taking of any action pursuant to Article Nine, in no event shall less than a majority of the votes given by Persons holding or representing Notes at any meeting of Holders be sufficient to approve an action. Any meeting of Holders duly called pursuant to Section 12.03 may be adjourned from time to time by vote of the Holders (or proxies for the Holders) of a majority of the Notes represented at the meeting and entitled to vote, whether or not a quorum shall be present; and the meeting may be held as so adjourned without further notice. No action at a meeting of Holders shall be effective unless approved by Persons holding or representing Notes in the aggregate principal amount at Stated Maturity required by the provision of this Indenture pursuant to which such action is being taken.

(c) At any meeting of Holders, each Holder or proxy shall be entitled to one vote for each €1,000 aggregate principal amount at Stated Maturity of outstanding Notes held or represented.

SECTION 12.06 Revocation of Consent by Holders at Meetings. At any time prior to (but not after) the evidencing to the Trustee of the taking of any action at a meeting of Holders by the Holders of the percentage in aggregate principal amount at maturity of the Notes specified in this Indenture in connection with such action, any Holder of a Note the serial number of which is included in the Notes the Holders of which have consented to such action may, by filing written notice with the Trustee at its principal Corporate Trust Office and upon proof of holding as provided herein, revoke such consent so far as concerns such Note. Except as aforesaid, any such consent given by the Holder of any Note shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Note and of any Note issued in exchange therefor, in lieu thereof or upon transfer thereof, irrespective of whether or not any notation in regard thereto is made upon such Note. Any action taken by the Holders of the percentage in aggregate principal amount at maturity of the Notes specified in this Indenture in connection with such action shall be conclusively binding upon the Issuer, any Subsidiary Guarantors, the Trustee and the Holders. This Section 12.06 shall not apply to revocations of consents to amendments, supplements or waivers, which shall be governed by the provisions of Section 9.04.

ARTICLE THIRTEEN

MISCELLANEOUS.

SECTION 13.01 [Reserved.]

SECTION 13.02 Notices. (a) Any notice or communication shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile transmission addressed as follows:

if to the Issuer or any Subsidiary Guarantor prior to the Magyar Telecom B.V. Assumption:

HTCC Holdco II B.V.

Locatellicade 1

1076 AZ Amsterdam

The Netherlands

Telephone: 31 20 575 5600

Facsimile: 31 20 67 30 016

Attention: Chief Executive Officer

if to the Issuer or any Subsidiary Guarantor after the Magyar Telecom B.V. Assumption:

Magyar Telecom B.V.

c/o Invitel ZRt

Puskas Tivadar u. 8-10

2040 Budapest

Attention: Robert Bowker

if to the Trustee:

BNY Corporate Trusteee Services Limited

One Canada Square

London E14 5AL

United Kingdom

Telephone: +44 (0) 20 7964 6315

Facsimile: +44 (0) 20 7964 6399

Attention: Global Trust Services

with copies to:

The Bank of New York (Luxembourg) S.A.

Aerogolf Center

1A, Hoehenhof

1736 Senningerberg

Grand Duchy of Luxembourg

The Issuer, any Subsidiary Guarantor or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications. All communications delivered to the Trustee shall be deemed effective when received.

(b) Notices to the Holders regarding the Notes shall be:

(i) published (A) through the newswire service of Bloomberg or, if Bloomberg does not then operate, any similar agency, and (B) if and so long as the Notes are admitted to listing on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market and the rules and regulations of the Luxembourg Stock Exchange so require, a newspaper having a general circulation in Luxembourg (which is expected to be the d’Wort)or on the website of the Luxembourg Stock Exchange (www.bourse.lu); and

(ii) in the case of certificated Notes, mailed to each Holder by first-class mail at such Holder’s respective address as it appears on the registration books of the Registrar.

Notices given by first-class mail shall be deemed given five (5) calendar days after mailing and notices given by publication shall be deemed given on the first date on which publication is made. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

(c) If and so long as the Notes are listed on any securities exchange instead of or in addition to the Luxembourg Stock Exchange, notices shall also be given in accordance with any applicable requirements of such alternative or additional securities exchange.

(d) If and so long as the Notes are represented by Global Notes, notice to Holders, in addition to being given in accordance with Section 13.02(b) above, shall be given by delivery of the relevant notice to Euroclear and Clearstream for communication to entitled account holdings in substitution for the previously-mentioned publication.

(e) Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

SECTION 13.03 Communication by Holders with Other Holders. Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, any Subsidiary Guarantor, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

SECTION 13.04 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any Subsidiary Guarantor to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the original issuance of the Notes on the date hereof), the Issuer or any Subsidiary Guarantor, as the case may be, shall furnish upon request to the Trustee:

(a) an Officer’s Certificate in form satisfactory to the Trustee stating that, in the opinion of the signer, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee subject to customary exceptions and qualifications stating that, in the opinion of such counsel, all such conditions precedent have been complied with and any other matters that the Trustee may reasonably request.

Any Officer’s Certificate may be based, insofar as it relates to legal matters, upon an Opinion of Counsel, unless the officer signing such certificate knows, or in the exercise of reasonable care should know, that such Opinion of Counsel with respect to the matters upon which such Officer’s Certificate is based is erroneous. Any Opinion of Counsel may be based and may state that it is so based, insofar as it relates to factual matters, upon an Officer’s Certificate stating that the information with respect to such factual matters is in the possession of the Issuer, unless the counsel signing such Opinion of Counsel knows, or in the exercise of reasonable care should know, that the Officer’s Certificate with respect to the matters upon which such Opinion of Counsel is based are erroneous.

SECTION 13.05 Statements Required in Certificate or Opinion. Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

SECTION 13.06 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 13.07 Legal Holidays. If an Interest Payment Date or other payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a Record Date is not a Business Day, the Record Date shall not be affected.

SECTION 13.08 Governing Law. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 13.09 Jurisdiction. The Issuer and any Subsidiary Guarantors agree that any suit, action or proceeding against the Issuer or any Subsidiary Guarantor brought by any Holder of the Notes or the Trustee arising out of or based upon this Indenture, any Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. Each of the Issuer and any Subsidiary Guarantor irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, any Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. Each of the Issuer and any Subsidiary Guarantor agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or a Guarantor, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or such Guarantor, as the case may be, are subject by a suit upon such judgment; provided, however, that service of process is effected upon the Issuer or any Subsidiary Guarantor, as the case may be, in the manner provided by this Indenture. The Issuer has appointed CT Corporation System, with offices on the date hereof at 111 Eighth Avenue, New York, New York 10011, or any successor, as its authorized agent (the “Authorized Agent”), upon whom process may be served in any suit, action or proceeding arising out of or based upon this Indenture, any Guarantee or the Notes or the transactions contemplated herein which may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, by any Holder or the Trustee, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. Each of the Issuer and any Subsidiary Guarantor hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Issuer and any Subsidiary Guarantors agree to take any and all action, including the filing of any and all documents that may be necessary to continue such respective appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Issuer and any Subsidiary Guarantor. Notwithstanding the foregoing, any action involving the Issuer or any Subsidiary Guarantor arising out of or based upon this Indenture, any Guarantee or the Notes may be instituted by any Holder or the Trustee in any other court of competent jurisdiction.

SECTION 13.10 [Reserved]

SECTION 13.11 Successors. All agreements of the Issuer and any Subsidiary Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 13.12 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original but all such counterparts shall together constitute but one and the same Indenture. One signed copy is enough to prove this Indenture.

SECTION 13.13 Table of Contents and Headings. The table of contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 13.14 Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.15 Currency Indemnity. Euro is the sole currency of account and payment for all sums payable under the Notes, the Subsidiary Guarantors’ Guarantees and this Indenture. Any amount received or recovered in respect of the Notes or any Guarantee of a Subsidiary Guarantor in a currency other than euro (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding up or dissolution of HTCC, the Issuer, any Subsidiary or otherwise) by a Holder of the Notes in respect of any sum expressed to be due to such Holder from the Issuer or any Subsidiary Guarantor will constitute a discharge of their obligation only to the extent of the euro amount which the recipient is able to purchase with the amount so received or recovered in such other currency on the date of that receipt or recovery (or, if it is not possible to purchase euro on that date, on the first date on which it is possible to do so). If the euro amount to be recovered is less than the euro amount expressed to be due to the recipient under any Note, the Issuer or any Subsidiary Guarantor will indemnify the recipient against the cost of making any further purchase of euro in an amount equal to such difference. For the purposes of this Section 13.15, it will be sufficient for the Holder to certify in a manner reasonably satisfactory to the Issuer (indicating the sources of information used) the loss it incurred in making such purchase. These indemnities, to the extent permitted by law:

(i) constitute a separate and independent obligation from the Issuer’s and any Subsidiary Guarantor’s other obligations;

(ii) give rise to a separate and independent cause of action;

(iii) apply irrespective of any waiver granted by any Holder of a Note; and

(iv) shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or any other judgment or order.

SECTION 13.16 Currency Calculation. Except as otherwise expressly set forth herein, for purposes of determining compliance with any euro-denominated restriction herein, the euro-equivalent amount for purposes hereof that is denominated in a non-euro currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-euro amount is incurred or made.

SECTION 13.17 No Personal Liability of Directors, Officers, Employees and Shareholders No director, officer, employee, incorporator or shareholder of Issuer or any Subsidiary Guarantor, as such, shall have any liability for any obligations of Issuer or the Subsidiary Guarantors under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver and release are part of the consideration for issuance of the Notes.

ARTICLE FOURTEEN

SUBORDINATION

SECTION 14.01 Agreement To Subordinate. Each Subsidiary Guarantor agrees and each Holder of Notes by accepting a Note agrees, that all payments pursuant to the Subsidiary Guarantee made by or on behalf of such Subsidiary Guarantor are subordinated to the extent and in the manner provided in this Article Fourteen to all existing and future obligations of such Subsidiary Guarantor under the Senior Debt of such Subsidiary Guarantor and that such subordination is for the benefit of and enforceable by the Holders of Senior Debt of such Subsidiary Guarantor. Each Guarantee shall in all respects rank senior in right of payment to any future Subordinated Debt of the Subsidiary Guarantor that made such Guarantee.

SECTION 14.02 Liquidation, Dissolution, Bankruptcy. In the event of any distribution to the creditors of a Subsidiary Guarantor after:

(a) it enters into a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(b) any resolution is passed or order is made for its winding-up, administration, examinership or dissolution;

(c) any marshalling of its assets and liabilities;

(d) any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, examiner, administrator or similar officer is appointed in respect of if or any of its assets; or

(e) any other analogous step or procedure is taken in any jurisdiction,

then the Holders of Senior Debt of such Subsidiary Guarantor will be entitled to receive payment in full in cash of all obligations in respect of such Senior Debt (including interest after the commencement of any proceeding at the rate specified in the applicable Senior Debt whether or not allowed or allowable in any such proceeding) before the Holders of Notes will be entitled to receive any payment with respect to the Guarantees.

SECTION 14.03 Payment Blockage. (a) Each Subsidiary Guarantor agrees that it shall not make a payment on its Guarantee if:

(i) a payment default on Designated Senior Debt has occurred (after giving effect to any applicable grace period) and is continuing; or

(ii) any other default on Designated Senior Debt that permits the Holders of that Designated Senior Debt to accelerate its maturity has occurred and is continuing, and the relevant Senior Agent serves a written notice of such default (a “Payment Blockage Notice”) on the Trustee.

(b) Payments on the Guarantee of any Subsidiary Guarantor may and will be resumed (including making any missed payments):

(i) in the case of a payment default referred to in Section 14.03(a)(i) above, when such default is cured or waived; or

(ii) in the case of a non-payment default, when one of the following applies (whichever is earlier):

(A) 179 days have elapsed since the service of the applicable Payment Blockage Notice;

(B) where a Standstill Period is in effect at any time during the 179 day period since the service of the applicable Payment Blockage Notice, that Standstill Period expires;

(C) such non-payment default is cured or waived by the Majority Lenders in writing or has ceased to exist;

(D) the relevant Senior Agent cancels the Payment Blockage Notice; or

(E) the Senior Discharge Date occurs.

(c) No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice. Only one Payment Blockage Notice may be served with respect to the same event or circumstance. A Payment Blockage Notice may only be served on or before the date falling 75 days after the date on which the relevant Senior Agent receives actual written notice of the relevant non-payment default.

SECTION 14.04 Turnover and Application of Enforcement Proceeds. If at any time on or before the Senior Discharge Date and upon or after the Magyar Telecom B.V. Assumption, the Trustee or any Holder of the Notes receives or recovers a payment or distribution of, or on account of:

(a) the Guarantees which is prohibited by the Intercreditor Agreement;

(b) proceeds pursuant to any Enforcement Action against a Subsidiary Guarantor or with respect to the Collateral;

(c) the Funding Loan or the Proceeds Loan which is prohibited by the Intercreditor Agreement; or

(d) the Notes which is made as a result of the Issuer in turn receiving or recovering that amount from a Subsidiary Guarantor in contravention of the Intercreditor Agreement, provided that the Trustee at the time it made such payment had actual knowledge thereof, then the Trustee will promptly notify the Security Trustee, and the Trustee or the Holder, as applicable, will hold the payment on trust (and, in the case of the Trustee, in a segregated account) for the benefit of the Holders of the relevant Senior Debt and will be required to turn over such amounts to the Security Trustee to be applied in the following order described in the next succeeding paragraph.

The Security Trustee will apply all proceeds of the enforcement of the security conferred by the documents creating the First Priority Liens and the Security Documents, all recoveries by the secured parties with respect to the First Priority Liens and all amounts paid to the Security Trustee, the Trustee or the trustee under the Existing High Yield Notes pursuant to the provisions of the Intercreditor Agreement (whether under the turnover provisions described in the immediate preceding paragraph or otherwise) in the following order:

(i) first, pro rata (i) in payment of all unpaid fees, costs, charges, expenses and liabilities (and interest thereon) incurred by or on behalf of the Security Trustee and any receiver, attorney or agent in connection with carrying out its duties and exercising its powers and discretion under the documents that create the First Priority Liens and the Security Documents and the remuneration of the Security Trustee and every receiver under such documents, (ii) in payment of all reasonable unpaid fees, costs, charges, expenses and liabilities (and interest thereon) incurred by or on behalf of the Trustee and any receiver, attorney or agent (up to €100,000) in connection with the enforcement or recovery of payment in carrying out its duties and exercising its power and discretion under this Indenture (subject to such exclusions as the Intercreditor Agreement provides), and (iii) in payment of all reasonable unpaid fees, costs, charges, expenses and liabilities (and interest thereon) incurred by or on behalf of the trustee under the Existing High Yield Notes and any receiver, attorney or agent thereunder (up to €100,000) in connection with the enforcement or recovery of payment in carrying out its duties and exercising its power and discretion under the indenture governing the Existing High Yield Notes (subject to certain exclusions as the Intercreditor Agreement provides);

(ii) second, in payment of all unpaid costs and expenses incurred by or on behalf of any lender or other finance party under the Senior Credit Facilities or certain hedge counterparties in connection with such enforcement;

(iii) third, pro rata in payment (A) to the applicable Senior Agent for application towards (1) liabilities to the lenders and other finance parties under the Senior Credit Facilities under or in connection with the finance documents relating to the Senior Credit Facilities or otherwise and (2) Senior Hedging Debt, pari passu, between themselves and (B) of all reasonable unpaid fees, costs, charges, expenses and liabilities incurred by or on behalf of the Trustee and any receiver, attorney or agent (over and above the amounts set out in Section 14.04(d)(i)(ii)) in connection with carrying out its duties and exercising its powers and discretions under the Notes, this Indenture, the Security Documents, the agreements governing the Funding Loan, the agreement governing the Proceeds Loans, the Intercreditor Agreement and certain other related documents and the reasonable remuneration of the Trustee (subject to such exclusions as the Intercreditor Agreement provides), and (iii) of all reasonable unpaid fees, costs, charges, expenses and liabilities incurred by or on behalf of the trustee under the Existing High Yield Notes and any receiver, attorney or agent thereunder (over and above the amounts set out in Section 14.04(d)(i)(iii)) in connection with carrying out its duties and exercising its powers and discretions under the Existing High Yield Notes, the indenture governing the Existing High Yield Notes, the security documents with respect to the liens securing the Existing High Yield Notes, the agreement governing the Funding Loan, the agreements governing the Proceeds Loans, the Intercreditor Agreement and certain other related documents and the reasonable remuneration of the trustee under the Existing High Yield Notes (subject to certain exclusions as the Intercreditor Agreement provides);

(iv) fourth, pro rata in payment to (i) the Trustee for application towards indebtedness under the Notes, and (ii) the trustee under the Existing High Yield Notes for application towards indebtedness under the Existing High Yield Notes; and

(v) fifth, in payment of the surplus (if any) to the relevant Subsidiary Guarantor or subsidiary guarantor of the Existing High Yield Notes or other person entitled to it.

SECTION 14.05 Trustee Entitled to Rely. Upon any payment or distribution pursuant to this Article Fourteen the Trustee and the Holders shall be entitled to rely (i) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 14.02 are pending, (ii) upon a certificate of the liquidating Trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (iii) upon the Senior Agent or any other proper representative of the Holders of the relevant Senior Debt for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article Fourteen. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a Holder of a relevant Subsidiary Guarantor’s Senior Debt to participate in any payment or distribution pursuant to this Article Fourteen, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article Fourteen, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Section 7.01, Section 7.02 and Section 7.03 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article Fourteen.

SECTION 14.06 Trustee to Effectuate Subordination of each Guarantee. (a) Each Holder by accepting the Notes guaranteed by each Subsidiary Guarantor authorizes the Subsidiary Guarantors and the Trustee (without any further consent of the Holders of the Notes) to enter into any intercreditor agreement or deed in favor of the Holders of Designated Senior Debt of such Subsidiary Guarantor to give effect to the ranking, subordination and turnover provisions of this Indenture. Such preceding ranking, subordination and turnover provisions shall constitute a continuing offer to all persons who become Holders of or continue to hold Designated Senior Debt, and such provisions are made for the benefit of the Holders of Designated Senior Debt and such Holders will be obligees under this Indenture and any one or more of them may enforce such ranking, subordination and turnover provisions.

(b) Each Holder of a Note, by accepting such Note, will be deemed to have:

(i) appointed and authorized the Trustee to give effect to such ranking, subordination and turnover provisions;

(ii) authorized the Trustee to become a party to any future intercreditor arrangements described above;

(iii) agreed to be bound by such ranking, subordination and turnover provisions and the provisions of any future intercreditor arrangements described above that do not materially adversely affect the rights of Holders of the Notes; and

(iv) irrevocably appointed the Trustee to act on its behalf to enter into and comply with such ranking, subordination and turnover provisions and the provisions of any future intercreditor arrangements described above.

SECTION 14.07 Trustee Not Fiduciary for the Holders of Senior Debt. The Trustee shall not be deemed to owe any fiduciary duty to the Holders of Senior Debt of any Subsidiary Guarantor and shall not be liable to any Holder of Senior Debt of any Subsidiary Guarantor if it shall in good faith mistakenly pay over or distribute to Holders or the Issuer, a Subsidiary Guarantor or any other Person, cash, property or securities to which any Holder of Senior Debt of any Subsidiary Guarantor shall be entitled by virtue of this Article Eleven or otherwise. With respect to the Holders of Senior Debt and any Subsidiary Guarantor, the Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in this Indenture and no implied covenants or obligations with respect to the Holders of Senior Debt or any Subsidiary Guarantor shall be read into this Indenture against the Trustee.

SECTION 14.08 Trustee’s Compensation Not Prejudiced. Nothing in this Article Eleven shall apply to amounts due to the Trustee pursuant to other Sections of this Indenture.

SECTION 14.09 Subrogation to Rights of Holders of Senior Debt. Subject to the unconditional discharge in full of the Senior Debt of a Subsidiary Guarantor and the Subsidiary Guarantors having no further obligations under such Senior Debt, the Holders of the Notes shall be subrogated (equally and ratably with the Holders of all Debt of such Subsidiary Guarantor which by its express terms is pari passu and subordinated to Senior Debt of such Subsidiary Guarantor to the same extent as such Subsidiary Guarantee is subordinated and which is entitled to like rights of subrogation) to the rights of the Holders of Senior Debt of such Subsidiary Guarantor to receive payments and distributions of cash, property and securities applicable to the Senior Debt until amounts due under such Subsidiary Guarantee shall be paid in full. For purposes of such subrogation, no payments or distributions to the Holders of Senior Debt of such Subsidiary Guarantor of any cash, property or securities to which the Holders of the Notes or the Trustee would be entitled except for the provisions of this Article Eleven, and no payments pursuant to the provisions of this Article Eleven to the Holders of Senior Debt of such Subsidiary Guarantor by Holders of the Notes or the Trustee, shall, as among the Subsidiary Guarantor, its creditors (other than the Holders of Senior Debt of such Subsidiary Guarantor and the Holders), be deemed to be a payment or distribution by such Subsidiary Guarantor to or on account of the Holders of Senior Debt of such Subsidiary Guarantor.

SECTION 14.10 Provisions Solely to Define Relative Rights. The provisions of this Article Fourteen are and are intended solely for the purpose of defining the relative rights of the Holders of the Notes on the one hand and the Holders of Senior Debt of each Subsidiary Guarantor on the other hand. Nothing contained in this Article Fourteen or elsewhere in this Indenture or in the Notes is intended to or shall (a) impair, as between a Subsidiary Guarantor and the Holders of the Notes, the obligation of such Subsidiary Guarantor to pay to the Holders of the Notes of amounts due under its Subsidiary Guarantee as and when the same shall become due and payable in accordance with its terms; or (b) affect the relative rights against such Subsidiary Guarantor of the Holders of the Notes and creditors of such Subsidiary Guarantor other than the Holders of Senior Debt of such Subsidiary Guarantor; or (c) prevent the Trustee or the Holder of any Note from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, under this Article Fourteen of the Holders of Senior Debt of such Subsidiary Guarantor.

SECTION 14.11 Notice to Trustee. (a) Each Subsidiary Guarantor shall give prompt written notice to the Trustee of any fact known to such Subsidiary Guarantor which would prohibit the making of any payment to or by the Trustee in respect of its Subsidiary Guarantee. Notwithstanding the provisions of this Article Fourteen or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Trustee in respect of any Subsidiary Guarantee, unless and until a Trust Officer of the Trustee shall have received written notice thereof from the relevant Subsidiary Guarantor, the representative of the Holders of Senior Debt of such Subsidiary Guarantor or from any Trustee, fiduciary or agent therefor; and, prior to the receipt of any such written notice, the Trustee, subject to TIA Sections 315(a) through 315(d), shall be entitled in all respects to assume that no such facts exist, provided, that, if a Trust Officer of the Trustee shall not have received the notice provided for in this Section at least three Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of (and premium, if any) or interest on any Note), then anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purpose for which such money was received and shall not be affected by any notice to the contrary which may be received by it within three Business Days prior to such date.

(b) Subject to TIA Sections 315(a) through 315(d), the Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a Holder of Senior Debt of a Subsidiary Guarantor (or a Trustee, fiduciary or agent therefor) to establish that such notice has been given by a Holder of Senior Debt of a Subsidiary Guarantor (or a Trustee, fiduciary or agent therefor). In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a Holder of Senior Debt of a Subsidiary Guarantor to participate in any payment or distribution pursuant to this Article Fourteen, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Debt of the relevant Subsidiary Guarantor held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article Fourteen and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

SECTION 14.12 No Suspense of Remedies. Nothing contained in this Article Fourteen shall limit the right of the Trustee or the Holders of Notes to take any action to accelerate the maturity of the Notes pursuant to Section 6.02 to pursue any rights or remedies hereunder or under applicable law.

SECTION 14.13 Trust Moneys Not Subordinated. Notwithstanding anything contained herein to the contrary, payments from cash or the proceeds of Cash Equivalents held in trust under Article Eight hereof by the Trustee (or other qualifying Trustee) and which were deposited in accordance with the terms of Article Eight hereof and not in violation of Section 11.04 hereof for the payment of principal of (and premium, if any) and interest on any Subordinated Guarantee shall not be subordinated to the prior payment of any Senior Debt of the Subsidiary Guarantor that granted such Subsidiary Guarantee or subject to the restrictions set forth in this Article Fourteen, and none of the Holders shall be obligated to pay over any such amount to such Subsidiary Guarantor or any Holder of Senior Debt of such Subsidiary Guarantor or any other creditor of such Subsidiary Guarantor.

SECTION 14.14 Conflict with Intercreditor Agreement. If any conflict or inconsistency exists between this Article Fourteen and the Intercreditor Agreement, the Intercreditor Agreement shall govern.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

HTCC HOLDCO II B.V. as Issuer

By:
Name:
Title:

PANTEL TECHNOCOM KFT. as Subsidiary Guarantor

By:
Name:
Title:

PANTEL TÁVKÖZLÉSI KFT. as Subsidiary Guarantor

By:
Name:
Title:

HUNGAROTEL TÁVKÖZLÉSI ZRT. as Subsidiary Guarantor

By:
Name:
Title:

BNY CORPORATE TRUSTEE SERVICES LIMITED As Trustee

By:
Name:
Title:

THE BANK OF NEW YORK as Registrar, Transfer Agent and Principal Paying Agent

By:
Name:
Title:

THE BANK OF NEW YORK (LUXEMBOURG) S.A. as Luxembourg Paying Agent and Transfer Agent

Name:
Title:

EXHIBIT A

[FORM OF FACE OF NOTE]

[Regulation S Global Note - Common Code                     /ISIN Number                      ]

[Rule 144A Global Note – Common Code                     /ISIN Number                      ]

No.

FLOATING RATE SENIOR NOTES DUE 2013

[Include if Global Note – UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED AS NOMINEE FOR THE BANK OF NEW YORK (THE “COMMON DEPOSITARY”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK, AS COMMON DEPOSITARY OR IN SUCH OTHER NOMINEE AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT IS MADE TO THE BANK OF NEW YORK OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE COMMON DEPOSITARY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THIS GLOBAL NOTE AND ANY RELATED DOCUMENTATION MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME TO MODIFY THE RESTRICTIONS ON AND PROCEDURES FOR RESALES AND OTHER TRANSFERS OF THIS GLOBAL NOTE TO REFLECT ANY CHANGE IN APPLICABLE LAW OR REGULATION (OR THE INTERPRETATION THEREOF) OR IN PRACTICES RELATING TO THE RESALE OR TRANSFER OF RESTRICTED SECURITIES GENERALLY. THE HOLDER OF THIS GLOBAL NOTE SHALL BE DEEMED, BY THE ACCEPTANCE HEREOF, TO HAVE AGREED TO ANY SUCH AMENDMENT OR SUPPLEMENT.]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR OTHER SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS IN THE CASE OF RULE 144A NOTES: TWO YEARS AND IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE U.S. SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE U.S. SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

BY ACCEPTING THIS NOTE (OR AN INTEREST IN THE NOTES REPRESENTED HEREBY), EACH BENEFICIAL OWNER HEREOF IS DEEMED TO REPRESENT AND WARRANT (I) EITHER (A) IT IS NOT (AND FOR SO LONG AS IT HOLDS THIS NOTE OR AN INTEREST HEREIN WILL NOT BE), AND IS NOT ACTING ON BEHALF OF (AND FOR SO LONG AS IT HOLDS THIS NOTE OR AN INTEREST HEREIN WILL NOT BE ACTING ON BEHALF OF) AN EMPLOYEE BENEFIT PLAN, AS DEFINED IN SECTION 3(3) OF THE UNITED STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), THAT IS SUBJECT TO THE PROVISIONS OF PART 4 OF SUBTITLE B OF TITLE I OF ERISA, A PLAN TO WHICH SECTION 4975 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED (“CODE”) APPLIES, OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF SUCH AN EMPLOYEE BENEFIT PLAN’S OR PLAN’S INVESTMENT IN SUCH ENTITY (EACH, A “BENEFIT PLAN INVESTOR”), OR A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN WHICH IS SUBJECT TO ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE

SUBSTANTIALLY SIMILAR TO THE FIDUCIARY RESPONSIBILITY OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND/OR SECTION 4975 OF THE CODE (“SIMILAR LAWS”), AND NO PART OF THE ASSETS BEING USED BY IT TO ACQUIRE OR HOLD SUCH NOTE OR ANY INTEREST HEREIN CONSTITUTES THE ASSETS OF ANY SUCH BENEFIT PLAN INVESTOR OR SUCH A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, OR (B) THE ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE OR AN INTEREST HEREIN DOES NOT AND WILL NOT RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA AND/OR SECTION 4975 OF THE CODE (OR, IN THE CASE OF A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, A VIOLATION OF ANY SIMILAR LAWS); AND (II) IT WILL NOT SELL OR OTHERWISE TRANSFER THIS NOTE OR ANY INTEREST HEREIN OTHERWISE THAN TO AN ACQUIRER OR TRANSFEREE THAT IS DEEMED TO REPRESENT AND AGREE WITH RESPECT TO ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE TO THE SAME EFFECT AS THE ACQUIRER’S REPRESENTATION AND AGREEMENT SET FORTH IN THIS SENTENCE.

[Include if Regulation S Global Note – UNTIL 40 DAYS AFTER THE COMMENCEMENT OF THE OFFERING, AN OFFER OR SALE OF SECURITIES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE U.S. SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A UNDER THE U.S. SECURITIES ACT.]

HTCC Holdco II B.V., a private company with limited liability incorporated under the laws of The Netherlands, for value received promises to pay to The Bank of New York Depository (Nominees) Limited or registered assigns, the principal sum of €                     (or such lesser or greater amounts up to €                     as shall be set forth in Schedule A attached hereto) on February 1, 2013.

From April 27, 2007, or from the most recent interest payment date to which interest has been paid or provided for, cash interest on this Note shall accrue at the Applicable Rate, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year (each an “Interest Payment Date”), beginning on August 1, 2007, to the Person in whose name this Note (or any predecessor Note) is registered at the close of business on the preceding January 15, April 15, July 15 or October 15 (each a “Record Date”), as the case may be.

Capitalized terms used herein shall have the same meanings assigned to them in the Indenture referred to below unless otherwise indicated.

Upon the occurrence of the Acquisition and the Magyar Telecom B.V. Assumption, Magyar Telecom B.V. (“Matel”) and the Trustee will execute and deliver an accession agreement (a “Note Accession Agreement”) in substantially the form of Schedule B hereto pursuant to which (i) Matel will accede to this Note and assume all obligations of HTCC Holdco II B.V. under this Note and (ii) HTCC Holdco II B.V. will be released from its obligations under this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and to the provisions of the Indenture, which provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, HTCC Holdco II B.V. has caused this Note to be signed manually or by facsimile by its duly authorized signatory.

Dated:

HTCC HOLDCO II B.V. as Issuer

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

BNY CORPORATE TRUSTEE SERVICES LIMITED, as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Officer

Floating Rate Senior Note Due 2013

1.	Interest

HTCC Holdco II B.V., a private company with limited liability incorporated under the laws of The Netherlands (such company, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), for value received promises to pay interest on the principal amount of this Note from [•], 2007.

Each Note shall bear interest at a rate per annum (the “Applicable Rate”), reset quarterly, equal to EURIBOR, in each case, plus 3.00% as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Trustee. Interest on the Notes shall be payable quarterly in arrears on February 1, May 1, August 1 and November 1, commencing August 1, 2007. The Issuer shall make each interest payment to the holders of record of the Notes on the immediately preceding January 15, April 15, July 15 and October 15. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date.

“Determination Date” with respect to an Interest Period relating to EURIBOR, shall be the day that is two TARGET Settlement Days preceding the first day of such Interest Period.

“EURIBOR” with respect to an Interest Period, shall be the rate (expressed as a percentage per annum) for deposits in euros for a three-month period beginning on the day that is two TARGET Settlement Days after the Determination Date that appears on Telerate Page 248 as of 11:00 a.m., Brussels time, on the Determination Date. If Telerate Page 248 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent shall request the principal London office of each of four major banks in the Euro-zone inter-bank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum) as of approximately 11:00 a.m., Brussels time, on such Determination Date, to prime banks in the Euro-zone interbank market for deposits in a Representative Amount in euro for a three-month period beginning on the day that is two TARGET Settlement Days after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent shall request each of three major banks in London, as selected by the Calculation Agent (“Reference Banks”), to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11.00 a.m., London time, on such Determination Date, for loans in a Representative Amount in euros to leading European banks for a three-month period beginning on the day that is two TARGET Settlement Days after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period shall be the arithmetic mean of such rates. If fewer than two such rates are so provided then the rate for the Interest Period shall be the rate in effect with respect to the immediately preceding Interest Period.

“Euro-zone” means the region comprised of member states of the European Union that adopt the euro.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include August 1, 2007.

“Representative Amount” means the greater of (a) €1,000,000 and (b) an amount that is representative for a single transaction in the relevant market at the relevant time.

“TARGET Settlement Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

“Telerate Page 248” means, the display page so designated on Bridge’s Telerate Service (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor).

The Calculation Agent shall, as soon as practicable after 11:00 a.m. (Brussels time) on each Determination Date, determine the Applicable Rate, and calculate the aggregate amount of interest payable on the Notes in respect of the following Interest Period (the “Interest Amount”). The Interest Amount shall be calculated by applying the Applicable Rate to the principal amount of each Note outstanding at the commencement of the Interest Period, multiplying each such amount by the actual number of days in the Interest Period concerned divided by 360.

All percentages resulting from any of the above calculations shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g. 4.876545% (or .04876545) being rounded to 4.87655% (or .0487655)). All euro amounts used in or resulting from such calculations shall be rounded to the nearest euro cent (with one-half euro cent being rounded upwards). The determination of the Applicable Rate and the Interest Amount by the Calculation Agent shall, in the absence of willful default, bad faith or manifest error, be binding on all parties.

The Applicable Rate on the Notes shall in no event be higher than the maximum rate permitted by law. The Calculation Agent shall be under no obligation to monitor whether the Applicable Rate exceeds such maximum rate.

The Calculation Agent shall, upon the request of the holder of any Note, provide the interest rate then in effect with respect to the Notes.

The rights of holders of beneficial interests in the Notes to receive the payments of interest on the Notes are subject to applicable procedures of the book-entry depositary and Euroclear and Clearstream.

2.	Note Accession Agreement

Subject to receipt of Opinions of Counsel in form and substance satisfactory to the Trustee as provided in Section 4.23 of the Indenture, the Trustee will sign any Note Accession Agreement authorized pursuant to this Note if the Note Accession Agreement does not adversely affect the rights, duties and liabilities or immunities of the Trustee. Each Holder by accepting a Note agrees to Matel succeeding to the obligations of the Issuer.

3.	Additional Amounts

(a) All payments that the Issuer makes under or with respect to the Notes or that any Subsidiary Guarantor makes under or with respect to its Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied by or on behalf of any jurisdiction in which the Issuer, the Subsidiary Guarantor or any Surviving Entity is incorporated, organized, engaged in business (where such Tax is imposed by reason of the Issuer, Subsidiary Guarantor, or Surviving Entity being engaged in business) or otherwise resident for tax purposes or from or through which any of the foregoing makes any payment on the Notes or by or within any department or political subdivision thereof having power to tax (each, a “Relevant Taxing Jurisdiction”), unless the Issuer or such Subsidiary Guarantor, as the case may be, is required to withhold or deduct Taxes by law or by the interpretation or administration of law. If the Issuer or any Subsidiary Guarantor is required to withhold or deduct any amount for or on account of Taxes of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes, the Issuer or such Subsidiary Guarantor, as the case may be, will pay such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each Holder of the Notes (including Additional Amounts) after such withholding or deduction will be not less than the amount the Holder would have received if such Taxes had not been required to be withheld or deducted.

(b) Neither the Issuer nor any Subsidiary Guarantor will, however, pay Additional Amounts in respect or on account of:

(i) any Taxes that are imposed or levied by a Relevant Taxing Jurisdiction by reason of a present or former connection of a Holder (or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder, if the Holder is an estate, a trust, a partnership or a corporation) or a beneficial owner with such Relevant Taxing Jurisdiction (other than the mere receipt or holding of Notes or by reason of the receipt of payments thereunder or the exercise or enforcement of rights under any Notes or the Indenture);

(ii) any Taxes that are imposed or levied by reason of the failure of the Holder or beneficial owner of Notes, following the Issuer’s written request addressed to the Holder (and made at a time which would enable the Holder or beneficial owner acting reasonably to comply with that request), to comply with any certification, identification, information or other reporting requirements which the Holder or such beneficial owner is legally required to satisfy, whether imposed by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(iii) any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(iv) any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes;

(v) any Tax that is imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of such Notes for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficial owner or Holder thereof would have been entitled to Additional Amounts had the Notes been presented for payment on any date during such 30 day period;

(vi) any Tax imposed on or with respect to any payment by the Issuer or any Subsidiary Guarantor to the Holder if such Holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor with respect to such fiduciary, member of such partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such Note;

(vii) any Tax that is imposed on or with respect to a payment made to a Holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant Notes to another paying agent in a member state of the European Union;

(viii) any withholding or deduction in respect of any Taxes where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26–27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(ix) any combination of the above.

(c) The Issuer and any Subsidiary Guarantor will (i) make such withholding or deduction as is required by applicable law and (ii) remit the full amount deducted or withheld to the relevant taxing authority in the Relevant Taxing Jurisdiction in accordance with applicable law.

(d) At least 30 calendar days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Issuer or any Subsidiary Guarantor will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it will be promptly thereafter), the Issuer will deliver to the Trustee an Officer’s Certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date. The Issuer will promptly publish a notice in accordance with the provisions set forth in Section 13.02 of the Indenture stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

(e) Upon request, the Issuer or the Subsidiary Guarantors will furnish to the Trustee or the Holder copies of tax receipts evidencing the payment of any Taxes by the Issuer or the applicable Subsidiary Guarantor in such form as provided in the normal course by the taxing authority imposing such Taxes and as is reasonably available to the Issuer or the applicable Subsidiary Guarantor. If notwithstanding the efforts of the Issuer or the Subsidiary Guarantors to obtain such receipts, the same are not obtainable, the Issuer or the applicable Subsidiary Guarantor will provide the Trustee or such Holder other evidence satisfactory to the Trustee or the Holder of such payments by the Issuer or the applicable Subsidiary Guarantor.

(f) In addition, the Issuer and the Subsidiary Guarantors shall pay any present or future stamp, issue, registration, documentation, excise or property taxes or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction in respect of the execution, issue, delivery or registration of the Notes or any other document or instrument referred to thereunder (other than in respect of the execution, issue, delivery or registration of Notes pursuant to Section 2.06, Section 2.07 or Section 2.10(a)(iv) of the Indenture) and any such taxes, charges or duties imposed by any jurisdiction as a result of, or in connection with, the enforcement of the Notes and/or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes, and the Issuer and each Subsidiary Guarantor shall indemnify the Holders for any such taxes paid by such Holders.

(g) The obligations under this paragraph 3 shall apply mutatis mutandis to any jurisdiction in which any Surviving Entity or successor person to the Issuer is incorporated, organized, engaged in business or otherwise resident for tax purposes, or any political subdivision or taxing authority thereof or therein. Whenever the Indenture or this Note refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note, such reference includes the payment of Additional Amounts, if applicable.

4.	Method of Payment

The Issuer shall pay interest on this Note (except defaulted interest) to the persons who are registered Holders of this Note at the close of business on the Record Date for the next Interest Payment Date even if this Note is cancelled after the Record Date and on or before the Interest Payment Date. The Issuer shall pay principal and interest in euro in immediately available funds that at the time of payment is legal tender for payment of public and private debts; provided, that payment of interest may be made at the option of the Issuer by check mailed to the Holder.

The amount of payments in respect of interest on each Interest Payment Date shall correspond to the aggregate principal amount of Notes represented by the Regulation S Global Note and the Rule 144A Global Note, as established by the Registrar at the close of business on the relevant Record Date. Payments of principal shall be made upon surrender of the Regulation S Global Note and the Rule 144A Global Note to the Paying Agent.

5.	Paying Agent and Registrar

Initially, The Bank of New York or one of its affiliates shall act as Paying Agent and Registrar. The Issuer or any of its Affiliates incorporated in the United States may act as Paying Agent, Registrar or co-Registrar.

6.	Indenture

The Issuer issued the Notes under an indenture dated as of April 27, 2007 (the “Indenture”), among the Issuer, the Subsidiary Guarantors, BNY Corporate Trustee Services Limited (the “Trustee”), and The Bank of New York (Luxembourg) S.A. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. Only those TIA sections that are specifically referred to in the Indenture are incorporated by reference and are a part of the Indenture.

The Notes are senior obligations of the Issuer and are issued in an initial aggregate principal amount at maturity of €200,000,000. The Indenture provides for the issuance from time to time of Additional Notes. The Indenture imposes certain limitations on the Issuer and its affiliates, including, without limitation, limitations on the incurrence of indebtedness and issuance of stock, the payment of dividends and other payment restrictions affecting the Issuer and its subsidiaries, the sale of assets, transactions with and among affiliates of the Issuer and the Restricted Subsidiaries, change of control and Liens.

7.	Optional Redemption

(a) At any time prior to August 15, 2008, upon not less than 30 nor more than 60 days’ notice, the Issuer may redeem all or part of the Notes, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Redemption Premium and accrued and unpaid interest to the redemption date.

“Applicable Redemption Premium” means, with respect to any Note on any redemption date, the greater of:

(i) 1.0% of the then outstanding principal amount of the Note; and

(ii) the excess of:

(A) the present value at such redemption date of (x) the redemption price of such Note at August 15, 2008 (such redemption price being set forth in the table appearing below in clause (b) of this paragraph 7 of this Note, plus (y) all required interest payments that would otherwise be due to paid on such Note (assuming that the interest rate per annum on the Note applicable on the date on which the notice of redemption was given was in effect for the entire period) during the period between the redemption date and August 15, 2008 (excluding accrued but unpaid interest), computed using a discount rate (discounted quarterly assuming a 360-day year consisting of twelve 30-day months) equal to the Bund Rate at such redemption date plus 50 basis points; over

(B) the then outstanding principal amount of the Note.

“Bund Rate” means, with respect to any redemption date, the rate per annum equal to the equivalent yield to maturity as of such redemption date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such redemption date, where:

(i) “Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to 15 August 2008, and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal to 15 August 2008; provided, however, that, if the period from such redemption date to 15 August 2008 is not equal to the fixed maturity of the German Bundesanleihe security selected by such Reference German Bund Dealer, the Bund Rate shall be determined by linear interpolation (calculated to the nearest one twelfth of a year) from the yields of German Bundesanleihe securities for which such yields are given; except that if the period from such redemption date to 15 August 2008 is less than one year, a fixed maturity of one year shall be used;

(ii) “Comparable German Bund Price” means, with respect to any redemption date, the average of the Reference German Bund Dealer Quotations for such redemption date which in any event must include at least two such quotations, after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Issuer obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

(iii) “Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Issuer in consultation with the Trustee; and

(iv) “Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any redemption date, the average as determined by the Issuer in good faith of the bid and offered prices for the Comparable German Bund issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany time on the third German business day preceding such redemption date.

(b) At any time on or after August 15, 2008 and prior to maturity, upon not less than 30 nor more than 60 days’ notice, the Issuer may redeem all or part of the Notes at the following redemption prices (expressed as percentages of their principal amount at maturity), plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period commencing on August 15 of the years set forth below, subject to the right of Holders of record on the relevant regular record date that is prior to the redemption date to receive interest due on an interest payment date.

Year	Redemption Price
2008	100.00%
2009	102.00%
2010	101.00%
2011 and thereafter	100.00%

7.	Redemption Upon Changes in Withholding Taxes

If, as a result of:

(a) any amendment after the Issue Date to, or change after the Issue Date in, the laws (or regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction; or

(b) any change after the Issue Date in the official application or official interpretation of the laws, treaties, regulations or rulings (including a holding, judgment or order by a court competent jurisdiction) of any Relevant Taxing Jurisdiction applicable to the Issuer or any Subsidiary Guarantor, the Issuer or any Subsidiary Guarantor would be obligated to pay, on the next date for any payment and as a result of that amendment or change, Additional Amounts as described above under paragraph 3 of this Note with respect to the Relevant Taxing Jurisdiction, which the Issuer or such Subsidiary Guarantor cannot avoid by the use of reasonable measures available to it (including making payments through a paying agent located in another jurisdiction but not including the Issuer moving or changing jurisdictions), then the Issuer may redeem all, but not less than all, of the Notes, at any time thereafter, upon not less than 30 nor more than 60 days’ notice, at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date. Prior to the giving of any notice of redemption described in this paragraph, the Issuer will deliver to the Trustee:

(i) an Officer’s Certificate stating that the obligation to pay such Additional Amounts cannot be avoided by the Issuer’s or the relevant Subsidiary Guarantor’s taking reasonable measures available to it (including making payments through a paying agent located in another jurisdiction but not including the Issuer moving or changing jurisdictions); and

(ii) a written opinion in form and substance reasonably satisfactory to the Trustee of independent legal counsel to the Issuer of recognized standing acceptable to the Trustee to the effect that the Issuer or the relevant Subsidiary Guarantor has or will become obligated to pay such Additional Amounts as a result of a change, amendment, official interpretation or application described above.

Notwithstanding the foregoing, the Issuer may not redeem the Notes under this provision if the Relevant Taxing Jurisdiction changes under the Indenture and the Issuer, any Subsidiary Guarantor or any Surviving Entity is obligated to pay any Additional Amounts as a result of a change in, or an amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder), or any change in or amendment to, any official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings, of the then current Relevant Taxing Jurisdiction which, at the time such Relevant Taxing Jurisdiction became the applicable Relevant Taxing Jurisdiction under the Indenture, was publicly announced as being or having been formally proposed.

8.	Notice of Redemption

The Issuer shall publish a notice of any optional redemption of the Notes described above in accordance with the provisions described under Section 3.04 of the Indenture. If the Notes are listed at such time on the Luxembourg Stock Exchange, the Issuer shall inform the Luxembourg Stock Exchange of the principal amount of the Notes that have not been redeemed in connection with any optional redemption. If fewer than all the Notes are to be redeemed at any time, the Trustee shall select the Notes by a method that complies with the requirements, as certified to the Trustee by the Issuer, of the principal securities exchange, if any, on which the Notes are listed at such time or, if the Notes are not listed on a securities exchange, pro rata, by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate; provided that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than €50,000.

9.	Repurchase at the Option of Holders

If a Change of Control occurs at any time, then the Issuer must make an offer (a “Change of Control Offer”) to each Holder of Notes to purchase such Holder’s Notes, in whole or in part in denominations of €50,000 and integral multiples of €1,000 in excess thereof, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of Holders of record on relevant regular record dates that are prior to the Change of Control Purchase Date to receive interest due on an interest payment date). Purchases made under a Change of Control Offer will also be subject to other procedures set forth in the Indenture.

In addition, the Issuer may be required to purchase Notes in accordance with Section 4.11 of the Indenture following the consummation of certain Asset Sales.

10.	Denominations

The Notes are in denominations of €50,000 and integral multiples of €1,000 in excess thereof. The transfer of Notes may be registered, and Notes may be exchanged, as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

11.	Unclaimed Money

All moneys paid by the Issuer or any Subsidiary Guarantor to the Trustee or a Paying Agent for the payment of the principal of, or premium, if any, or interest on, any Notes that remain unclaimed at the end of three years after such principal, premium or interest has become due and payable may be repaid to the Issuer or any Subsidiary Guarantor, subject to applicable law, and the Holder of such Note thereafter may look only to the Issuer or any Subsidiary Guarantor for payment thereof.

12.	Prescription

Claims against the Issuer for payment of principal, interest and Additional Amounts, if any, on the Notes will become void unless presentment for payment is made (where so required herein) within, in the case of principal and Additional Amounts, if any, a period of ten years or, in the case of interest, a period of five years, in each case from the applicable original payment date therefor.

13.	Discharge and Defeasance

Subject to certain conditions, the Issuer at any time may terminate some or all of its obligations and the obligations of the Subsidiary Guarantors under the Notes, the Guarantees and the Indenture if the Issuer irrevocably deposits with the Trustee euro or European Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

14.	Amendment, Supplement and Waiver

(a) The Issuer, the Subsidiary Guarantors and the Trustee may modify, amend or supplement the Indenture without the consent of any Holder of the Notes:

(i) to evidence the succession of another Person to the Issuer and the assumption by any such successor of the covenants in the Indenture and in the Notes in accordance with Section 5.01 of the Indenture;

(ii) to add to the Issuer’s covenants and those of any Subsidiary Guarantor or any other obligor upon the Notes for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Issuer or the any Subsidiary Guarantor or any other obligor upon the Notes, as applicable, in the Indenture, in the Notes or in the any Guarantees;

(iii) to cure any ambiguity, or to correct or supplement any provision in the Indenture, the Notes or any Guarantee that may be defective or inconsistent with any other provision in the Indenture, the Notes or any Guarantee or make any other provisions with respect to matters or questions arising under the Indenture, the Notes or any Guarantee; provided that, in each case, such provisions shall in the opinion of the Trustee not adversely affect the interests of the Holders of the Notes;

(iv) to add a Subsidiary Guarantor or other guarantor under the Indenture;

(v) to release a Subsidiary Guarantor in accordance with and if permitted by the terms of and limitations set forth in the Indenture;

(vi) to evidence and provide for the acceptance of the appointment of a successor Trustee or Security Trustee under the Indenture;

(vii) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders of the Notes as additional security for the payment and performance of the Issuer’s and any Subsidiary Guarantors’ obligations under the Notes and the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise;

(viii) to conform the Indenture to the provisions described in the “Description of the Notes” section of the Offering Memorandum; and

(ix) to provide for the issuance of Additional Notes in accordance with and if permitted by the terms of and limitations set forth in the Indenture.

(b) With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding, the Issuer, any Subsidiary Guarantor and the Trustee are permitted to amend or supplement the Indenture, the Notes, the Intercreditor Agreement and the other Security Documents; provided that no such modification or amendment may, without the consent of the Holders of at least 90% of the aggregate principal amount of Notes affected thereby:

(i) change the Stated Maturity of the principal of, or any installment of or Additional Amounts or interest on, any Note;

(ii) reduce the principal amount of any Note (or Additional Amounts or premium, if any) or the rate of or change the time for payment of interest on any Note;

(iii) change the coin or currency in which the principal of any Note or any premium or any Additional Amounts or the interest thereon is payable;

(iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

(v) after the Issuer’s obligation to purchase Notes arises thereunder, amend, change or modify the obligation to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with Section 4.11 of the Indenture or the obligation to make and consummate a Change of Control offer in the event of a Change of Control in accordance with Section 4.16 of the Indenture including, in each case, amending, changing or modifying any definition relating thereto;

(vi) reduce the principal amount of Notes whose Holders must consent to any amendment, supplement or waiver of provisions of the Indenture;

(vii) modify any of the provisions relating to supplemental indentures requiring the consent of Holders of the Notes, or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby;

(viii) release any Guarantee except in compliance with the terms of the Indenture, or make any change in any Guarantee that would materially adversely affect the Holders of the Notes;

(ix) make any change to any provisions of the Indenture affecting the ranking of the Notes or the Guarantees, in each case in a manner that adversely affects the rights of the Holders of the Notes; or

(x) make any change in the provisions of Section 4.17 of the Indenture that adversely affects the rights of any Holder of the Notes or amend the terms of the Notes or the Indenture in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the Issuer or any Subsidiary Guarantors agree to pay Additional Amounts (if any) in respect thereof in the supplemental indenture.

The Holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

14.	Defaults and Remedies

If an Event of Default (other than as specified in Section 6.01(a)(xi) or Section 6.01(a)(xii) of the Indenture) occurs and is continuing, the Trustee or the Holders of not less than 50% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer (and to the Trustee if such notice is given by the Holders) may, and the Trustee, upon the written request of such Holders, shall, declare the principal of, premium, if any, and any Additional Amounts and accrued interest on all of the outstanding Notes immediately due and payable, and upon any such declaration all such amounts payable in respect of the Notes will become immediately due and payable.

If an Event of Default specified in Section 6.01(a)(xi) or Section 6.01(a)(xii) of the Indenture occurs and is continuing, then the principal of, premium, if any, and any Additional Amounts and accrued interest on all of the outstanding Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of Notes.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives an indemnity satisfactory to it. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may rescind any acceleration and its consequence if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of such acceleration. The above description of Events of Default and remedies is qualified by reference, and subject in its entirety, to the more complete description thereof contained in the Indenture.

15.	Trustee Dealings with the Issuer

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer, any Subsidiary Guarantor or any of their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-Registrar or co-Paying Agent may do the same with like rights.

16.	No Recourse Against Others

No director, officer, employee, incorporator or shareholder of Issuer or any Subsidiary Guarantor, as such, shall have any liability for any obligations of Issuer or the Subsidiary Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver and release are part of the consideration for issuance of the Notes.

17.	Authentication

This Note shall not be valid until an authorized officer of the Trustee (or an authentication agent) manually signs the certificate of authentication on the other side of this Note.

18.	Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Issuer or any Subsidiary Guarantor shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

prior to the Magyar Telecom B.V. Assumption:

HTCC Holdco II B.V.

Locatellicade 1

1076 AZ Amsterdam

The Netherlands

Facsimile: 31 20 67 30 016

Attention: Chief Executive Officer

if after the Magyar Telecom B.V. Assumption:

Magyar Telecom B.V.

c/o Invitel ZRt

Puskas Tivadar u. 8-10

2040 Budapest

Attention: Robert Bowker

ASSIGNMENT FORM

To assign and transfer this Note, fill in the form below:

(I) or (the Issuer) assign and transfer this Note to

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and postal code)

and irrevocably appoint                                                                                                        agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

(Participant in a recognized signature guarantee medallion program)

Date:

Certifying Signature:

CHECK ONE BOX BELOW

(1) ☐	to the Issuer; or

(2) ☐	pursuant to and in compliance with Rule 144A under the U.S. Securities Act of 1933 (the “Securities Act”); or

(3) ☐	pursuant to and in compliance with Regulation S under the Securities Act; or

(4) ☐	pursuant to another available exemption from the registration requirements of the Securities Act; or

(5) ☐	pursuant to an effective registration statement under the Securities Act.

Unless one of the boxes is checked, the Trustee shall refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (2) is checked, by executing this form, the Transferor is deemed to have certified that such Notes are being transferred to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act who has received notice that such transfer is being made in reliance on Rule 144A; if box (3) is checked, by executing this form, the Transferor is deemed to have certified that such transfer is made pursuant to an offer and sale that occurred outside the United States in compliance with Regulation S under the Securities Act; and if box (4) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer reasonably requests to confirm that such transfer is being made pursuant to an exemption from or in a transaction not subject to, the registration requirements of the Securities Act.

Signature:

Signature Guarantee:

_________________________________________

(Participant in a recognized signature guarantee medallion program)

Certifying Signature:                                      Date:

Signature Guarantee:

(Participant in a recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note or a portion thereof repurchased pursuant to Section 4.11 or Section 4.16 of the Indenture, check the box:

If the purchase is in part, indicate the portion (in denominations of €1,000 and integral multiples thereof) (provided the aggregate principal amount held by you after such partial redemption must be at least €50,000) to be purchased:

Your signature:
(Sign exactly as your name appears on the other side of this Note)
Date:

Certifying Signature:

SCHEDULE A

SCHEDULE OF PRINCIPAL AMOUNT

The initial principal amount of this Global Note is €                    . The following increases or decreases in this Global Note have been made:

Date of Decrease/ Increase	Decrease in Principal Amount	Increase in Principal Amount	Principal Amount Following such Decrease/Increase	Notation Made by or on Behalf of Registrar

SCHEDULE B

FORM OF ACCESSION AGREEMENT TO GLOBAL NOTE

This NOTE ACCESSION AGREEMENT (this “Note Accession Agreement”), dated as of April 27, 2007, is made by Magyar Telecom B.V. (“Matel”) and BNY Corporate Trust Services limited as Trustee (the “Trustee”), under the Note referred to below.

WHEREAS, HTCC Holdco II B.V. (the “Company”) has heretofore executed and delivered to the Trustee one or more global notes (the “Global Notes”), dated as of April 27, 2007, representing an initial aggregate principal amount of €200,000,000 of Floating Rate Senior Notes due 2013, pursuant to the terms of the Indenture dated as of April 27, 2007 among the Company and the Trustee, among others (the “Indenture”).

WHEREAS, each Global Note provides that under certain circumstances Matel shall execute and deliver to the Trustee a Note Accession Agreement pursuant to which Matel shall accede to such Global Note and assume all of the obligations of the Company under each such Global Note and the Indenture.

WHEREAS, each Global Note provides that upon the execution and delivery of this Note Accession Agreement, the Company shall be released from its obligations under such Global Note.

WHEREAS, pursuant to paragraph 2 of each Global Note, the Trustee is authorized to execute and deliver this Note Accession Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Matel and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.	CAPITALIZED TERMS. Capitalized terms used in this Note Accession Agreement and not otherwise defined in this Note Accession Agreement shall have the meanings ascribed to them in the Indenture.

2.	AGREEMENT TO ACCEDE. Matel hereby agrees to accede, with effect on and from the date hereof, to the Global Note on the terms and conditions set forth in this Note Accession Agreement and the Global Notes, whereupon (a) Matel shall, with effect on and from the date hereof (x) be bound by all of the covenants, stipulations, promises and agreements set forth in the Global Note and (y) perform in accordance with its terms all of the obligations which by the terms of such Global Note are required to be performed by the Issuer, and (b) the Company shall, with effect on and from the date hereof, be released from all of its covenants, stipulations, promises and agreements set forth in each Global Note and will no longer be bound by the terms thereof. Each of the Trustee, on behalf of each Holder, and each Holder, by accepting a Global Note, hereby agrees to the accession of Matel to, and the release of the Company from, each Global Note, in each case, in accordance with the immediately preceding sentence.

3.	NEW YORK LAW TO GOVERN. THIS NOTE ACCESSION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

4.	COUNTERPARTS. The parties may sign any number of copies of this Note Accession Agreement. Each signed copy shall be an original, but all of them together represent the same agreement.

5.	EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.

6.	THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity of sufficiency of this Note Accession Agreement or for or in respect of the recitals contained herein, all of which recitals are made solely by Matel and the Company.

7.	RATIFICATION OF GLOBAL NOTES; NOTE ACCESSION AGREEMENT PART OF GLOBAL NOTE. Except as expressly amended hereby, each Global Note is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Note Accession Agreement shall form a part of the Global Notes for all purposes.

8.	SUCCESSORS. All covenants and agreements in this Note Accession Agreement by the parties hereto shall bind their successors.

(Signature page to follow)

IN WITNESS WHEREOF, the parties have caused this Note Accession Agreement to be duly executed and attested, as of the date first above written.

MAGYAR TELECOM B.V.

By:
Name:
Title:

HTCC HOLDCO II B.V.

By:
Name:
Title:

BNY CORPORATE TRUSTEE SERVICES LIMITED as Trustee

By:
Name:
Title:

EXHIBIT B

FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM RULE 144A

GLOBAL NOTE TO REGULATION S GLOBAL NOTE

(Transfers pursuant to § 2.06(b)(ii) of the Indenture)

The Bank of New York, as Transfer Agent

One Canada Square

London E14 5AL

Attn: Corporate Trust Office

Re: Floating Rate Senior Notes Due 2013 (the “Notes”)

Reference is hereby made to the Indenture dated as of April 27, 2007 (the “Indenture”) among the Issuer named therein, the Subsidiary Guarantors named therein the Transfer Agent and Principal Paying Agent named therein, the Security Trustee named therein and The Bank of New York (Luxembourg) S.A. as Transfer Agent and Luxembourg Paying Agent. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to €                     aggregate principal amount of Notes that are held as a beneficial interest in the form of the Rule 144A Global Note (ISIN No.                     ; Common Code                     ) with the Depositary in the name of [name of transferor](the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for an equivalent beneficial interest in the Regulation S Global Note (ISIN No.                     ; Common Code                     ).

In connection with such request, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Notes and:

(a)	with respect to transfers made in reliance on Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), does certify that:

the offer of the Notes was not made to a person in the United States;

either (i) at the time the buy order is originated the transferee is outside the United States or the Transferor and any person acting on its behalf reasonably believe that the transferee is outside the United States; or (ii) the transaction was executed in, on or through the facilities of a designated offshore securities market described in paragraph (b) of Rule 902 of Regulation S and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;

no directed selling efforts have been made in the United States by the Transferor, an affiliate thereof or any person their behalf in contravention of the requirements of Rule 903 or 904 of Regulation S, as applicable;

the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

the Transferor is not the Issuer, a distributor of the Notes, an affiliate of the Issuer or any such distributor (except any officer or director who is an affiliate solely by virtue of holding such position) or a person acting on behalf of any of the foregoing.

(b)	with respect to transfers made in reliance on Rule 144 the Transferor certifies that the Notes are being transferred in a transaction permitted by Rule 144 under the Securities Act.

You, the Issuer, any Subsidiary Guarantors and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

[Name of Transferor]

By:

Name:

Title:

Date:

cc:	●
Attn:	●

EXHIBIT C

FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM REGULATION S

GLOBAL NOTE TO RULE 144A GLOBAL NOTE

(Transfers pursuant to § 2.06(b)(iii) of the Indenture)

The Bank of New York, as Transfer Agent

One Canada Square

London E14 5AL

Attn: Corporate Trust Office

Re: Floating Rate Senior Notes Due 2013 (the “Notes”)

Reference is hereby made to the Indenture dated as of April 27, 2007 (the “Indenture”) among the Issuer named therein, the Subsidiary Guarantors named therein, the Trustee named therein, the Transfer Agent and Principal Paying Agent named therein, and The Bank of New York (Luxembourg) S.A. as Transfer Agent and Luxembourg Paying Agent. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to €                     aggregate principal amount at maturity of Notes that are held in the form of the Regulation S Global Note with the Common Depositary (ISIN No.                     ; Common Code                     ) in the name of [name of transferor](the “Transferor”) to effect the transfer of the Notes in exchange for an equivalent beneficial interest in the Rule 144A Global Note (ISIN No.                     ; Common Code                     ).

In connection with such request, and in respect of such Notes the Transferor does hereby certify that such Notes are being transferred in accordance with the transfer restrictions set forth in the Notes and that:

CHECK ONE BOX BELOW:

☐:	the Transferor is relying on Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”) for exemption from such Act’s registration requirements; it is transferring such Notes to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A that purchases for its own account, or for the account of a qualified institutional buyer, and to whom the Transferor has given notice that the transfer is made in reliance on Rule 144A and the transfer is being made in accordance with any applicable securities laws of any state of the United States; or

☐:	the Transferor is relying on an exemption other than Rule 144A from the registration requirements of the Securities Act, subject to the Issuer’s and the Trustee’s right prior to any such offer, sale or transfer to require the delivery of an Opinion of Counsel, certification and/or other information satisfactory to each of them.

You, the Issuer, any Subsidiary Guarantors and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Name of Transferor]

By:

Name:

Title:

Date:

cc:	●
Attn:	●

EXHIBIT D

SECURITY DOCUMENTS

Amendment to Security Deposit Deed between Invitel ZRt and BNP Paribas Trust Corporation UK Limited (re. shares of Invitel ZRt);

Amendment to Security Deposit Deed between Magyar Telecom B.V. and BNP Paribas Trust Corporation UK Limited (re. shares of Invitel ZRt);

Amendment to Security Deposit Deed between Invitel ZRt and BNP Paribas Trust Corporation UK Limited (re. shares of V-holding);

Amendment to Security Deposit Deed between Magyar Telecom B.V. and BNP Paribas Trust Corporation UK Limited (re. shares of V-holding);

Amendment to Security Deposit Deed between Invitel ZRt and BNP Paribas Trust Corporation UK Limited (re. shares of Euroweb Hungary);

Security Deposit Deed between HTCC, Magyar Telecom B.V. and BNP Paribas Trust Corporation UK Limited (re. shares of Hungarotel);

(Fourth Ranking Dutch) Deed of Pledge of Shares between Magyar Telecom B.V., Matel Holdings and BNP Paribas Trust Corporation UK Limited (re. shares of Magyar Telecom);

Third and Fourth Ranking Disclosed Pledge of Intra Group Rights and Claims between Magyar Telecom B.V. and BNP Paribas Trust Corporation UK Limited (re. HY Funding Loan and FRN Funding Loans);

Second Ranking Romanian Share Pledge between BNP Paribas Trust Corporation UK Limited and Invitel ZRt (re. shares in Euroweb Romania) and amendment to existing Romanian Share Pledge; and

Business Quota Pledge between HTCC, Magyar Telecom B.V. and BNP Paribas Trust Corporation UK Limited (re. shares of Pantel and Pantel Technocom).

EXHIBIT E

FORM OF SUPPLEMENTAL INDENTURE